                                                              424(b)(3)
                                                              File No. 333-42151


                              BOC FINANCIAL CORP.

                              (HOLDING COMPANY FOR
                        LANDIS SAVINGS BANK, INC., SSB,
                        TO BECOME BANK OF THE CAROLINAS)

                      UP TO 925,750 SHARES OF COMMON STOCK
                                $10.00 PER SHARE

     BOC Financial Corp., a North Carolina corporation (the "Company"), is offering up to 925,750 shares, subject to adjustment, of its common stock, par value $1.00 per share (the "Common Stock"), in connection with the conversion of Landis Savings Bank, SSB, Landis, North Carolina (the "Savings Bank"), from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank to be known as Landis Savings Bank, Inc., SSB (the "Converted Savings Bank") and the issuance of the Converted Savings Bank's capital stock to the Company pursuant to the Savings Bank's Plan of Conversion (the "Plan"). The conversion of the Savings Bank to the Converted Savings Bank, the acquisition of control of the Converted Savings Bank by the Company and the issuance and sale of up to 925,750 shares of Common Stock are collectively referred to herein as the "Stock Conversion." Immediately following completion of the Stock Conversion, the Converted Savings Bank intends to convert from a North Carolina-chartered stock savings bank to a North Carolina commercial bank (the "Bank Conversion") to be known as "Bank of the Carolinas" (the "Commercial Bank"). The Stock Conversion and the Bank Conversion are referred to collectively herein as the "Conversion." (CONTINUED ON FOLLOWING PAGE)

     PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW AND CONSIDER THE DISCUSSION UNDER "RISK FACTORS" BEGINNING ON PAGE 7.

THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
       (THE "FDIC"), THE BANK INSURANCE FUND, (THE "BIF"), THE SAVINGS ASSOCIATION INSURANCE FUND (THE "SAIF"), OR ANY OTHER
         GOVERNMENTAL AGENCY, INVOLVE INVESTMENT RISK, INCLUDING THE
            POSSIBLE LOSS OF PRINCIPAL, AND ARE NOT GUARANTEED BY
                        THE COMPANY OR THE SAVINGS BANK.

THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE ADMINISTRATOR OF THE SAVINGS
    INSTITUTIONS DIVISION OF THE NORTH CAROLINA DEPARTMENT OF COMMERCE
       (THE "ADMINISTRATOR"), THE FDIC, OR ANY STATE SECURITIES
         COMMISSION, NOR HAS THE SEC, THE ADMINISTRATOR, THE FDIC,
            OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                                   ESTIMATED UNDERWRITING
                                                                PURCHASE               DISCOUNTS AND               ESTIMATED
                                                                 PRICE                COMMISSIONS (3)             PROCEEDS (3)
Per Share...........................................             $10.00                      --                      $10.00
Total Minimum (1)...................................           $5,950,000                    --                    $5,950,000
Total Midpoint (1)..................................           $7,000,000                    --                    $7,000,000
Total Maximum (1)...................................           $8,050,000                    --                    $8,050,000
Total Maximum, as adjusted (2)......................           $9,257,500                    --                    $9,257,500

---------------
(1) The number of shares of Common Stock issued in the Stock Conversion is based upon an independent appraisal of the estimated pro forma market value of the Company. As of December 3, 1997, such value was determined to be $7,000,000. The aggregate purchase price of the Common Stock sold in the Stock Conversion must be an amount equal to not less than 15% below and not more than 15% above the estimated pro forma market value of the Company. Consequently, the minimum aggregate purchase price of the shares being offered is $5,950,000 and the maximum is $8,050,000. See "The
    Conversion -- Stock Pricing and Number of Shares to be Issued."

(2) The aggregate purchase price of the shares being offered may be adjusted to reflect an increase in the estimated pro forma market value of the Company occurring subsequent to commencement of the Offerings. The aggregate purchase price may not, however, be increased to an amount exceeding $9,257,500 without a resolicitation of subscribers. See "The
    Conversion -- Stock Pricing and Number of Shares to be Issued."

(3) The accounting, administrative, appraisal, legal, printing, and other costs to be incurred in connection with the Conversion are estimated to be $450,000. In the event a Public Offering (as defined) is held, a sales commission of up to four percent will be paid to William R. Hough & Co. for each share of Common Stock sold in the Public Offering. See "The
    Conversion -- Public Offering."

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 18, 1998

     The shares of the Common Stock are being offered pursuant to nontransferable subscription rights ("Subscription Rights") in the following order of priority: (i) depositors of the Savings Bank as of August 30, 1996 with a $50.00 minimum deposit at that date ("Eligible Account Holders"); (ii) the Company's Employee Stock Ownership Plan (the "ESOP"); (iii) depositors of the Savings Bank with $50.00 or more on deposit as of December 31, 1997 ("Supplemental Eligible Account Holders"); (iv) certain depositors and borrowers as of January 30, 1998 ("Other Members"); and (v) directors, officers, and employees of the Savings Bank. Subscription Rights will be exercisable to purchase Common Stock in a subscription offering to be conducted by the Company (the "Subscription Offering"). Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category. Subscription Rights are not transferable, and persons who attempt to transfer or sell their Subscription Rights may lose the right to subscribe for shares in the Stock Conversion and may be subject to other sanctions and penalties. The Company may offer any shares of Common Stock not subscribed for in the Subscription Offering in a community offering (the "Community Offering") to residents of Cabarrus, Iredell, and Rowan Counties in North Carolina (the "Local Community"), with preference given to natural persons and trusts of natural persons. The Company may, in its absolute discretion, reject orders in the Community Offering in whole or in part. It is anticipated that shares of the Common Stock not otherwise subscribed for in the Subscription and Community Offerings will be offered to members of the general public in a public offering managed on a "best efforts" basis by William R. Hough & Co., a registered broker-dealer (the "Public Offering"). If a Public Offering is conducted, William R. Hough & Co. will act as a sales agent for the sale of Common Stock. William R. Hough & Co. will render no opinion or report with respect to the Public Offering nor has it prepared a fairness opinion as to the terms of the Offering or the prices at which the Common Stock may trade upon completion of the Offering. They will also attend any informational meetings held during the Subscription and Community Offerings to be available to respond to appropriate questions within their realm of expertise as registered broker-dealers. See "The Conversion -- Offering of Common Stock,"
" -- Subscription Rights," " -- Community Offering," and " -- Public Offering."

     The total number of shares to be issued in the Stock Conversion may be significantly increased or decreased to reflect market and financial conditions at the completion of the Stock Conversion. The aggregate purchase price of all shares of Common Stock to be issued in the Stock Conversion will be based on the estimated pro forma market value of the Company, as converted, as determined by an independent appraisal. All shares of the Common Stock will be sold for $10.00 per share (the "Purchase Price"). Except for the ESOP, which intends to purchase eight percent of the total number of shares of Common Stock to be issued in the Stock Conversion, no person, including individuals on a joint account, together with associates or persons acting in concert therewith, may purchase more than 25,000 shares, or $250,000, of Common Stock in the Offerings. No person may purchase fewer than 25 shares.

     The Subscription Offering will expire at 5:00 p.m., Eastern Time, on March 17, 1998, unless extended by the Company for up to an additional 45 days. The Community Offering, if any, may commence without notice at any time after the commencement of the Subscription Offering and may terminate at any time without notice, but may not terminate later than March 17, 1998. Subscription Rights are exercisable by completing and returning to the Savings Bank a stock order form, in the form provided with this Prospectus (the "Stock Order Form"), together with full payment, or appropriate instructions authorizing withdrawal of such an amount from existing accounts at the Savings Bank. An executed Stock Order Form, once received by the Company, may not be modified, amended, or rescinded without the consent of the Company. Subscriptions paid by check, cash, or money order will be held in a separate account at the Savings Bank established specifically for this purpose, and interest will be paid at the Savings Bank's passbook rate from the date payment is received until the Stock Conversion is completed or terminated. In the case of payments to be made through withdrawal from deposit accounts at the Savings Bank, all sums authorized for withdrawal will continue to earn interest at the contract rate until the date of the completion of the Stock Conversion. If the Stock Conversion is not completed within 45 days after the last day of the Subscription Offering (May 1, 1998) and the Administrator consents to an extension of time to complete the Stock Conversion, subscribers will be required to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest, or subscribers will be permitted to modify or cancel their subscriptions. If the Stock Conversion is not completed within such period or extended period, all funds held will be promptly returned together with accrued interest, and all withdrawal authorizations will be terminated. Such extensions may not go beyond September 29, 1999. See "The
Conversion -- Subscriptions for Stock in the Subscription and Community Offerings."

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT WHERE THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO THE "SAVINGS BANK" AND THE "CONVERTED SAVINGS BANK" SHALL BE DEEMED TO BE REFERENCES TO THE "COMMERCIAL BANK" TO THE EXTENT SUCH REFERENCES PERTAIN TO CIRCUMSTANCES THAT WILL EXIST SUBSEQUENT TO THE CONVERSION.

THE COMPANY

     BOC Financial Corp. was incorporated under the laws of the State of North Carolina in December 1997 at the direction of the Board of Directors of the Savings Bank for the purpose of serving as the holding company of the Converted Savings Bank upon its conversion from mutual to stock form, and of the Commercial Bank following the Bank Conversion. The Company has received approval from the Administrator, and has applied for approval from the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), to acquire control of the Converted Savings Bank and its successor, the Commercial Bank, subject to satisfaction of certain conditions. Prior to the Conversion, the Company has not engaged and will not engage in any material operations. Upon consummation of the Conversion, the Company will have no significant assets other than the outstanding capital stock of the Commercial Bank, a portion of the net proceeds of the Stock Conversion, and a note receivable from the ESOP and its principal business will be overseeing and directing the business of the Commercial Bank.

     Following the Conversion, the Company will have capital in excess of the level required to support its current asset size and level of operations. The Company's business plan is to cause the Commercial Bank to pursue a strategy of conservative, long-term growth through competing for loans and deposits in its market area, establishing a new branch office in an adjacent market area, and possibly making selective acquisitions of other financial institutions or branches of other institutions. Except as discussed under the heading "Use of Proceeds," the Boards of Directors of the Company and the Savings Bank currently have no specific plans regarding new branch offices or acquisitions of other financial institutions or their branches.

LANDIS SAVINGS BANK, SSB

     The Savings Bank is a North Carolina-chartered mutual savings bank headquartered in Landis, North Carolina and serving portions of Cabarrus, Iredell, and Rowan Counties in North Carolina. The institution was chartered by the State of North Carolina in 1913 and operated as a state savings and loan association until 1986. The institution received federal insurance of its deposit accounts in 1986, when it converted to a federal savings and loan association under the name "Landis Federal Home Savings and Loan Association." In 1993, the institution converted to a North Carolina-chartered savings bank, at which time it adopted its present name of "Landis Savings Bank, SSB." At September 30, 1997, the Savings Bank had total assets of $24.2 million, total deposits of $19.7 million and retained income, substantially restricted, of $4.4 million.

     Historically, the Savings Bank has operated as a traditional savings institution, emphasizing the origination of loans secured by one- to four-family ("single-family") residences. In connection with its decision to pursue the Conversion, the Board of Directors determined that the Savings Bank's market area is not adequately served by existing financial institutions and that there is an underserved demand for commercial and consumer loan products offered by a truly community-oriented financial institution. As a result, the Board of Directors has determined to refocus the Savings Bank's strategy. Pursuant to this strategy, while continuing to pursue its existing business of originating single-family residential mortgage loans, the Savings Bank will gradually expand into commercial and consumer lending. The Bank Conversion is an integral part of this strategy.

     The Savings Bank is subject to examination and comprehensive regulation by the FDIC and the Administrator, and the Savings Bank's deposits are insured up to applicable limits by the SAIF, which is administered by the FDIC. The Savings Bank is a member of and owns capital stock in the Federal Home Loan Bank ("FHLB") of Atlanta, which is one of 12 regional banks in the FHLB System. The Savings Bank is further subject to regulations of the Federal Reserve Board governing reserves to be maintained and certain other matters. Federal and state regulations significantly affect the operations of the Savings Bank. See "Regulation -- Depository Institution Regulation."

BANK OF THE CAROLINAS

     Upon consummation of the Bank Conversion, the Commercial Bank will succeed to all of the assets and liabilities of the Converted Savings Bank (which, pursuant to the Stock Conversion, will have succeeded to all of the assets and liabilities of the Savings Bank). Following the Conversion, management intends to continue to follow the Savings Bank's strategy of seeking growth opportunities through gradually increasing its portfolio of commercial and consumer loans while continuing to pursue single-family residential mortgage loan origination.

     Following the Bank Conversion, the deposits of the Commercial Bank will continue to be insured by the SAIF and the Commercial Bank will continue to be subject to regulation and supervision by the FDIC. The Commercial Bank will not be subject to regulation and supervision by the Administrator. Rather, the primary regulator of the Commercial Bank will be the North Carolina Banking Commission (the "Commission;" as used herein, the Commission refers to the North Carolina Commission as well as the North Carolina Commissioner of Banks, whose powers are exercised under the supervision of the Commission.) In addition, the Commercial Bank will remain a member of the FHLB of Atlanta. For information regarding regulations applicable to the Converted Savings Bank and the Commercial Bank, see "Regulation."

THE CONVERSION

     The Board of Directors of the Savings Bank adopted the Plan, which provides for both the Stock Conversion and the Bank Conversion, in September 1997. Pursuant to the Stock Conversion, the Savings Bank will convert from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and issue all of its outstanding capital stock to the Company, and the Company will offer and sell shares of Common Stock in the Offerings. Immediately thereafter, pursuant to the Bank Conversion, the Converted Savings Bank will convert to a North Carolina commercial bank.

     The Administrator has approved the Plan, subject to approval by the members of the Savings Bank and satisfaction of certain other conditions. The Administrator has also approved the Company's application to acquire all of the capital stock of the Converted Savings Bank as part of the Stock Conversion. The FDIC has issued a notification that it does not intend to object to the Stock Conversion, subject to the satisfaction of certain conditions. The Administrator and the Commission have conditionally approved the Bank Conversion and the Company has applied to the Federal Reserve Board for approval to own all of the capital stock of the Commercial Bank and thereby become a bank holding company following completion of the Bank Conversion.

     The Conversion is subject to certain conditions, including the prior approval of the Plan at a special meeting of the members of the Savings Bank to be held on March 17, 1998 (the "Special Meeting"). The portion of the net proceeds from the sale of Common Stock in the Stock Conversion to be transferred to the Converted Savings Bank by the Company will substantially increase the Converted Savings Bank's (and, after the Bank Conversion, the Commercial Bank's) capital position, which will in turn increase the amount of funds available for lending and investment and provide greater resources to support operations. The holding company structure will provide greater flexibility than the Commercial Bank alone would have for diversification of business activities and expansion. Management believes that the increase in capital will enable the Commercial Bank to compete more effectively with other types of financial services organizations. In addition, the Conversion will enhance the future access of the Company to the capital markets and will afford depositors of the Savings Bank and others the opportunity to become shareholders of the Company.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

     Federal regulations require that the aggregate purchase price of the Common Stock to be issued in the Stock Conversion be consistent with an independent appraisal of the estimated pro forma market value of the Common Stock following the Stock Conversion. The Meritas Group, Inc. ("Meritas"), a firm experienced in valuing financial institutions, has made an independent appraisal of the estimated aggregate pro forma market value of the Common Stock to be issued in the Stock Conversion. Meritas has determined that as of December 3, 1997 such estimated pro forma market value was $7,000,000. The resulting valuation range in Meritas' appraisal, which under applicable regulations extends 15% below and above the estimated value, is from $5,950,000 to $8,050,000 (the "Estimated Valuation Range"). The Company, in consultation with its advisors, has determined to offer the shares of Common Stock in the Stock Conversion at the Purchase Price of $10.00 per share. Such appraisal is not intended and must not be construed as a recommendation of any kind as to the advisability of purchasing such shares or as any form of assurance that, after the Stock Conversion, such shares may be resold at or above the Purchase Price. The appraisal will be further updated immediately prior to the completion of the Stock Conversion and could be increased to up to $9,257,500 without a resolicitation of subscribers based on market and financial conditions at the completion of the Stock Conversion.

THE SUBSCRIPTION, COMMUNITY, AND PUBLIC OFFERINGS

     The shares of Common Stock to be issued in the Stock Conversion are being offered at the Purchase Price of $10.00 per share in the Subscription Offering pursuant to nontransferable Subscription Rights in the following order of priority:

(i) Eligible Account Holders (depositors whose accounts in the Savings Bank totaled $50.00 or more on August 30, 1996); (ii) the ESOP (the Company's tax-qualified stock benefit plan); (iii) Supplemental Eligible Account Holders (depositors whose accounts in the Savings Bank totaled $50.00 or more on December 31, 1997, other than Eligible Account Holders); (iv) Other Members (certain depositors and borrower members of the Savings Bank as of January 30, 1998 other than Eligible Account Holders and Supplemental Eligible Account Holders); and (v) directors, officers, and employees of the Savings Bank. Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category.

     The Company may offer any shares of Common Stock not subscribed for in the Subscription Offering at the same price in the Community Offering to residents of the Local Community by delivering a copy of this Prospectus and the Stock Order Form to such persons. In the Community Offering, preference will be given to natural persons and trusts of natural persons who are residents of the Local Community. Subscription Rights will expire if not exercised by 5:00 p.m., Eastern Time, on March 17, 1998, unless extended (the "Expiration Date"). The Company and the Savings Bank reserve the absolute right to accept or reject any orders in the Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date.

     It is anticipated that shares of Common Stock not otherwise subscribed for in the Subscription Offering and Community Offering, if any, may be offered at the discretion of the Company to the general public as part of a Public Offering underwritten on a "best efforts" basis by William R. Hough & Co., a registered broker-dealer. See "The Conversion -- Public Offering." The Subscription, Community, and Public Offerings are collectively referred to herein as the "Offerings."

     The Savings Bank has established a Stock Information Center, which will be staffed with specially trained employees of the Savings Bank to coordinate the Offerings, including tabulation of orders and answering questions about the Offerings by telephone. All subscribers will be instructed to mail payment to the Stock Information Center. Payment for shares of Common Stock may be made by cash (if delivered in person), check, or money order or by authorization of withdrawal from deposit accounts maintained with the Savings Bank (without penalty for early withdrawal). Such funds will not be available for withdrawal and will not be released until the Stock Conversion is completed or terminated. See "The Conversion -- Subscriptions for Stock in Subscription and Community Offerings."

NONTRANSFERABILITY OF SUBSCRIPTION RIGHTS

     Applicable regulations of the Administrator provide that prior to the completion of the Stock Conversion, no person shall transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Persons violating such prohibition may lose their right to subscribe for stock in the Stock Conversion. Each person exercising Subscription Rights will be required to certify that his or her purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares.

PURCHASE LIMITATIONS

     No person may purchase fewer than 25 shares in the Offerings. With the exception of the ESOP, no person, including individuals on a joint account, together with associates or persons acting in concert therewith, may purchase more than 25,000 shares, or $250,000, of Common Stock in the Offerings. The Board of Directors may increase or decrease this purchase limitations at any time, subject to any required regulatory approval. In the event of an oversubscription, shares will be allocated as provided in the Plan. See "The Conversion -- Subscription Rights," " -- Community Offering" and " -- Public Offering."

INSIDER PARTICIPATION

     The directors and executive officers of the Savings Bank have indicated their intention to purchase an aggregate of $285,000 of Common Stock (28,500 shares, or 4.07% of the shares to be issued in the Stock Conversion at the midpoint of the Estimated Valuation Range). There is no agreement among the officers and directors and their affiliates regarding their purchases of Common Stock.

POTENTIAL BENEFITS OF CONVERSION TO MANAGEMENT

     THE ESOP. The ESOP intends to purchase an aggregate of eight percent of the shares of Common Stock issued in the Stock Conversion ($560,000 of Common Stock at the midpoint of the Estimated Valuation Range). For additional information, see "Management of the Savings Bank -- Certain Benefit Plans and
Agreements -- Employee Stock Ownership Plan."

     EMPLOYMENT AGREEMENT. The Commercial Bank will enter into a three-year employment agreement with Stephen R. Talbert, the President and Chief Executive Officer. This agreement provides for a base annual salary, fringe benefits, and cash payments in the event of a change in control of the Company. This agreement may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to acquire control of the Company. See "Management of the Savings Bank -- Certain Benefit Plans and Agreements -- Employment Agreement."

     OPTION PLANS. Following consummation of the Stock Conversion, the Company intends to submit for shareholder consideration two stock option plans for the benefit of the directors, officers, and key employees of the Company and its subsidiaries (the "Option Plans"), pursuant to which the Company intends to reserve a number of authorized but unissued shares of Common Stock equal to an aggregate of 10% of the Common Stock issued in the Stock Conversion (70,000 shares at the midpoint of the Estimated Valuation Range) for issuance pursuant to stock options. No consideration has been given to the amount of shares to be granted to any person under the Option Plans. However, although no specific award determinations have been made, if the Option Plans are implemented within one year following completion of the Stock Conversion, no officer or employee will receive options covering more than 25% of the shares reserved for issuance under the Option Plans, and directors who are not employees of the Company will not receive options individually exceeding 5% of the shares available under the Option Plans or 30% in the aggregate. The value of any options granted under the Option Plans will be based on the increase, if any, in the market value of the Common Stock compared to the exercise price of the options. The exercise price of any options granted under the Option Plans will be not less than fair market value on the date of grant. All awards under the Option Plans are expected to vest over a period of time at a rate not greater than 20% per year. The Company currently intends to submit the Option Plans to shareholders at a meeting to be held not earlier than six months after the Stock Conversion. See "Management of the Savings Bank -- Certain Benefit Plans and Agreements -- Stock Option Plans."

     MANAGEMENT RECOGNITION PLAN. Following consummation of the Stock Conversion, the Company intends to submit for shareholder consideration a Management Recognition Plan for the benefit of the directors, officers, and key employees of the Company and its subsidiaries (the "MRP"). It is expected that the MRP will be submitted to shareholders for approval at the same time as the Option Plans. At any time following consummation of the Stock Conversion, the MRP is expected to purchase a number of shares of Common Stock either from the Company or in the open market equal to an aggregate of four percent of the Common Stock issued in the Stock Conversion (28,000 shares at the midpoint of the Estimated Valuation Range). Whether such shares purchased will be purchased in the open market or newly issued by the Company, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company. No consideration has been given to the number of shares to be awarded to any person under the MRP. However, although no specific award determinations have been made, if the MRP is implemented within one year following completion of the Stock Conversion, no officer or employee will receive more than 25% of the shares of the MRP and directors who are not employees of the Company shall not receive more than 5% of the stock individually, or 30% in the aggregate, of the MRP. The actual value of any awards made under the MRP will depend upon, among other factors, the market value of the Common Stock at the time of award. At the midpoint of the Estimated Valuation Range, the reduction to shareholders' equity to fund the MRP would be $280,000, assuming purchases were made at the $10.00 per share Purchase Price. All awards under the MRP are expected to be payable over a period of time, at a rate not greater than 20% per year. See "Management of the Savings
Bank -- Certain Benefit Plans and Agreements -- Management Recognition Plan."

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES

     To ensure that each subscriber receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date. Execution of a Stock Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock Order Forms will be distributed only with a Prospectus. The executed Stock Order Form must be accompanied by payment by check, money order, bank draft, or withdrawal authorization to an existing account at the Savings Bank. No photocopies or faxes of Stock Order Forms or payments by wire transfer will be accepted.

     To ensure that holders of Subscription Rights are properly identified as to their stock purchase priorities, as well as for purposes of allocating shares based on subscribers' deposit balances in the event of an oversubscription, such persons must list all of their deposit accounts at the Savings Bank on the Stock Order Form. Failure to list all such deposit accounts may result in the inability of the Company to fill all or part of a subscription order. Neither the Company, the Savings Bank, nor any of their agents shall be responsible for any order on which all deposit accounts of the subscriber have not been fully and accurately disclosed.

USE OF PROCEEDS

     The amount of proceeds from the sale of the Common Stock in the Stock Conversion will depend upon the total number of shares actually sold in the Offerings and the actual expenses of the Conversion. As a result, the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. Based on the sale of $7,000,000 of Common Stock in the Subscription and Community Offerings at the midpoint of the Estimated Valuation Range, the net proceeds are estimated to be approximately $6,550,000 after deduction for $450,000 in estimated expenses. The Company will use approximately 83% of the net proceeds after deducting the principal amount of the loan to be made to the ESOP to purchase all of the capital stock of the Converted Savings Bank. The Converted Savings Bank will use approximately $1,800,000 of the proceeds received from the Company in exchange for its capital stock to purchase land and construct a building for a new branch office.

     Assuming the sale of 700,000 shares of the Common Stock at the midpoint of the Estimated Valuation Range and the purchase of eight percent of such shares by the ESOP, the Converted Savings Bank would receive $5,000,000 in cash for all of its capital stock, and the Company would retain approximately $990,000 in cash and $560,000 in the form of a note receivable from the ESOP. The ESOP note receivable will be for a ten-year term and carry an interest rate equal to the prime rate as published in the Money Rates column of THE WALL STREET JOURNAL, adjusted on an annual basis. The proceeds retained by the Company after funding the ESOP initially will be invested in short-term and intermediate-term securities. Also, such proceeds will be available for a variety of corporate purposes, including funding the MRP, if the MRP is implemented, future acquisitions and diversification of business, additional capital contributions to the Commercial Bank, dividends to shareholders, and future repurchases of the Common Stock to the extent permitted by applicable regulations. The Company currently has no specific plans, intentions, arrangements, or understandings regarding any acquisitions or stock repurchases and does not contemplate any such acquisitions or repurchases within the twelve months following the Conversion. In addition, such funds will be available to be loaned to the Commercial Bank, if necessary in the event and to the extent loan growth exceeds deposit growth or for other corporate purposes. A portion of the net proceeds may be used to acquire shares of Common Stock pursuant to the MRP. See "Management of the Savings Bank -- Certain Benefit Plans and
Agreements -- Management Recognition Plan."

MARKET FOR THE COMMON STOCK

     The Company, as a newly organized company, has never issued capital stock, and consequently there is no established market for the Common Stock. Management anticipates that the Common Stock will quoted in the OTC Bulletin Board Service operated by the National Association of Securities Dealers, Inc. (the "NASD"). No assurance can be given that an active and liquid market for the Common Stock will develop after the Conversion. See "Market for the Common Stock."

DIVIDENDS

     Subject to regulatory and other considerations, the Company intends to establish a semi-annual cash dividend following the Conversion at an initial rate of $0.20 per share (an annual rate of $0.40 per share, or four percent based on the $10.00 per share Purchase Price), commencing during the first six months subsequent to the Conversion. However, declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities available to the Company, capital requirements, regulatory limitations, including the liquidation account, the Company's financial condition and results of operations, tax considerations, and general economic conditions. No assurance can be given that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. See "Dividend Policy."

RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors.

       SELECTED FINANCIAL INFORMATION AND OTHER DATA OF THE SAVINGS BANK

     The following summary of selected financial data of the Savings Bank does not purport to be complete and is qualified in its entirety by reference to the detailed information and financial statements and accompanying notes appearing elsewhere in this Prospectus. Selected financial data at September 30, 1997 and 1996 and for the nine months ended September 30, 1997 and 1996 have been derived from unaudited financial statements. In the opinion of management, such information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the selected financial data. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results which may be expected for any other period.

                                                                                       AT OR FOR THE         AT OR FOR THE
                                                                                     NINE MONTHS ENDED         YEAR ENDED
                                                                                       SEPTEMBER 30,          DECEMBER 31,
                                                                                     ------------------    ------------------
                                                                                      1997       1996       1996       1995
                                                                                     -------    -------    -------    -------
                                                                                                  (IN THOUSANDS)
FINANCIAL CONDITION DATA:
  Total assets....................................................................   $24,234    $22,470    $22,661    $20,094
  Investments (1).................................................................     5,097      2,539      3,026      2,278
  Loans receivable................................................................    18,641     18,458     18,917     17,308
  Deposits........................................................................    19,701     18,077     18,322     15,846
  Retained earnings...............................................................     4,395      4,262      4,312      4,206
OPERATING DATA:
  Interest income.................................................................   $ 1,312    $ 1,193    $ 1,610    $ 1,510
  Interest expense................................................................       732        609        841        723
                                                                                     -------    -------    -------    -------
     Net interest income..........................................................       580        584        769        787
  Provision for loan losses.......................................................        22          4          6          1
                                                                                     -------    -------    -------    -------
     Net interest income after
       provision for loan losses..................................................       558        580        763        786
  Noninterest income..............................................................         4          5          8          2
  Noninterest expense (2).........................................................       453        488        609        509
                                                                                     -------    -------    -------    -------
     Income before income taxes...................................................       109         97        162        279
  Income tax expense..............................................................        31         30         50        101
                                                                                     -------    -------    -------    -------
     Net income...................................................................   $    78    $    67    $   112    $   178
                                                                                     -------    -------    -------    -------
                                                                                     -------    -------    -------    -------
SELECTED OTHER DATA:
  PERFORMANCE RATIOS: (3)
     Return on average assets.....................................................      0.44%      0.42%      0.52%      0.90%
     Return on average retained earnings..........................................      2.37%      2.11%      2.64%      4.30%
     Average retained earnings to average assets..................................     18.61%     20.15%     19.86%     20.83%
     Interest rate spread.........................................................      2.50%      2.96%      2.84%      3.20%
     Net yield on average interest-earning assets.................................      3.37%      3.83%      3.71%      4.07%
     Average interest-earning assets to average interest-bearing liabilities......    120.21%    121.84%    121.53%    123.41%
     Ratio of noninterest expense to average total assets.........................      2.57%      3.09%      2.85%      2.56%
  ASSET QUALITY RATIOS:
     Nonperforming assets to total assets.........................................      0.19%      0.04%      0.02%        --
     Loan loss reserves to nonperforming loans at period end......................     63.83%     60.00%    160.00%        --
  NUMBER OF:
     Outstanding loans............................................................       503        506        507        501
     Deposit accounts.............................................................     1,476      1,496      1,479      1,455
     Full-service offices open....................................................         1          1          1          1

---------------

(1) Includes interest-bearing deposits, federal funds sold, FHLB stock and investment securities.

(2) For the year ended December 31, 1996, noninterest expense includes a special assessment of $101,142 which was paid to recapitalize the SAIF.

(3) Amounts for the nine months ended September 30,1997 and 1996 are annualized.

                                  RISK FACTORS

     Before investing in the shares of the Common Stock offered by this Prospectus, prospective investors should carefully consider the matters presented below.

ANTICIPATED LOW RETURN ON EQUITY FOLLOWING CONVERSION

     At September 30, 1997, the Savings Bank's ratio of average retained income to total assets was 18.1%. On a pro forma basis, assuming the sale of the midpoint of 700,000 shares of Common Stock in the Stock Conversion at the beginning of the year, the Company's ratio of shareholders' equity to total assets would have been 33.9%. With such a high capital position as a result of the Stock Conversion, it is doubtful that the Company will be able to quickly deploy the capital raised in the Stock Conversion by increasing its deposits and loans and thereby generate earnings to support its high level of capital, and, as a result, it is expected that the Company's return on equity initially will be lower than historical levels and will be below industry norms.

     The Board of Directors of the Savings Bank has approved the development of a branch office in a new, but contiguous, market area to promote growth of the institution. There are substantial direct costs, currently estimated at approximately $1,800,000, that will be involved in acquiring the land and building and equiping the branch. These funds will not be available to invest in earning assets as they are disbursed for the branch. Further, there are additional costs to new branches, including hiring and training personnel, that may prevent the branch from attaining profitability for one to five years. These factors will contribute to a low profitability and return on equity for such period.

     Moreover, as a result of the Conversion, expenses will increase because of compensation costs related to the establishment of the ESOP, MRP, and the expenses associated with being a public company. Because of the increases in equity and expenses related to the Conversion, the return on equity is likely to decrease significantly as compared to performance in previous years. In addition to the branch costs and other expenses, the Company and the Commercial Bank may, on an interim basis, invest in U.S. government securities and federal agency securities which generally have lower yields than residential mortgage loans. See "Use of Proceeds."

RISKS RELATED TO COMMERCIAL AND CONSUMER LENDING

     Historically, the Savings Bank has operated as a traditional savings institution, emphasizing the origination of loans secured by single-family residences. In connection with its decision to pursue the Conversion, the Board of Directors has determined that the Savings Bank's current and potential market areas are not adequately served by existing financial institutions and that there is demand for commercial and consumer loan products offered by a truly community oriented financial institution. As a result, the Board of Directors has determined to refocus the Savings Bank's strategy. Pursuant to this strategy, while continuing to pursue its existing business of originating single-family residential mortgage loans, the Savings Bank will gradually expand into commercial and consumer lending. In furtherance of this strategy, the institution may recruit experienced commercial and consumer lending officers and develop new commercial and consumer loan products. The Bank Conversion is an integral part of this strategy.

     While commercial and consumer loans are generally more interest rate sensitive and carry higher yields than do residential mortgage loans, they generally carry a higher degree of credit risk than residential mortgage loans. Consequently, the diversification of the Savings Bank's loan portfolio may alter its risk profile. Moreover, provisions for loan losses may increase in the future as the institution begins to increase its portfolio of commercial and consumer loans.

     Commercial business loans are often larger and may involve greater risk than other types of lending. Because payments on such loans are often dependent on successful operation of the business involved, repayment of such loans may be subject to a greater extent to adverse conditions in the economy. The institution will seek to minimize these risks through underwriting guidelines, which may require certain safeguards, such as that the loan be supported by adequate cash flow of the borrower, profitability of the business, collateral, and personal guarantees of the individuals involved in the business. In addition, this type of lending generally will be limited to the institution's market area and to borrowers with whom management has prior experience or who are otherwise well known to management.

     Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans which are unsecured or secured by rapidly depreciable assets. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss, or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by events such as job loss, divorce, illness, or personal bankruptcy. See "Business of the Savings Bank -- Lending Activities -- Consumer Lending."

UNCERTAINTY AS TO EXISTENCE OF GROWTH OPPORTUNITIES

     In order to fully deploy post-Stock Conversion capital, the Commercial Bank intends to establish one new branch office in a new, but contiguous market area and may seek to expand into other suitable market areas by either establishing one or more additional branches or by acquiring another financial institution or branches of another financial institution. The ability to expand internally by establishing new branch offices is dependent on its ability to identify advantageous locations and generate new deposits and loans from those locations that will create an acceptable level of net income. At the same time, the ability to grow through selective acquisitions of other financial institutions or branches of such institutions is dependent on successfully identifying, acquiring, and integrating such institutions or branches. There can be no assurance regarding the success of the new branch office or that the Commercial Bank will be able to generate internal growth or to identify attractive acquisition candidates, acquire such candidates on favorable terms, or successfully integrate any acquired institutions or branches into its operations.

EFFECT ON OPERATIONS OF DEPENDENCE ON PRIMARY MARKET AREA

     The Savings Bank's primary market area consists of the communities in a seven-mile radius around its office in Landis, North Carolina. This area includes portions of Cabarrus, Iredell, and Rowan Counties. As of September 30, 1997, management estimates that more than 75% of its deposits and loans originated from within its primary market area. Because of the Savings Bank's concentration of business activities in its primary market area, its financial condition and results of operations will depend upon economic conditions in the area.

STRONG COMPETITION WITHIN THE MARKET AREA

     Competition in the banking and financial services industry is intense. In its market area, the Savings Bank competes with commercial banks, savings institutions, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than the Savings Bank, more experienced commercial and consumer lending officers, and may offer certain services that the Savings Bank does not or cannot provide. The profitability of the Savings Bank depends upon its continued ability to successfully compete in its market area. See "Business of the Savings Bank -- Competition."

POTENTIALLY ADVERSE IMPACT OF INTEREST RATES AND ECONOMIC CONDITIONS

     The results of operations of the Savings Bank are materially affected by general economic conditions, the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. The results of operations of the Savings Bank depend to a large extent on its level of "net interest income," which is the difference between interest income on interest-earning assets, such as loans, and investment securities, and interest expense on interest-bearing liabilities, such as savings deposits and borrowings. Consequently, the Savings Bank's results of operations are particularly sensitive to interest rate fluctuations and, accordingly, a sustained increase in market interest rates could adversely affect the institution's earnings.

     General economic conditions also affect the credit quality of the Savings Bank's assets. During periods of adverse economic conditions and depending on the extent to which the income and assets of the borrowers are affected by the declining economic conditions, the ability of the Savings Bank's borrowers to repay loans may be affected. Prevailing economic conditions particularly affect commercial and consumer loans. See " -- Risks Related to Commercial Business and Consumer Lending," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management" and " -- Interest Rate Sensitivity Analysis" and "Business of the Savings Bank -- Lending Activities."

CERTAIN ANTI-TAKEOVER PROVISIONS IN THE ARTICLES OF INCORPORATION AND BYLAWS

     The Company's Articles of Incorporation and Bylaws contain certain provisions that could discourage nonnegotiated takeover attempts that certain shareholders might deem to be in their interests or through which shareholders might otherwise receive a premium for their shares over the then current market price and that may tend to perpetuate existing management. These provisions include: supermajority provisions for the approval of certain business combinations; the prohibition of cumulative voting by shareholders in the election of directors as permitted under North Carolina law; certain provisions relating to meetings of shareholders; restrictions on the acquisition of the Company's equity securities; and provisions allowing the Board of Directors to consider nonmonetary factors in evaluating a business combination or a tender or exchange offer. The provisions in the Company's Articles of Incorporation requiring a supermajority vote for the approval of certain business combinations and containing restrictions on acquisitions of the Company's equity securities provide that the supermajority voting requirements or acquisition restrictions do not apply to business combinations or acquisitions meeting specified Board of Directors approval requirements. The Company's Articles of Incorporation also authorize the issuance of 1,000,000 shares of preferred stock as well as additional shares of Common Stock up to a total of 9,000,000 outstanding shares. These shares could be issued without shareholder approval on terms or in circumstances that could deter a future takeover attempt.

     In addition, North Carolina law provides for certain restrictions on acquisition of the Company, and federal and North Carolina laws contain various restrictions on acquisitions of control of savings institutions, banks, and their holding companies, particularly during the period following a conversion to stock form.

     The Company's Articles of Incorporation and Bylaws and statutory provisions, as well as certain other provisions of state and federal law and certain provisions in the Company's employee benefit plans and the employment agreement with Mr. Talbert, may have the effect of discouraging or preventing a future takeover attempt in which shareholders of the Company otherwise might receive a substantial premium for their shares over then current market prices. For a detailed discussion of those provisions, see "Management of the Savings Bank -- Certain Benefit Plans and Agreements," "Description of Capital Stock," "Certain Restrictions on Acquisition" and "Certain Anti-Takeover Provisions."

POTENTIAL IMPACT ON VOTING CONTROL OF PURCHASES BY MANAGEMENT

     As a result of the level of Common Stock expected to be owned by management subsequent to the Stock Conversion as a result of individual purchases, as well as purchases by the MRP and the Option Plans and allocations under the ESOP, management could benefit from certain statutory and regulatory provisions, as well as certain provisions in the Company's Articles of Incorporation and Bylaws, that may tend to promote the continuity of existing management. Specifically, it is currently expected that directors and executive officers will subscribe for approximately 28,500 shares, or 4.07 percent, of the Common Stock (assuming the sale of 700,000 shares at the midpoint of the Estimated Valuation Range). The ESOP's purchase of 56,000 shares, or eight percent, of the Common Stock issued in the Stock Conversion and the MRP's expected purchase of 28,000 shares, or four percent, of the Common Stock could increase the estimated percentage of the Common Stock management will initially control to 16.07% of all shares outstanding (assuming the sale of 700,000 shares at the midpoint of the Estimated Valuation Range and assuming the shares purchased by the MRP are purchased in the open market). If all of the options currently expected to be available for grant under the Option Plans (options for 35,000 shares at the midpoint of the Estimated Valuation Range) were exercised (which is not anticipated), the percentage of shares controlled by such persons would be 20.06% of the total number of shares of Common Stock outstanding. Management will thus have a substantial interest in the Company and could, if each member of management were to act consistently with each other, have significant influence over the outcome of any shareholder vote requiring a majority or supermajority vote and in the election of directors. Management might thus have the power to influence the authorization of actions that may be viewed as contrary to the best interests of non-affiliated holders of the Common Stock. See "Management of the Savings Bank -- Certain Benefit Plans and Agreements," "The Conversion -- Regulatory Restrictions on Acquisition of the Common Stock," "Certain Restrictions on Acquisition," "Certain Anti-Takeover Provisions," and
" -- Stock Purchases by Management."

EFFECT OF REGULATORY CHANGES ON OPERATIONS

     The Savings Bank is subject to extensive regulation, supervision, and examination by the Administrator and the FDIC. Such regulation and supervision establishes a comprehensive framework of activities in which a savings institution may engage and is intended primarily for the protection of depositors and the SAIF, which is administered by the FDIC. Following the Conversion, the Commercial Bank will be subject to the regulation and supervision of the Commission and the FDIC, and the Company will be subject to regulation and supervision by the Federal Reserve Board. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities. Any change in such regulation, whether by the Commission, the FDIC, the Federal Reserve Board, or the U.S. Congress, could have a significant impact on the Commercial Bank and its operations. See "Regulation."

VALUATION NOT INDICATIVE OF FUTURE PRICE OF COMMON STOCK

     The final aggregate purchase price of the Common Stock in the Stock Conversion will be based upon an independent appraisal. Such valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares of Common Stock. Because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares of Common Stock in the Stock Conversion will thereafter be able to sell such shares at or above the Purchase Price. See "The
Conversion -- Stock Pricing and Number of Shares to be Issued."

POSSIBLE NEGATIVE INCOME TAX CONSEQUENCES OF DISTRIBUTION OF SUBSCRIPTION RIGHTS

     If the Subscription Rights granted to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, and directors, officers, and employees of the Savings Bank are deemed to have an ascertainable value, the receipt of such rights would be taxable to recipients who exercise the Subscription Rights in an amount equal to such value, and the Savings Bank could recognize a gain on such distribution. Whether the Subscription Rights are considered to have ascertainable value is an inherently factual determination. The Savings Bank has received an opinion of Meritas that such rights have no value. The opinion of Meritas is not binding on the Internal Revenue Service (the "IRS"). See "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Savings Bank -- Tax Effects."

POSSIBLE DILUTIVE EFFECT OF MRP AND STOCK OPTIONS

     It is expected that following the consummation of the Stock Conversion, the Company will adopt the Option Plans and the MRP, all of which would be subject to shareholder approval, and that such plans would be considered and voted upon at a meeting of the Company's shareholders to be held not less than six months after the Stock Conversion. Under the MRP, employees and directors could be awarded an aggregate amount of Common Stock equal to four percent of the shares issued in the Stock Conversion, and under the Option Plans, employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Stock Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. Under the MRP and Option Plans, the shares issued to directors and employees could be newly issued shares or shares purchased in the open market. In the event the shares issued under the MRP and the Option Plans consist of newly issued shares of Common Stock, the interests of existing shareholders would be diluted. If the shares to fund the MRP and Option Plans are assumed to come from newly issued shares purchased directly from the Company, and further assuming that all options granted under the Option Plan are exercised, existing shareholders' ownership interests will be diluted by 12.3%. At the midpoint of the Estimated Valuation Range, if all shares under the MRP and the Option Plans were newly issued and the exercise price for the option shares were equal to the Purchase Price per share in the Stock Conversion, the number of outstanding shares of Common Stock would increase from 700,000 to 798,000, pro forma shareholders' equity per share of the outstanding Common Stock at September 30, 1997 would have been $13.89, compared with $14.84 without such plans, and pro forma net income per share of the outstanding Common Stock for the year ended December 31, 1996 would have been $.28, compared with $.35 without such plans. See "Pro Forma Data" and "Management of the Savings Bank -- Certain Benefit Plans and Agreements -- Management Recognition Plan" and " -- Stock Option Plans."

POTENTIAL COST OF THE ESOP AND MRP

     It is anticipated that the ESOP will purchase eight percent of the Common Stock sold in the Stock Conversion with funds borrowed from the Company. The cost of acquiring the ESOP shares will be $560,000, at the midpoint of the Estimated Valuation Range. In addition, it is possible that, following the Stock Conversion, and subject to regulatory and shareholder approval, the Company will implement the MRP, under which employees and directors could be awarded (at no cost to them) an aggregate amount of Common Stock equal to four percent of the shares issued in the Stock Conversion. Such shares could be newly issued shares or shares purchased in the open market. If the shares to be awarded under the MRP are purchased in the open market, shareholders' equity would be reduced by the cost of such shares. Such shares could be newly issued shares or shares purchased in the open market. If the shares to be awarded under the MRP are purchased in the open market, shareholders' equity would be reduced by the cost of such shares. Assuming the sale in the Stock Conversion of 700,000 shares of Common Stock at the midpoint of the Estimated Valuation Range, and further assuming the shares of Common Stock to be awarded under the MRP are purchased in the open market at the Purchase Price of $10.00 per share, the award by the MRP of 28,000 shares of Common Stock would result in a reduction in shareholders' equity of $280,000.

ESOP COMPENSATION EXPENSE

     Under American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans," an employer is required to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. If shares of

Common Stock appreciate in value over time, the adoption of SOP 93-6 may increase compensation expense relating to the ESOP to be established in connection with the Stock Conversion as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. It is impossible to determine at this time the extent of such impact on future net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of New Accounting Standards -- Accounting for Employee Stock Ownership Plans."

ABSENCE OF MARKET FOR COMMON STOCK

     The Company and the Savings Bank have never issued capital stock. Management anticipates that the Common Stock will be quoted in the OTC Bulletin Board Service operated by the NASD. The trading markets for securities quoted in the OTC Bulletin Board Service typically lack the depth, liquidity, and orderliness necessary to maintain an active market in the trading of such securities. William R. Hough & Co. has advised the Company that it will act as a market maker for the Common Stock subsequent to the Conversion, but is not obligated to do so. In addition, William R. Hough & Co. and the Company will seek to encourage and assist other broker-dealers to make a market in the Common Stock. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company nor assured by inclusion of the Common Stock in the OTC Bulletin Board Service. Because there can be no assurance that buyers and sellers of the Common Stock can be readily matched, investors should consider the potential illiquid and long-term nature of an investment in the Common Stock. There can be no assurance that an active and liquid trading market for the Common Stock will develop, or once developed, will continue, nor any assurance that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. The absence of a liquid and active trading market, or the discontinuance thereof, may have an adverse effect on both the price and the liquidity of the Common Stock. See "Market for the Common Stock."

RISK OF LOSS OF PRINCIPAL

     The shares of Common Stock offered by this Prospectus are not savings accounts or deposits and are not insured or guaranteed by the FDIC, the SAIF, or any other governmental agency, and involve investment risk, including the possible loss of principal.

PREPONDERANCE OF FIXED-RATE RESIDENTIAL LOANS

     At September 30, 1997, the Savings Bank's gross loan portfolio consisted of $11.3 million (59.94%) of fixed-rate mortgage loans. Such loans are typically extended for terms of 15 to 30 years. In a period of rising interest rates such loans could have an adverse impact which could be material, if sustained for a significant period of time, on the financial condition of the Savings Bank should the aggregate cost of funds significantly exceed the aggregate interest yield on such loans.

                                USE OF PROCEEDS

     The amount of proceeds from the sale of the Common Stock in the Stock Conversion will depend upon the total number of shares actually sold in the Offerings and the actual expenses of the Conversion. As a result, the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. It is presently estimated that the net proceeds from the Offerings will be between $5,500,000 and $7,600,000, based on the current Estimated Valuation Range, after deduction for $450,000 in estimated expenses. The independent appraisal on which the aggregate purchase price of the Common Stock is based will be updated immediately prior to completion of the Stock Conversion. Such update could cause the appraisal and the aggregate purchase price of the Common Stock to be increased to $9,257,500 without a resolicitation of subscribers, resulting in estimated net proceeds of $8,807,500. The Company has received regulatory approval from the Administrator to purchase all of the capital stock of the Converted Savings Bank to be issued in the Stock Conversion in exchange for approximately 83% of the net proceeds after deducting the cost of the ESOP loan. Based on the sale of 700,000 shares of Common Stock at the midpoint of the Estimated Valuation Range and assuming the purchase of eight percent of the shares to be issued in the Stock Conversion by the ESOP, the Savings Bank would receive approximately $5,000,000 in cash, and the Company would retain approximately $990,000 in cash and $560,000 in the form of a note receivable from the ESOP. The ESOP note receivable will be for a ten-year term and carry an interest rate equal to the prime rate as published in The Money Rates Column of THE WALL STREET JOURNAL, adjusted on an annual basis.

     The proceeds retained by the Company, after funding the ESOP, initially will be invested in short-term and intermediate-term securities including cash and cash equivalents and U.S. government and agency obligations. Such proceeds will be available for a variety of corporate purposes, including funding the MRP, if implemented, future acquisitions and diversification of business, additional capital contributions, dividends to shareholders, and future repurchases of the Common Stock to the extent permitted by applicable regulations. Approximately $1,800,000 of the proceeds to be transferred to the Converted Savings Bank will be used to purchase land and construct a building for a new branch office. The Company and the Savings Bank currently have no other specific plans, intentions, arrangements, or understandings regarding acquisitions, branch purchases, capital contributions, or stock repurchases and does not contemplate any such acquisitions or stock repurchases within the twelve months following the Conversion. In addition, proceeds retained by the Company will be available to be loaned to the Commercial Bank if necessary in the event and to the extent loan growth exceeds deposit growth or for other corporate purposes. Subject to regulatory and other considerations, the Company intends to establish a semi-annual cash dividend following the Conversion at an initial rate of approximately $0.20 per share (an annual rate of $0.40 per share, or four percent, based on the $10.00 per share Purchase Price), commencing during the first six months subsequent to the Stock Conversion. See "Dividend Policy." Due to the limited nature of the Company's business activities, the Company believes that the net proceeds retained after the Stock Conversion, earnings on such proceeds and payments on the ESOP note receivable will be adequate to meet the Company's financial needs until dividends are paid by the Commercial Bank; however, no assurance can be given that the Company will not have a need for additional funds in the future. For additional information, see "Regulation -- Depository Institution Regulation -- Dividend Restrictions." A portion of the net proceeds may be used to acquire shares of Common Stock pursuant to the MRP if the MRP is implemented. See "Management of the Savings Bank -- Certain Benefit Plans and Agreements -- Stock Option Plans" and
" -- Management Recognition Plan."

                                DIVIDEND POLICY

     The payment of cash dividends on the Common Stock will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital, and financial condition of the Company, industry trends, and general economic conditions justify the payment of dividends. Subject to regulatory and other considerations, the Company intends to establish a semi-annual cash dividend following the Conversion at a rate of $0.20 per share (an annual rate of $0.40 per share, or four percent, based on the $10.00 per share Purchase Price), commencing during the first six months subsequent to the Stock Conversion. In addition, the Board of Directors may determine, from time to time, that it is prudent to pay special nonrecurring cash dividends in addition to or in lieu of regular cash dividends. Such special dividends will depend on the financial performance of the Savings Bank and take into account its capital position with the intention of the Board of Directors to keep the Savings Bank in a "well-capitalized" position. No special dividend is presently contemplated and it is unlikely that any special dividend will be paid within the first year of the Conversion. The FDIC will be given prior notice of any such special dividend.

     This policy will be periodically reviewed by the Board of Directors of the Company. Because the Company initially will have no other significant sources of income, the payment of dividends by the Company will depend in part upon (i) the amount of the net proceeds from the Stock Conversion retained by the Company;
(ii) the Company's earnings on such
proceeds; and (iii) the receipt of dividends from the Commercial Bank, which are subject to various tax and regulatory restrictions. Dividend payments by the Company are subject to regulatory restrictions under Federal Reserve Board policy as well as to limitations under applicable provisions of North Carolina corporate law. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality, and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized." See "Regulation -- Regulation of the Company Following the Bank Conversion -- Dividends." Under North Carolina law, no distribution (by dividend or share repurchase) can be made if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount required to satisfy the liquidation preferences of any senior securities. See
"Regulation -- Depository Institution Regulation -- Dividend Restrictions."

     As noted above, the Company will purchase all of the capital stock of the Converted Savings Bank to be issued in the Stock Conversion in exchange for approximately 83% of the net proceeds from the sale of the Common Stock in the Stock Conversion after deducting the cost of the ESOP loan (calculated at the mid-point of the Estimated Valuation Range). Subject to the provisions of North Carolina law noted above, the full amount retained by the Company less amounts required to fund the ESOP in the Stock Conversion will be available for the payment of dividends.

                          MARKET FOR THE COMMON STOCK

     The Company has never issued capital stock to the public. Consequently, there is no established market for the Common Stock. Management anticipates that the Common Stock will be quoted in the OTC Bulletin Board Service operated by the NASD. The trading markets for securities quoted in the OTC Bulletin Board Service typically lack the depth, liquidity, and orderliness necessary to maintain an active market in the trading of such securities. William R. Hough & Co. has advised the Company that it will act as a market maker for the Common Stock, but is not obligated to do so. In addition, William R. Hough & Co. and the Company will seek to encourage and assist other broker-dealers to make a market in the Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. It is impossible to ascertain whether other broker-dealers will make a market in the Common Stock. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company nor assured by inclusion of the Common Stock in the OTC Bulletin Board Service. Accordingly, the number of active buyers and sellers of the Common Stock at any particular time may be limited. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares and should not view the Common Stock as a short-term investment.

                                 CAPITALIZATION

     The following table sets forth information regarding the historical capitalization, including deposits, of the Savings Bank at September 30, 1997 and the pro forma consolidated capitalization of the Company giving effect to the sale of the Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range based upon the assumptions set forth under "Pro Forma Data" and below. Depending on market and financial conditions, the total number of shares to be issued in the Stock Conversion may be significantly increased or decreased above or below the midpoint of the Estimated Valuation Range. No resolicitation of subscribers and other purchasers will be made unless the aggregate purchase price of the Common Stock sold in the Stock Conversion is below the minimum of the Estimated Valuation Range or is more than 15% above the maximum of the Estimated Valuation Range. A change in the number of shares to be issued in the Stock Conversion may materially affect the Company's pro forma capitalization. See "Pro Forma Data" and "The
Conversion -- Stock Pricing and Number of Shares to be Issued."

                                                                                     AT SEPTEMBER 30, 1997
                                                                       -------------------------------------------------
                                                                                          PRO FORMA HOLDING COMPANY
                                                                                     CAPITALIZATION BASED UPON THE SALE
                                                                                                     OF
                                                                                     -----------------------------------
                                                                                      595,000      700,000      805,000
                                                                         LANDIS      SHARES AT    SHARES AT    SHARES AT
                                                                        SAVINGS       $10.00       $10.00       $10.00
                                                                       HISTORICAL    PER SHARE    PER SHARE    PER SHARE
                                                                       ----------    ---------    ---------    ---------
                                                                                    (DOLLARS IN THOUSANDS)
Deposits (1)........................................................    $ 19,701      $19,701      $19,701      $19,701
                                                                       ----------    ---------    ---------    ---------
                                                                       ----------    ---------    ---------    ---------
Shareholders' equity:
  Common stock, $1 par value, 9,000,000 shares authorized, assumed
     outstanding shares are shown at column heading (2)(3)..........    $     --      $   595      $   700      $   805
  Preferred stock, no par value, 1,000,000 shares authorized, no shares assumed outstanding
  Paid-in-capital (2)(3)............................................          --        4,905        5,850        6,795
  Less: common stock to be acquired by the MRP (3)..................          --         (238)        (280)        (322)
  Less: common stock to be acquired by the ESOP (4).................          --         (476)        (560)        (644)
  Retained earnings -- substantially restricted (5).................       4,395        4,395        4,395        4,395
                                                                       ----------    ---------    ---------    ---------
Total shareholders' equity (6)......................................    $  4,395      $ 9,181      $10,105      $11,029
                                                                       ----------    ---------    ---------    ---------
                                                                       ----------    ---------    ---------    ---------
Total deposits and shareholders' equity.............................    $ 24,096      $28,882      $29,806      $30,730
                                                                       ----------    ---------    ---------    ---------
                                                                       ----------    ---------    ---------    ---------


                                                                       925,750
                                                                      SHARES AT
                                                                       $10.00
                                                                      PER SHARE
                                                                      ---------

Deposits (1)........................................................   $19,701
                                                                      ---------
                                                                      ---------
Shareholders' equity:
  Common stock, $1 par value, 9,000,000 shares authorized, assumed
     outstanding shares are shown at column heading (2)(3)..........   $   926
  Preferred stock, no par value, 1,000,000 shares authorized, no shares assumed outstanding
  Paid-in-capital (2)(3)............................................     7,882
  Less: common stock to be acquired by the MRP (3)..................      (370)
  Less: common stock to be acquired by the ESOP (4).................      (741)
  Retained earnings -- substantially restricted (5).................     4,395
                                                                      ---------
Total shareholders' equity (6)......................................   $12,092
                                                                      ---------
                                                                      ---------
Total deposits and shareholders' equity.............................   $31,793
                                                                      ---------
                                                                      ---------

---------------

(1) Does not reflect withdrawals from savings accounts for the purchase of Common Stock in the Stock Conversion; any withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) Does not reflect additional shares of Common Stock that possibly could be purchased by participants in the Option Plans, if implemented, under which directors, executive officers and other employees could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Stock Conversion (70,000 shares at the midpoint of the Estimated Valuation Range) at exercise prices equal to the market price of the Common Stock on the date of grant. Implementation of the Option Plans will require regulatory and shareholder approval. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Stock Option Plans" and "Risk Factors -- Possible Dilutive Effect of MRP and Stock Options."

(3) Assumes a number of shares of Common Stock equal to four percent of the Common Stock to be sold in the Stock Conversion will be purchased by the MRP through open market purchases. The dollar amount of the Common Stock to be purchased by the MRP is based on the $10.00 per share Purchase Price in the Stock Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Stock Conversion. As the Savings Bank accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. Implementation of the MRP will require regulatory and shareholder approval. If the shares to fund the MRP are assumed to come from authorized but unissued shares purchased by the MRP from the Company at the Purchase Price within the year following the Stock Conversion, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, the number of outstanding shares would be 618,800, 728,000, 837,200 and 962,780, respectively, and total shareholders' equity would be $9.4 million, $10.4 million, $11.4 million and $12.5 million, respectively. As a result of the MRP acquiring authorized but unissued shares from the Company, shareholders' ownership in the Company would be diluted by approximately 3.85%. See "Management of the Bank -- Certain Benefit Plans and
    Agreements -- Management Recognition Plan," "Pro Forma Data" and "Risk Factors -- Possible Dilutive Effect of MRP and Stock Options."

(4) Assumes eight percent of the shares of Common Stock to be sold in the Stock Conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from the Company out of net proceeds. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Commercial Bank is expected to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. The approximate amount expected to be borrowed by the ESOP is not reflected in this table as borrowed funds but is reflected as a reduction of capital. As the Commercial Bank accrues compensation expense to reflect the allocation of such shares pursuant to the ESOP, the charge against capital will be reduced accordingly. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

(5) The retained income of the Savings Bank is substantially restricted. All capital distributions by the Savings Bank are subject to regulatory restrictions tied to its regulatory capital level. In addition, after the Conversion, the Commercial Bank will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account to be provided for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders at the time of the Stock Conversion and adjusted downward thereafter. See "Regulation -- Depository Institution Regulation -- Dividend Restrictions" and "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank -- Liquidation Account."

(6) Pro forma shareholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Savings Bank's assets or liabilities or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Stock Conversion and by other factors.

             HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

     The Savings Bank is subject to the North Carolina savings bank requirement that net worth, computed in accordance with the requirements of the Administrator, equal or exceed five percent of total assets. In addition, the Savings Bank is subject to the capital requirements of the FDIC. The FDIC requires that institutions which receive the highest rating during their examination process and are not experiencing or anticipating significant growth must maintain a leverage ratio of Tier 1 capital to "total assets" (as defined in FDIC regulations) of at least three percent. All other institutions are required to maintain a ratio of one percent or two percent above the three percent minimum with an absolute minimum leverage ratio of not less than four percent. The FDIC also imposes requirements that (i) the ratio of Tier 1 capital to risk-weighted assets equal at least four percent and (ii) the ratio of total capital to risk-weighted assets equal at least eight percent.

     After the Bank Conversion, the Commercial Bank will continue to be subject to the FDIC's capital requirements and the Company and the Commercial Bank also will be required to satisfy Federal Reserve Board capital requirements, which are similar but not identical to the FDIC's capital requirements. The following table sets forth the Savings Bank's historical capital position relative to the various minimum Administrator and FDIC capital regulatory requirements to which it is currently subject. The next table sets forth the Savings Bank's historical capital position and thereafter presents pro forma data relative to such Federal Reserve Board capital requirements to which the Commercial Bank will be subject. Pro forma data assumes that the Common Stock has been sold as of September 30, 1997 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. For additional information regarding the financial condition of the Savings Bank and the assumptions underlying the pro forma capital calculations set forth below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data" and the financial statements and related notes appearing elsewhere herein.

                                                                          PRO FORMA REGULATORY CAPITAL
                                                                AT SEPTEMBER 30, 1997 BASED UPON THE SALE OF (1)
                                                 ------------------------------------------------------------------------------
                                                                                                                         925,750
                                                                                                                         SHARES
                      HISTORICAL REGULATORY                                                                                AT
                                                  595,000 SHARES AT       700,000 SHARES AT       805,000 SHARES AT      $10.00
                            CAPITAL AT                                                                                    PER
                      SEPTEMBER 30, 1997 (2)      $10.00 PER SHARE        $10.00 PER SHARE        $10.00 PER SHARE       SHARE
                      ----------------------     -------------------     -------------------     -------------------     ------
                                  PERCENT OF              PERCENT OF              PERCENT OF              PERCENT OF
                      AMOUNT        ASSETS       AMOUNT     ASSETS       AMOUNT     ASSETS       AMOUNT     ASSETS       AMOUNT
                      ------      ----------     ------   ----------     ------   ----------     ------   ----------     ------
Capital under
  generally accepted
  accounting
  principles........  $4,395         18.1%       $8,681      29.9%       $8,555      29.5%       $8,429      29.2%       $8,284
                      ------          ---        ------       ---        ------       ---        ------       ---        ------
                      ------          ---        ------       ---        ------       ---        ------       ---        ------

Tier 1 capital......  $4,395         18.1%       $8,681      29.9%       $8,555      29.5%       $8,429      29.2%       $8,284
Tier 1 (leverage)
  capital
  requirement (3)...    969           4.0%       1,160        4.0%       1,158        4.0%       1,156        4.0%       1,155
                      ------          ---        ------       ---        ------       ---        ------       ---        ------
  Excess............  $3,426         14.1%       $7,521      25.9%       $7,397      25.5%       $7,273      25.2%       $7,130
                      ------          ---        ------       ---        ------       ---        ------       ---        ------
                      ------          ---        ------       ---        ------       ---        ------       ---        ------

Tier 1 capital......  $4,395         37.9%       $8,681      62.1%       $8,555      61.2%       $8,429      60.4%       $8,284
Tier 1 risk-based
  capital
  requirement.......    464           4.0%         559        4.0%         559        4.0%         559        4.0%         558
                      ------          ---        ------       ---        ------       ---        ------       ---        ------
  Excess............  $3,931         33.9%       $8,122      58.1%       $7,996      57.2%       $7,870      56.4%       $7,726
                      ------          ---        ------       ---        ------       ---        ------       ---        ------
                      ------          ---        ------       ---        ------       ---        ------       ---        ------
Total risk-based
  capital...........  $4,425         38.2%       $8,711      62.3%       $8,585      61.4%       $8,459      60.6%       $8,314
Total risk-based
  capital
  requirement.......    927           8.0%       1,119        8.0%       $1,118       8.0%       $1,117       8.0%       $1,116
                      ------          ---        ------       ---        ------       ---        ------       ---        ------
  Excess............  $3,498         30.2%       $7,593      54.3%       $7,468      53.4%       $7,343      52.6%       $7,199
                      ------          ---        ------       ---        ------       ---        ------       ---        ------
                      ------          ---        ------       ---        ------       ---        ------       ---        ------
Total NC Savings
  Bank capital......  $4,425         18.3%       $8,711      30.0%       $8,585      29.7%       $8,459      29.3%       $8,314
NC savings bank
  capital
  requirement.......  1,212           5.0%       1,450        5.0%       1,448        5.0%       1,446        5.0%       1,443
                      ------          ---        ------       ---        ------       ---        ------       ---        ------
  Excess............  $3,213         13.3%       $7,261      25.0%       $7,137      24.7%       $7,013      24.3%       $6,871
                      ------          ---        ------       ---        ------       ---        ------       ---        ------
                      ------          ---        ------       ---        ------       ---        ------       ---        ------


                      PERCENT OF
                        ASSETS
                      ----------
Capital under
  generally accepted
  accounting
  principles........     28.7%
                          ---
                          ---
Tier 1 capital......     28.7%
Tier 1 (leverage)
  capital
  requirement (3)...      4.0%
                          ---
  Excess............     24.7%
                          ---
                          ---
Tier 1 capital......     59.4%
Tier 1 risk-based
  capital
  requirement.......      4.0%
                          ---
  Excess............     55.4%
                          ---
                          ---
Total risk-based
  capital...........     59.6%
Total risk-based
  capital
  requirement.......      8.0%
                          ---
  Excess............     51.6%
                          ---
                          ---
Total NC Savings
  Bank capital......     28.8%
NC savings bank
  capital
  requirement.......      5.0%
                          ---
  Excess............     23.8%
                          ---
                          ---

---------------

(1) Assumes the Company will purchase all of the capital stock of the Converted Savings Bank to be issued in the Stock Conversion for $5 million in cash. Assumes $1.8 million of the net proceeds distributed to the Converted Savings Bank will be invested in a new branch facility, with the balance of any such proceeds invested in 20% risk-weighted assets. Assumes eight percent of the Common Stock to be sold in the Stock Conversion is acquired by the ESOP, and that the funds used to acquire such shares are borrowed from the Company. Although repayment of such debt will be secured solely by the Common Stock purchased by the ESOP, the Commercial Bank is expected to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. As a result, the table assumes a reduction to the Commercial Bank's pro forma capital and regulatory capital to reflect the cost of funding the ESOP. Assumes the cost of the MRP will be paid by the Commercial Bank.

(2) Based on the Savings Bank's total assets determined under generally acccepted accounting principles, for capital as determined under generally accepted accounting principles, Tier 1 capital purposes and NC savings bank capital guidelines, and risk-weighted assets for the purpose of the risk-weighted capital requirements.

(3) Assumes a core capital requirement of four percent of adjusted total assets, though such level may be increased by the Federal Reserve Board as high as five percent. See "Regulation."

                                 PRO FORMA DATA

     The following table sets forth the actual and, after giving effect to the Stock Conversion for the period and at the date indicated, pro forma consolidated income, shareholders' equity and other data of the Savings Bank prior to the Stock Conversion and of the Company following the Stock Conversion. Unaudited pro forma consolidated income and related data have been calculated for the nine months ended September 30, 1997 and for the year ended December 31, 1996 as if the Common Stock had been sold at the beginning of each period and the estimated net proceeds had been invested at 5.26% at the beginning of the year. The foregoing yield approximates the yield on the one-year U.S. Treasury bill at December 3, 1997. (While applicable regulations provide for the use of a yield representing the arithmetic average of the average yield on the Savings Bank's interest-earning assets and the average cost of deposits, management believes that the one-year Treasury bill rate represents a more realistic yield on its investments). The pro forma after-tax yield for the Company and the Savings Bank is assumed to be 3.37% based on an estimated combined state and federal tax rate of 36%. No effect has been given in the pro forma shareholders' equity calculations for the assumed earnings on the net proceeds. The pro forma income and related data set forth below do not reflect accruals to be made with regard to certain employee benefit plans to be adopted in connection with, and subsequent to, the Stock Conversion. See "Management of the Savings
Bank -- Certain Benefit Plans and Agreements."

     Set forth below are the estimated net proceeds to the Company, assuming the sale of the Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. The actual net proceeds from the sale of the Common Stock cannot be determined until the Stock Conversion is completed. However, net proceeds set forth on the following table are estimated based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Offerings as follows: (a) eight percent will be sold to the ESOP and (b) the remaining shares will be sold to others in the Subscription and Community Offerings; and (ii) other Conversion expenses, not including sales commissions, will be approximately $450,000. The foregoing assumptions regarding estimated purchases in the Offerings are based on reasonable market assumptions, market conditions, and planned purchases by the ESOP. Actual expenses may vary from those estimated. The pro forma data may not total due to rounding differences.

                                                                        AT OR FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                                        ---------------------------------------------------
                                                                         595,000      700,000       805,000       925,750
                                                                        SHARES AT    SHARES AT     SHARES AT     SHARES AT
                                                                         $10.00        $10.00        $10.00        $10.00
                                                                        PER SHARE    PER SHARE     PER SHARE     PER SHARE
                                                                        ---------    ----------    ----------    ----------
                                                                             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Estimated net conversion proceeds:
  Gross proceeds.....................................................   $   5,950    $    7,000    $    8,050    $    9,258
  Less offering expenses and commissions.............................        (450)         (450)         (450)         (450)
                                                                        ---------    ----------    ----------    ----------
     Estimated net proceeds..........................................       5,500         6,550         7,600         8,808
  Less: shares to be purchased by ESOP...............................        (476)         (560)         (644)         (741)
  Less: shares to be purchased by MRP................................        (238)         (280)         (322)         (370)
  Less: cost of real property addition...............................      (1,800)       (1,800)       (1,800)       (1,800)
                                                                        ---------    ----------    ----------    ----------
     Estimated investable net proceeds...............................   $   2,986    $    3,910    $    4,834    $    5,897
                                                                        ---------    ----------    ----------    ----------
                                                                        ---------    ----------    ----------    ----------
Net income:
  Historical net income..............................................   $      78    $       78    $       78    $       78
  Pro forma income on investable net proceeds........................          76            99           122           149
  Pro forma ESOP adjustment (1)......................................         (23)          (27)          (31)          (36)
  Pro forma MRP adjustment (2).......................................         (23)          (27)          (31)          (36)
                                                                        ---------    ----------    ----------    ----------
     Pro forma net income............................................   $     108    $      123    $      138    $      156
                                                                        ---------    ----------    ----------    ----------
                                                                        ---------    ----------    ----------    ----------
Net income per share: (3)
  Historical net income..............................................   $    0.14    $     0.12    $     0.10    $     0.09
  Pro forma income on investable net proceeds........................        0.14          0.15          0.16          0.17
  Pro forma ESOP adjustment (1)......................................       (0.04)        (0.04)        (0.04)        (0.04)
  Pro forma MRP adjustment (2).......................................       (0.04)        (0.04)        (0.04)        (0.04)
                                                                        ---------    ----------    ----------    ----------
     Pro forma net income per share..................................   $    0.20    $     0.19    $     0.19    $     0.18
                                                                        ---------    ----------    ----------    ----------
                                                                        ---------    ----------    ----------    ----------
Ratio of offering price to pro forma net income per share (5)........       38.45x        39.62x        40.53x        41.36x
                                                                        ---------    ----------    ----------    ----------
                                                                        ---------    ----------    ----------    ----------
Weighted average number of shares used to calculate earnings per
  share (1)..........................................................     552,160       649,600       747,040       859,096
                                                                        ---------    ----------    ----------    ----------
                                                                        ---------    ----------    ----------    ----------
Shareholders' equity: (4)
  Historical retained earnings.......................................   $   4,395    $    4,395    $    4,395    $    4,395
  Estimated net proceeds (2).........................................       5,500         6,550         7,600         8,808
  Less: shares to be acquired by ESOP (1)............................        (476)         (560)         (644)         (741)
  Less: shares acquired by MRP (2)...................................        (238)         (280)         (322)         (370)
                                                                        ---------    ----------    ----------    ----------
     Pro forma shareholders' equity..................................   $   9,181    $   10,105    $   11,029    $   12,092
                                                                        ---------    ----------    ----------    ----------
                                                                        ---------    ----------    ----------    ----------
Shareholders' equity per share: (3)(4)
  Historical retained earnings.......................................   $    7.39    $     6.28    $     5.46    $     4.75
  Estimated net proceeds (2).........................................        9.24          9.36          9.44          9.51
  Less: shares to be acquired by ESOP (1)............................       (0.80)        (0.80)        (0.80)        (0.80)
  Less: shares acquired by MRP (2)...................................       (0.40)        (0.40)        (0.40)        (0.40)
                                                                        ---------    ----------    ----------    ----------
     Pro forma shareholders' equity per share........................   $   15.43    $    14.44    $    13.70    $    13.06
                                                                        ---------    ----------    ----------    ----------
                                                                        ---------    ----------    ----------    ----------
Offering price as a percentage of pro forma shareholders' equity
  per share..........................................................       64.81%        69.27%        72.99%        76.56%
                                                                        ---------    ----------    ----------    ----------
                                                                        ---------    ----------    ----------    ----------
Number of shares used to calculate shareholders' equity
  per share..........................................................     595,000       700,000       805,000       925,750
                                                                        ---------    ----------    ----------    ----------
                                                                        ---------    ----------    ----------    ----------

---------------
(1) Assumes eight percent of the shares to be sold in the Stock Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Commercial Bank is expected to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, (net of income tax benefit computed at a tax rate of 36%) based upon a fully amortizing debt with a ten-year term. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. For purposes of this table the Purchase Price of $10.00 was utilized to calculate the ESOP expense. The Commercial Bank will record compensation expense related to the ESOP in accordance with AICPA SOP No. 93-6. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share computations for leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that 10% of the ESOP shares purchased in the Stock Conversion were committed to be released. See "Management of the Savings Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

(2) Assumes a number of shares of Common Stock equal to four percent of the Common Stock to be sold in the Stock Conversion will be purchased by the MRP in the open market following the Stock Conversion. The dollar amount of the Common Stock to be purchased by the MRP is based on the Purchase Price in the Stock Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Stock Conversion. Shares granted under the MRP are assumed to vest over a 5 year period, with the resulting compensation expense reduced by an income tax benefit computed at a tax rate of 36%. As the Commercial Bank accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. Implementation of the MRP would require shareholder approval. If the shares to be purchased by the MRP were newly issued shares purchased from the Company by the MRP at the Purchase Price rather than shares purchased in the open market, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, pro forma shareholders' equity per share would have been $15.22, $14.27, $13.56 and $12.94, respectively, and pro forma net income per share would have been $.20, $.19, $.19 and $.18, respectively. As a result of the MRP acquiring authorized but unissued shares from the Company, shareholders' ownership interests in the Company would be diluted by approximately 3.85%. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Management Recognition Plan" and "Risk Factors -- Possible Dilutive Effect of MRP and Stock Options."

(3) It is expected that following the consummation of the Stock Conversion the Company will adopt the Option Plans, which would be subject to shareholder approval. Upon approval of the Option Plans, employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Stock Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. In the event the shares issued under the Option Plans were awarded, the interests of existing shareholders would be diluted. At the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, if all shares under the Option Plans were newly issued and the exercise price for the option shares were equal to the Purchase Price in the Stock Conversion, the number of outstanding shares of Common Stock would increase to 654,500, 770,000, 885,500, and 1,018,325, respectively, shareholders' equity per share would be $14.94, $14.03, $13.36, and $12.78, respectively, and net income per share would have $.20, $.20, $.19, and $.19, respectively.

(4) Consolidated shareholders' equity represents the excess of the carrying value of the assets of the Company over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Stock Conversion. Pro forma shareholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Savings Bank's assets or liabilities, or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Stock Conversion and by other factors.

(5) Annualized.

                                                                              AT OR FOR THE YEAR ENDED DECEMBER 31, 1996
                                                                          ---------------------------------------------------
                                                                           595,000      700,000       805,000       925,750
                                                                          SHARES AT    SHARES AT     SHARES AT     SHARES AT
                                                                           $10.00        $10.00        $10.00        $10.00
                                                                          PER SHARE    PER SHARE     PER SHARE     PER SHARE
                                                                          ---------    ----------    ----------    ----------
                                                                               (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Estimated net conversion proceeds:
  Gross proceeds.......................................................   $   5,950    $    7,000    $    8,050    $    9,258
  Less offering expenses and commissions...............................        (450)         (450)         (450)         (450)
                                                                          ---------    ----------    ----------    ----------
     Estimated net proceeds............................................       5,500         6,550         7,600         8,808
  Less: shares to be purchased by ESOP.................................        (476)         (560)         (644)         (741)
  Less: shares to be purchased by MRP..................................        (238)          280)         (322)         (370)
  Less: cost of real property addition.................................      (1,800)       (1,800)       (1,800)       (1,800)
                                                                          ---------    ----------    ----------    ----------
     Estimated investable net proceeds.................................   $   2,986    $    3,910    $    4,834    $    5,897
                                                                          ---------    ----------    ----------    ----------
                                                                          ---------    ----------    ----------    ----------
Net income:
  Historical net income (1)............................................   $     112    $      112    $      112    $      112
  Pro forma income on investable net proceeds..........................         101           132           163           199
  Pro forma ESOP adjustment (2)........................................         (30)          (36)          (41)          (47)
  Pro forma MRP adjustment (3).........................................         (30)          (36)          (41)          (47)
                                                                          ---------    ----------    ----------    ----------
     Pro forma net income..............................................   $     152    $      172    $      192    $      216
                                                                          ---------    ----------    ----------    ----------
                                                                          ---------    ----------    ----------    ----------
Net income per share: (4)
  Historical net income(1).............................................   $    0.20    $     0.17    $     0.15    $     0.13
  Pro forma income on investable net proceeds..........................        0.18          0.20          0.22          0.23
  Pro forma ESOP adjustment (2)........................................       (0.06)        (0.06)        (0.06)        (0.06)
  Pro forma MRP adjustment (3).........................................       (0.06)        (0.06)        (0.06)        (0.06)
                                                                          ---------    ----------    ----------    ----------
     Pro forma net income per share....................................   $    0.27    $     0.28    $     0.26    $     0.25
                                                                          ---------    ----------    ----------    ----------
                                                                          ---------    ----------    ----------    ----------
Ratio of offering price to pro forma net income per share..............       36.42x        37.78x        38.85x        39.83x
                                                                          ---------    ----------    ----------    ----------
                                                                          ---------    ----------    ----------    ----------
Weighted average number of shares used to calculate earnings per share
  (2)..................................................................     552,160       649,600       747,040       859,096
                                                                          ---------    ----------    ----------    ----------
                                                                          ---------    ----------    ----------    ----------
Stockholders' equity: (5)
  Historical retained earnings.........................................   $   4,312    $    4,312    $    4,312    $    4,312
  Estimated net proceeds (3)...........................................       5,500         6,550         7,600         8,808
  Less: shares to be acquired by ESOP (2)..............................        (476)         (560)         (644)         (741)
  Less: shares acquired by MRP (3).....................................        (238)         (280)         (322)         (370)
                                                                          ---------    ----------    ----------    ----------
     Pro forma stockholders' equity....................................   $   9,098    $   10,022    $   10,946    $   12,009
                                                                          ---------    ----------    ----------    ----------
                                                                          ---------    ----------    ----------    ----------
Stockholders' equity per share: (4)(5)
  Historical retained earnings.........................................   $    7.25    $     6.16    $     5.36    $     4.66
  Estimated net proceeds (3)...........................................        9.24          9.36          9.44          9.51
  Less: shares to be acquired by ESOP (2)..............................       (0.80)        (0.80)        (0.80)        (0.80)
  Less: shares acquired by MRP (3).....................................       (0.40)        (0.40)        (0.40)        (0.40)
                                                                          ---------    ----------    ----------    ----------
     Pro forma stockholders' equity per share..........................   $   15.29    $    14.32    $    13.60    $    12.97
                                                                          ---------    ----------    ----------    ----------
                                                                          ---------    ----------    ----------    ----------
Offering price as a percentage of pro forma stockholders'
  equity per share.....................................................       65.40%        69.85%        73.54%        77.09%
                                                                          ---------    ----------    ----------    ----------
                                                                          ---------    ----------    ----------    ----------
Number of shares used to calculate stockholders' equity per share......     595,000       700,000       805,000       925,750
                                                                          ---------    ----------    ----------    ----------
                                                                          ---------    ----------    ----------    ----------

---------------
(1) Historical net income and historical net income per share include an after-tax charge of $61,000 taken during the year ended December 31, 1996 representing a one-time special assessment of 65.7 basis points on the Savings Bank's deposits held as of March 31, 1995 pursuant to legislation enacted to recapitalize the SAIF. If the one-time special assessment had been excluded, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, pro forma net income per share would have been $.40, $.37, $.35, and $.33 respectively.

(2) Assumes eight percent of the shares to be sold in the Stock Conversion are purchased by the ESOP under all circumstances, and that the funds used to purchase such shares are borrowed from the Company. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, the Commercial Bank expects to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. For purposes of this table the Purchase Price of $10.00 was utilized to calculate the ESOP expense. The Commercial Bank will record compensation expense related to the ESOP in accordance with AICPA SOP No. 93-6. As a result, to the extent the value of the Common Stock appreciates over time, compensation expense related to the ESOP will increase. SOP 93-6 also changes the earnings per share computations for leveraged ESOPs to include as outstanding only shares that have been committed to be released to participants. For purposes of the preceding table, it was assumed that 10% of the ESOP shares purchased in the Stock Conversion were committed to be released. See "Management of the Savings Bank -- Certain Benefit Plans and Agreements -- Employee Stock Ownership Plan."

(3) Assumes a number of shares of Common Stock equal to four percent of the Common Stock to be sold in the Stock Conversion will be purchased by the MRP in the open market following the Stock Conversion. The dollar amount of the Common Stock to be purchased by the MRP is based on the Purchase Price in the Stock Conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price in the Stock Conversion. Shares granted under the MRP are assumed to vest over a 5 year period, with the resulting compensation expense reduced by an income tax benefit computed at a tax rate of 36%. As the Commercial Bank accrues compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. Implementation of the MRP would require shareholder approval. If the shares to be purchased by the MRP were newly issued shares purchased from the Company by the MRP at the Purchase Price rather than shares purchased in the open market, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, pro forma shareholders' equity per share would have been $15.09, $14.15, $13.46 and $12.86, respectively, and pro forma net income per share would have been $.28, $.27, $.26 and $.25, respectively. As a result of the MRP acquiring authorized but unissued shares from the Company, shareholders' ownership interests in the Company would be diluted by approximately 3.85%. See "Management of the Bank -- Certain Benefit Plans and Agreements -- Management Recognition Plan" and "Risk Factors -- Possible Dilutive Effect of MRP and Stock Options."

(4) It is expected that following the consummation of the Stock Conversion the Company will adopt the Option Plans, which would be subject to shareholder approval. Upon approval of the Option Plan, employees and directors could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Stock Conversion at exercise prices equal to the market price of the Common Stock on the date of grant. In the event the shares issued under the Option Plan consist of newly issued shares of Common Stock and all options available for award under the Option Plans were awarded, the interests of existing shareholders would be diluted. At the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, if all shares under the Option Plans were newly issued and the exercise price for the option shares were equal to the Purchase Price in the Stock Conversion, the number of outstanding shares of Common Stock would increase to 654,500, 770,000, 885,500 and 1,018,325, respectively, shareholders' equity per share would be $14.81, $13.92, $13.27 and $12.70, respectively, and net income per share would have $.28, $.27, $.26 and $.26, respectively.

(5) Consolidated shareholders' equity represents the excess of the carrying value of the assets of the Company over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Stock Conversion. Pro forma shareholders' equity information is not intended to represent the fair market value of the Common Stock, the current value of the Savings Bank's assets or liabilities of the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Stock Conversion and by other factors.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Savings Bank. The information contained in this section should be read in conjunction with the financial statements, the accompanying notes to financial statements, and the other sections of this Prospectus.

     The Company was incorporated under the laws of the State of North Carolina in December 1997 at the direction of Savings Bank for the purpose of acquiring and holding all of the outstanding stock of the Converted Savings Bank to be issued in the Stock Conversion. The Company's principal business activities after the Stock Conversion are expected to be conducted solely through the Converted Savings Bank and, subsequent to the Bank Conversion, the Commercial Bank.

     The Savings Bank's principal business has historically consisted of attracting deposits from the general public and making loans secured by residential real estate. The primary goals of management are to increase the Savings Bank's profitability, monitor its capital position, and enhance its banking franchise. The Savings Bank's results of operations are dependent upon net interest income, which is the difference between income earned on interest earning assets, such as loans and investments, and the cost of its interest bearing liabilities consisting primarily of deposits. Operations are affected to a much lesser degree by noninterest income, such as transaction and other service fee income, and other sources of income. Net income also is affected by, among other things, provisions for loans losses and operating expenses. The Savings Bank's principal operating expenses, aside from interest expense, consist of compensation and employee benefits, office occupancy costs, data processing expenses, and federal deposit insurance premiums. The Savings Bank's results of operations also are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation, and policies concerning monetary and fiscal affairs, housing and financial institutions, and the attendant actions of regulatory authorities.

CAPITAL RESOURCES AND LIQUIDITY

     The objective of the Savings Bank's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the Savings Bank's ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

     The Savings Bank's primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments. External sources of funds include increases in deposits and advances from the FHLB of Atlanta. In recent years, advances from FHLB of Atlanta have not been a primary source of liquidity for the Savings Bank.

     North Carolina-chartered savings banks must maintain liquid assets equal to at least 10% of total assets. The computation of liquidity under North Carolina regulations allows the inclusion of mortgage-backed securities and investments with readily marketable value, including investments with maturities in excess of five years. At September 30, 1997, the Savings Bank's liquidity was 20.64%, or $2.6 million in excess of the minimum required under North Carolina regulations.

     At September 30, 1997, the Savings Bank had outstanding $197,000 in commitments to originate mortgage loans, $289,000 in undisbursed construction loans, and available home equity lines of credit of $1,091,000. The Savings Bank believes that it has adequate resources to fund loan commitments as they arise. If the Savings Bank requires funds beyond its interest funding capabilities, advances from the FHLB of Atlanta are available. At September 30, 1997, approximately $8.4 million in certificates of deposit were scheduled to mature within a year. Management expects that most of these certificates of deposit will be renewed upon maturity.

     Following the Conversion, the Company will initially conduct no business other than holding the capital stock of the Commercial Bank and the loan it will make to the ESOP. In order to provide sufficient funds for its operations, the Company expects to retain and invest 50% of the net proceeds of the Conversion remaining after making the loan to the ESOP. In the future, the Company's primary source of funds, other than income from its investments and principal and interest payments received from the ESOP with respect to the ESOP loan, is expected to be dividends from the Commercial Bank. As a North Carolina-chartered stock savings bank, the Converted Savings Bank would not be permitted to declare or pay a cash dividend on its capital stock if the effect of such transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations. At September 30, 1997, the Savings Bank was in compliance with all applicable capital requirements. In addition, for a period of five years after the Conversion, the Converted Savings Bank would be required to obtain written approval from the Administrator before declaring or paying a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) its net income for the most recent fiscal year-end, or
(ii) the average of its net income after dividends for the most recent fiscal year-end and not more than two of the immediate preceding fiscal year-ends. Following the Bank Conversion, the Commercial Bank will be subject only to statutory limitations on the ability of North Carolina banks to declare and pay dividends. A North Carolina bank may not declare and pay a dividend unless the bank's capital surplus equals at least 50% of its paid-in capital.

OPERATING STRATEGY

     In guiding the operations of the Savings Bank, management has implemented various strategies designed to continue the institution's profitability while maintaining its safety and soundness. These strategies include: (i) emphasizing one-to-four family residential lending; (ii) maintaining assets quality; (iii) controlling operating expenses; and (iv) monitoring interest-rate risk. It is anticipated, subject to market conditions, that the strategies presently in place will be continued following completion of the Conversion.

     EMPHASIS ON ONE-TO-FOUR FAMILY RESIDENTIAL LENDING. Historically, the Savings Bank has been predominantly a one-to-four family residential lender. As of September 30, 1997, approximatley 88.10% of its total loan portfolio was composed of permanent one-to-four family residential loans. As of such date, 1.53% of its total loan portfolio was composed of construction loans, 6.40% was composed of home equity lines of credit, 1.92% was composed of construction loans, 6.40% was composed of home equity lines of credit, 1.92% was composed of home improvement loans, 1.45% was composed of commercial real estate loans and 1.10% was composed of multi-family residential loans. As a result Savings Bank has developed expertise in mortgage loan underwriting and origination. The Savings Bank has established methods to expand its loan originations through contacts with realtors, homebuilders, and past and present customers. The institution also uses advertising and community involvement to gain exposure within the communities it operates. As of September 30, 1997, approximately $5.2 million or 31.42% of the Savings Bank's total loans secured by one-to-four family properties was composed of adjustable rate loans.

     MAINTENANCE OF ASSET QUALITY. At September 30, 1997, the Savings Bank's ratio of nonperforming assets to total assets was 0.19%. For the nine months needed September 30, 1997 and for the years ended December 31, 1996 and 1995, there have been no loan charge-offs. The Savings Bank has attempted to maintain asset quality through its underwriting and collection procedures.

     MONITORING OF INTEREST RATE RISK. Although the Savings Bank has a significant "negative gap" and its net interest income would likely be negatively impacted by increases in interest rates, management considers its interest rate exposure to be at an acceptable level, given the Savings Bank's historical operating results and capital position. See " -- Interest Rate Risk."

     CONTROL OF GENERAL AND ADMINISTRATIVE EXPENSES. The Savings Bank closely monitors its general and administrative expenses and seeks to control them while maintaining the necessary personnel to properly serve its customers. For the nine months ended September 30, 1997 (annualized) and the years ended December 31, 1996 and 1995, the Savings Bank's ratio of general and administrative expenses, (exclusive of the SAIF special assessment), as a percentage of average assets, has been 2.57%, 2.38% and 2.56%, respectively.

INTEREST RATE RISK

     The Savings Bank's asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond the Savings Bank's control, such as market interest rates and competition, also may have an impact on the Savings Bank's interest income and interest expense.

     In the absence of other factors, the yield or return associated with the Savings Bank's earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease.

INTEREST RATE GAP ANALYSIS

     As a part of the Savings Bank's interest rate risk management policy, the Savings Bank calculates an interest rate "gap." Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "negative" gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a lower decrease in the yield of its assets relative to the cost of its liabilities and its income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "positive gap."

     The Savings Bank's one-year interest sensitivity gap as a percentage of total assets at September 30, 1997 was a negative 27.75%. At September 30, 1997, the Savings Bank's three-year and five-year cumulative interest sensitivity gaps as a percentage of total assets were a negative 29.43% and a negative 26.26%, respectively.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1997 which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts and money market deposit accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of the Savings Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                       TERMS TO REPRICING AT SEPTEMBER 30, 1997
                                                        ----------------------------------------------------------------------
                                                                                MORE THAN
                                                                   MORE THAN     3 YEARS
                                                        1 YEAR     1 YEAR TO       TO        MORE THAN    MORE THAN
                                                        OR LESS     3 YEARS      5 YEARS      5 YEARS     10 YEARS      TOTAL
                                                        -------    ---------    ---------    ---------    ---------    -------
Interest-earning assets:
  Loans receivable:
  Real estate loans:
     1-4 Family residential
       Fixed.........................................   $    27     $   174      $   768      $ 4,479      $ 5,765     $11,213
       Adjustable....................................     5,139          --           --           --           --       5,139
     Other
     Construction -- adjustable......................       234          --           --           --           --         234
     Other real estate loans -- adjustable...........     2,027          --           --           --           --       2,027
  Other loans........................................        58          --           --           --           --          58
Interest-bearing cash balances.......................        26          --           --           --                       26
Federal Funds Sold...................................     2,325          --           --           --                    2,325
Investment securities................................       801       1,758           --           --           --       2,559
Stock in the Federal Home Loan Bank..................        --          --           --           --          187         187
                                                        -------    ---------    ---------    ---------    ---------    -------
       Total interest-earning assets.................   $10,637     $ 1,932      $   768      $ 4,479      $ 5,952     $23,768
                                                        -------    ---------    ---------    ---------    ---------    -------
                                                        -------    ---------    ---------    ---------    ---------    -------
Interest-bearing liabilities:
Deposits
  Regular passbook...................................   $ 3,994          --           --           --           --     $ 3,994
  Money market passbook..............................     4,504          --           --           --           --       4,504
  Certificate accounts...............................     8,864       2,339           --           --           --      11,203
                                                        -------    ---------    ---------    ---------    ---------    -------
       Total interest-bearing liabilites.............   $17,362     $ 2,339      $    --      $    --      $    --     $19,701
                                                        -------    ---------    ---------    ---------    ---------    -------
                                                        -------    ---------    ---------    ---------    ---------    -------
Interest sensitivity gap.............................   $(6,725)    $  (407)     $   768      $ 4,479      $ 5,952     $ 4,067
                                                        -------    ---------    ---------    ---------    ---------    -------
                                                        -------    ---------    ---------    ---------    ---------    -------
Cumulative interest sensitivity gap..................   $(6,725)    $(7,132)     $(6,364)     $(1,885)     $ 4,067     $ 4,067
                                                        -------    ---------    ---------    ---------    ---------    -------
                                                        -------    ---------    ---------    ---------    ---------    -------
Ratio of interest-earning assets to interest-bearing
  liabilities........................................     61.27%      63.80%       67.70%       90.43%      120.64%     120.64%
                                                        -------    ---------    ---------    ---------    ---------    -------
                                                        -------    ---------    ---------    ---------    ---------    -------
Ratio of cumulative gap to total assets..............    (27.75)%    (29.43)%     (26.26)%      (7.78)%      16.78%      16.78%
                                                        -------    ---------    ---------    ---------    ---------    -------
                                                        -------    ---------    ---------    ---------    ---------    -------

NET PORTFOLIO VALUE AND NET INTEREST INCOME ANALYSIS

     In addition to the interest rate gap analysis discussed above, management monitors the Savings Bank's interest rate sensitivity through the use of a model which estimates the change in net portfolio value ("NPV") and net interest income in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. The model estimates the effect on the Savings Banks NPV and net interest income of instantaneous and permanent 100 to 400 basis point increases and decreases in market interest rates. The following table presents information regarding possible changes in the Savings Bank's NPV as of September 30, 1997, based on information provided by the FHLB of Atlanta's interest rate risk model.

   CHANGE IN
INTEREST RATES           NET PORTFOLIO VALUE
IN BASIS POINTS     ------------------------------
 (RATE SHOCK)       AMOUNT     $CHANGE     %CHANGE
---------------     ------     -------     -------
    Up 400          3,892      (1,002)     (20.48)%
    Up 300          4,179        (715)     (14.61)%
    Up 200          4,466        (428)      (8.74)%
    Up 100          4,680        (214)      (4.37)%
    Static          4,894          --          -- %
   Down 100         4,979          85        1.73 %
   Down 200         5,063         169        3.45 %
   Down 300         5,168         274        5.59 %
   Down 400         5,273         379        7.73 %

     The following table presents the predicted effects, based on the FHLB of Atlanta's interest rate risk model, on the Savings Bank's net interest income as of September 30, 1997 of instantaneous and permanent 100 to 400 basis point changes in market interest rates.

   CHANGE IN
INTEREST RATES           NET INTEREST INCOME
IN BASIS POINTS     ------------------------------
 (RATE SHOCK)       AMOUNT     $CHANGE     %CHANGE
---------------     ------     -------     -------
    Up 400            642         (3)       (0.46)%
    Up 300            650          5         0.80 %
    Up 200            658         13         2.06 %
    Up 100            651          6         1.03 %
    Static            645         --           -- %
   Down 100           621        (24)       (3.68)%
   Down 200           597        (48)       (7.36)%
   Down 300           573        (72)      (11.14)%
   Down 400           548        (97)      (14.92)%

     Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments, and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

     The tables set forth above indicate that, in the event of a 200 basis point decrease in interest rates, the Savings Bank would be expected to experience a 3.45% increase in NPV and a 7.36% decrease in net interest income. In the event of a 200 basis point increase in interest rates, the Savings Bank would be expected to experience a 0.74% decrease in NPV and a 2.06% decrease in net interest income.

     Certain shortcomings are inherent in the method of analysis presented in both the NPV and net interest income computations and in the gap computations presented in the tables above. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, adjustable-rate mortgages have interest rate caps which restrict changes in interest rates on a short-term basis and over the life of the assets. The proportion of adjustable-rate loans could be reduced in future periods if market interest rates should decline and remain at lower levels for a sustained period due to increased refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawals levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of a sustained interest rate increase.

     The Savings Bank's net income during recent periods has been positively impacted by decreasing interest rates, and its net income in the near future is likely to be reduced if interest rates increase. However, management did not view the Savings Bank's interest rate sensitivity position at September 30, 1997 to be unacceptable in view of the Savings Bank's historical results of operations and highly capitalized position. Nevertheless, in order to maintain its interest rate risk position within levels management believes to be acceptable, the Savings Bank has begun (i) attempting to originate adjustable rate loans when market conditions permit and (ii) maintaining a short-term investment portfolio.

     The Savings Bank does not originate its fixed rate or adjustable rate loans for sale, or sell its loans, in the secondary market. This tends to increase its exposure to interest rate risk.

NET INTEREST INCOME

     Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net earning balance"). The following tables set forth information relating to average balances of the Savings Bank's assets and liabilities for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996 and 1995. For the periods indicated, the tables reflect the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning asset (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances. Weighted average yields and costs for the nine months ended September 30, 1997 and 1996 are annualized.

                                                                                   NINE MONTHS ENDED SEPTEMBER 30,
                                                  AT SEPTEMBER 30,      -----------------------------------------------------
                                                        1997                         1997                         1996
                                                --------------------    -------------------------------    ------------------
                                                           AVERAGE      AVERAGE               AVERAGE      AVERAGE
                                                BALANCE   YIELD/RATE    BALANCE   INTEREST   YIELD/RATE    BALANCE   INTEREST
                                                -------   ----------    -------   --------   ----------    -------   --------
Interest earning assets:
  Interest-bearing cash balances..............  $    26       6.23%     $    27    $     1       4.94%     $    29    $     1
  Federal funds sold..........................    2,325       5.88%       1,242         48       5.15%         285         13
  Stock in the Federal Home Loan Bank.........      187       7.25%         182         10       7.33%         166          9
  Investment securities.......................    2,559       5.65%       2,734        126       6.14%       1,990         89
  Loans receivable............................   18,641       7.81%      18,792      1,127       8.00%      17,845      1,081
                                                -------   ----------    -------   --------   ----------    -------   --------
     Total interest-earning assets............   23,738       7.38%      22,977      1,312       7.61%      20,315      1,193
Non-interest-earning assets...................      496                     567                                712
                                                -------                 -------                            -------
     Total assets.............................  $24,234                 $23,544                            $21,027
                                                -------                 -------                            -------
                                                -------                 -------                            -------
Interest-bearing liabilities:
  Deposits....................................  $19,701       5.11%     $19,114        732       5.11%     $16,674        609
                                                -------   ----------    -------   --------   ----------    -------   --------
     Total interest-bearing liabilities.......   19,701       5.11%      19,114        732       5.11%      16,674        609
Non-interest-bearing liabilities..............      138                      49                                116
                                                -------                 -------                            -------
     Total liabilities........................   19,839                  19,163                             16,790
Retained earnings.............................    4,395                   4,381                              4,237
                                                -------                 -------                            -------
     Total liabilities and retained
       earnings...............................  $24,234                 $23,544                            $21,027
                                                -------                 -------                            -------
                                                -------                 -------                            -------
  Net interest income and interest rate
     spread...................................                2.27%                $   580       2.50%                $   584
                                                          ----------              --------   ----------              --------
                                                          ----------              --------   ----------              --------
  Net yield on average interest-earning
     assets...................................                                                   3.37%
                                                                                             ----------
                                                                                             ----------
Ratio of average interest-earning assets to
  average interest-bearing liabilities........              120.49%                            120.21%
                                                          ----------                         ----------
                                                          ----------                         ----------


                                                 AVERAGE
                                                YIELD/RATE
                                                ----------
Interest earning assets:
  Interest-bearing cash balances..............      4.60%
  Federal funds sold..........................      6.08%
  Stock in the Federal Home Loan Bank.........      7.23%
  Investment securities.......................      5.96%
  Loans receivable............................      8.08%
                                                ----------
     Total interest-earning assets............      7.83%
Non-interest-earning assets...................

     Total assets.............................

Interest-bearing liabilities:
  Deposits....................................      4.87%
                                                ----------
     Total interest-bearing liabilities.......      4.87%
Non-interest-bearing liabilities..............

     Total liabilities........................
Retained earnings.............................

     Total liabilities and retained
       earnings...............................

  Net interest income and interest rate
     spread...................................      2.96%
                                                ----------
                                                ----------
  Net yield on average interest-earning
     assets...................................      3.83%
                                                ----------
                                                ----------
Ratio of average interest-earning assets to
  average interest-bearing liabilities........    121.84%
                                                ----------
                                                ----------

                                                                                     YEAR ENDED DECEMBER 31,
                                                                      -----------------------------------------------------
                                                                                   1996                         1995
                                                                      -------------------------------    ------------------
                                                                      AVERAGE               AVERAGE      AVERAGE
                                                                      BALANCE   INTEREST   YIELD/RATE    BALANCE   INTEREST
                                                                      -------   --------   ----------    -------   --------
Interest earning assets:
  Interest-bearing cash balances....................................  $    30    $     2       6.67%     $    28    $     1
  Federal funds sold................................................      412         26       6.31%         208         15
  Stock in the Federal Home Loan Bank...............................      167         12       7.19%         156         11
  Investment securities.............................................    2,084        125       6.00%       2,140        127
  Loans receivable..................................................   18,014      1,445       8.02%      16,784      1,356
                                                                      -------   --------   ----------    -------   --------
     Total interest-earning assets..................................   20,707      1,610       7.78%      19,316      1,510
Non-interest-earning assets.........................................      690                                549
                                                                      -------                            -------
     Total assets...................................................  $21,397                            $19,865
                                                                      -------                            -------
                                                                      -------                            -------
Interest-bearing liabilities:
  Deposits..........................................................  $17,039        841       4.94%     $15,652        723
                                                                      -------   --------   ----------    -------   --------
     Total interest-bearing liabilities.............................   17,039        841       4.94%      15,652        723
Non-interest-bearing liabilities....................................      108                                 76
                                                                      -------                            -------
     Total liabilities..............................................   17,147                             15,728
Retained earnings...................................................    4,250                              4,137
                                                                      -------                            -------
     Total liabilities and retained earnings........................  $21,397                            $19,865
                                                                      -------                            -------
                                                                      -------                            -------
Net interest income and interest rate spread........................             $   769       2.84%                $   787
                                                                                --------   ----------              --------
                                                                                --------   ----------              --------
Net yield on average interest-earning assets........................                           3.71%
                                                                                           ----------
                                                                                           ----------
Ratio of average interest-earning assets to average
  interest-bearing liabilities......................................                         121.53%
                                                                                           ----------
                                                                                           ----------


                                                                       AVERAGE
                                                                      YIELD/RATE
                                                                      ----------
Interest earning assets:
  Interest-bearing cash balances....................................      3.57%
  Federal funds sold................................................      7.21%
  Stock in the Federal Home Loan Bank...............................      7.05%
  Investment securities.............................................      5.93%
  Loans receivable..................................................      8.08%
                                                                      ----------
     Total interest-earning assets..................................      7.82%
Non-interest-earning assets.........................................

     Total assets...................................................

Interest-bearing liabilities:
  Deposits..........................................................      4.62%
                                                                      ----------
     Total interest-bearing liabilities.............................      4.62%
Non-interest-bearing liabilities....................................

     Total liabilities..............................................
Retained earnings...................................................

     Total liabilities and retained earnings........................

Net interest income and interest rate spread........................      3.20%
                                                                      ----------
                                                                      ----------
Net yield on average interest-earning assets........................      4.07%
                                                                      ----------
                                                                      ----------
Ratio of average interest-earning assets to average
  interest-bearing liabilities......................................    123.41%
                                                                      ----------
                                                                      ----------

     The Savings Bank also has received condition of Directors of the Savings Bank and the Administrator have approved the Plan, subject to the Plan's approval by the members of the Savings Bank entitled to vote on the matter and subject to the satisfaction of certain other conditions. Such approval by the Administrator, however, does not constitute a recommendation or endorsement of the Plan.

RATE/VOLUME ANALYSIS

     The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net changes (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                                             ---------------------------------
                                                                                       1997 VS. 1996
                                                                             ---------------------------------
                                                                                    INCREASE (DECREASE)
                                                                                          DUE TO
                                                                             ---------------------------------
                                                                                               RATE/
                                                                             VOLUME    RATE    VOLUME    TOTAL
                                                                             ------    ----    ------    -----
Interest income:
  Interest-bearing cash balances..........................................    $ --     $ --     $ --     $  --
  Federal funds sold......................................................      44       (2)      (7)       35
  Stock in the Federal Home Loan Bank.....................................       1       --       --         1
  Investment securities...................................................      33        3        1        37
  Loans receivable........................................................      57      (11)      (1)       45
                                                                             ------    ----    ------    -----
     Total interest-earning assets........................................     135      (10)      (7)      118
                                                                             ------    ----    ------    -----
Interest expense:
  Deposits................................................................      89       29        4       122
                                                                             ------    ----    ------    -----
     Total interest-bearing liabilities...................................      89       29        4       122
                                                                             ------    ----    ------    -----
       Change in net interest income......................................    $ 46     $(39)    $(11)    $  (4)
                                                                             ------    ----    ------    -----
                                                                             ------    ----    ------    -----

                                                                                  YEAR ENDED DECEMBER 31,
                                                                             ---------------------------------
                                                                                       1996 VS. 1995
                                                                             ---------------------------------
                                                                                    INCREASE (DECREASE)
                                                                                          DUE TO
                                                                             ---------------------------------
                                                                                               RATE/
                                                                             VOLUME    RATE    VOLUME    TOTAL
                                                                             ------    ----    ------    -----
Interest income:
  Interest-bearing cash balances..........................................    $ --     $  1     $ --     $   1
  Federal funds sold......................................................      15       (2)      (2)       11
  Stock in the Federal Home Loan Bank.....................................       1       --       --         1
  Investment securities...................................................      (3)       1       --        (2)
  Loans receivable........................................................      99       (9)      (1)       89
                                                                             ------    ----    ------    -----
     Total interest-earning assets........................................     112       (9)      (3)      100
                                                                             ------    ----    ------    -----
Interest expense:
  Deposits................................................................      64       50        4       118
                                                                             ------    ----    ------    -----
     Total interest-bearing liabilities...................................      64       50        4       118
                                                                             ------    ----    ------    -----
       Change in net interest income......................................    $ 48     $(59)    $ (7)    $ (18)
                                                                             ------    ----    ------    -----
                                                                             ------    ----    ------    -----

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 AND 1995

     The Savings Bank has achieved moderate growth in recent periods, as total assets increased by $2.6 million, or 12.8%, from $20.1 million at December 31, 1995 to $22.7 million at December 31, 1996. Total assets increased by an additional $1.5 million to $24.2 million at September 30, 1997.

     Most of the Savings Bank's growth during 1996 was in loans receivable, which increased by $1.6 million, or 9.3% from $17.3 million at the beginning of the year to $18.9 million at year-end. In addition, during 1996 federal funds sold and investment securities increased by $575,000 and $161,000, respectively, to $675,000 and $2.1 million, respectively, to $675,000 and $2.1 million, respectively, at the end of the year. The growth in assets during 1996 was funded by an increase in customer deposit accounts of $2.5 million, or 15.6%, from $15.8 million at December 31, 1995 to $18.3 million at December 31, 1996. This deposit growth was principally in the money market deposit accounts which the Savings Bank began to offer during 1996, with such accounts totaling $2.7 million at December 31, 1996. Total retained earnings increased from $4.2 million at December 31, 1995 to $4.3 million at December 31, 1996.

     Customer deposit accounts have continued to grow during the nine months ended September 30, 1997, increasing by an additional $1.4 million, or 9.0%, to $19.7 million. Money market deposit accounts continued to grow in popularity and had increased to $4.5 million at September 30, 1997, an increase of $1.8 million. During the nine-month period, loans decreased by $276,000 while federal funds sold and investment securities increased by $1.7 million and $411,000, respectively. Total retained earnings increased from $4.3 million at December 31, 1996 to $4.4 million at September 30, 1997, as the Savings Bank continued to substantially exceed all applicable regulatory capital requirements.

COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996.

     NET INCOME. The Savings Bank earned net income of $78,000 during the nine months ended September 30, 1997 as compared with net income of $67,000 during the nine months ended September 30, 1996, an increase of $11,000. The lower earnings during the nine months ended September 30, 1996 resulted principally from a special insurance assessment which was imposed on all SAIF-insured institutions by the FDIC to recapitalize the SAIF fund. The Savings Bank's assessment was $101,000. Net of an income tax benefit of $40,000, this special assessment decreased earnings during the first nine months of 1996 by $61,000. Because of the unanticipated death of one of the Savings Bank's directors in November 1997, the Savings Bank provided $67,000 of additional costs to recognize the full value of benefits to be paid to that director's surviving spouse under the Savings Bank's directors' retirement plan. Net of a tax benefit of $25,000, this additional provision reduced earnings by $42,000 during the nine months ended September 30, 1997.

     NET INTEREST INCOME. Net interest income decreased by $4,000 to $584,000 during the nine months ended September 30, 1996. An increase of $118,000 in total interest income was offset by an increase of $122,000 in total interest expense. Average total interest-earning assets outstanding during the nine months ended September 30, 1997 aggregated $23.0 million, an increase of $2.7 million over the average total interest-earning assets outstanding during the corresponding period of the previous year. Of the total increase, $1.7 million was in liquid assets which earn a lower rate of interest than do loans, with the result that the weighted average yield on interest-earning assets decreased to 7.61% during the nine months ended September 30, 1997 as compared with a weighted average yield of 7.83% during the nine months ended September 30, 1996. Continued growth during the first nine months of 1997 in the money market deposit accounts which the Bank introduced during 1996 accounted for substantially all of the increase in the average balance of deposits outstanding during the nine months ended September 30, 1997 as compared with the nine months ended September 30, 1996. These accounts offer the customer an attractive rate of interest, with the result that weighted average rate of interest paid on deposit accounts increased to 5.11% during the nine months ended September 30, 1997 as compared with 4.87% during the nine months ended September 30, 1996.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $22,000 and $4,000 for the nine months ended September 30, 1997 and 1996, respectively. There were no net loan charge-offs during either period. The allowance for loan losses totaled $30,000 at September 30, 1997. Loans are charged off against the allowance when management believes collection is unlikely although management intends to actively pursue collection of any loan which may be charged off. Management decisions regarding the provision and resulting allowance are based on both prior loan loss experience and other factors, such as existing loan levels and types of loans outstanding, nonperforming loans, industry standards, and general economic conditions. The loan loss allowance is an amount which management believes will be adequate to absorb possible losses on existing loans.

     OTHER INCOME. Other income was $4,000 during the nine months ended September 30, 1997 as compared with $5,000 during the nine months ended September 20, 1996.

     OTHER EXPENSES. Exclusive of the special insurance assessment and the additional directors' retirement provision described under "Net Income" above, other expenses remained, in the aggregate, relatively stable, decreasing slightly from $388,000 during the nine months ended September 30, 1996 to $386,000 during the nine months ended September 30, 1997.

     PROVISION FOR INCOME TAXES. The provision for income taxes was $31,000 and $30,000 during the nine months ended September 30, 1997 and 1996, respectively, which represented a percentage of income before income taxes of 28.4% and 31.0%, respectively.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND
1995

     NET INCOME. The Savings Bank earned net income of $112,000 during the year ended December 31, 1996 as compared with net income of $178,000 during the year ended December 31, 1995, a decrease of $66,000. The lower earnings during the year ended December 31, 1996 resulted principally from a special insurance assessment which was imposed on all SAIF-insured institutions by the FDIC to recapitalize the SAIF fund. The Savings Bank's assessment was $101,000. Net of an income tax benefit of $40,000, this special assessment decreased earnings during the year ended December 31, 1996 by $61,000.

     NET INTEREST INCOME. Net interest income decreased $18,000 to $769,000 during the year ended December 31, 1996 as compared with $787,000 during the year ended December 31, 1995. An increase of $99,000 in total interest income was offset by an increase of $117,000 in total interest expense. Average total interest-earning assets outstanding during the year ended December 31, 1996 aggregated $20.7 million, an increase of $1.4 million over the average total interest-earning assets outstanding during the previous year. The weighted average yield on interest-earning assets decreased slightly to 7.78% during the year ended December 31, 1996 as compared with a weighted average yield of 7.82% during the year ended December 31, 1995. The money market deposit accounts which the Savings Bank introduced during 1996 accounted for substantially all of the $1.4 million increase in the average balance of deposits outstanding during 1996 as compared with 1995. These accounts offer the customer an attractive rate of interest, with the result that weighted average rate of interest paid on deposit accounts increased to 4.94% during the year ended December 31, 1996 as compared with 4.62% during the prior year.

     PROVISION FOR LOAN LOSSES. The provision for loan losses was $5,000 and $1,000 for the years ended December 31, 1996 and 1995, respectively. There were no net loan charge-offs during either year. The allowance for loan losses totaled $8,000 at December 31, 1996, an amount which management believed adequate to absorb possible losses on loans existing at that date.

     OTHER INCOME. Other income was $8,000 during the year ended December 31, 1996 as compared with $2,000 during the year ended December 31, 1995, an increase of $6,000 which was principally attributable to gains of $4,000 from the sale of investments during 1996.

     OTHER EXPENSES. Exclusive of the special insurance assessment described under "Net Income" above, other expenses remained, in the aggregate, stable, totaling $508,000 for both 1996 and 1995. Provision for Income Taxes. The provision for income taxes was $50,000 and $101,000 during the years ended December 31, 1996 and 1995, respectively, which represented a percentage of income before income taxes of 30.85 and 36.2%, respectively.

     PROVISION FOR INCOME TAXES. The provision for income taxes was $50,000 and $101,000 during the years ended December 31, 1996 and 1995, respectively, which represented a percentage of income before income taxes of 30.85 and 36.2%, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related notes have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Savings Bank' operations. Nearly all the assets and liabilities of the Savings Bank are financial, unlike most industrial companies. As a result, the Savings Bank' performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. The Savings Bank' ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on the Savings Bank' performance. Changes in interest rates do not necessarily move to the same extent as changes in the price of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Savings Bank' assets and liabilities are critical to the maintenance of acceptance performance levels.

IMPACT OF NEW ACCOUNTING STANDARDS

     FASB STATEMENT ON EARNINGS PER SHARE. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly-held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing earnings per share ("EPS") previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or the contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. SFAS No. 128 supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. SFAS No. 128 will be effective for the Savings Bank's fiscal year ending December 31, 1997. Management does not believe the impact of adopting SFAS No. 128 will be material to the Savings Bank's financial statements.

     FASB STATEMENT ON ACCOUNTING FOR STOCK-BASED COMPENSATION. In October 1995 the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method; however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by APB Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. The Savings Bank expects to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, management does not believe the impact of adopting SFAS No. 123 will be material to the Savings Bank's financial statements.

     FASB STATEMENT ON TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. In June 1996, the FASB issued SFAS No. 125. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. SFAS No. 125 is effective for transfer and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The effective date for certain provisions of SFAS No. 125 have been postponed for one year. Management anticipates that the adoption of SFAS No. 125 should have no material impact on the financial statements of the Savings Bank.

     FASB STATEMENT ON REPORTING COMPREHENSIVE INCOME. In June 1997, the FASB issued SFAS No. 130. SFAS No. 130 establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 will be effective for the Savings Bank's fiscal year ending December 31, 1998, and the Bank does not intend to early adopt. Had the Savings Bank early-adopted SFAS No. 130, it would have reported comprehensive income of $82,883, $106,185 and $223,584 for the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, respectively.

THE YEAR 2000

     As is the case with substantially all financial institutions, the Savings Bank relies upon computers for the daily conduct of its business. There is concern that on January 1, 2000 many computers will be unable to "read" the new year. Thus, at the turn of the century, computer-based information systems will be faced with the problems potentially affecting hardware, software, networks and processing platforms, as well as customer and vendor interdependencies. The Savings Bank has established a committee and is in the process of assessing the effect of Year 2000 on its operating plans and systems. The Savings Bank is developing a plan for identifying, renovating, testing and implementing its systems for Year 2000 processing and internal control requirements. The Savings Bank's third party data processor, a significant provider of data processing services to the financial services industry, has given assurances that it will be Year 2000 compliant. The Savings Bank's other systems requiring Year 2000 compliance are not material to its operations and could be replaced or modified to be Year 2000 compliant without significant expenditure. The Savings Bank's customers are primarily individuals for whom the Year 2000 will have little or no effect on their banking relationships. Further, the Savings Bank is not dependent upon any one supplier of goods or services where lack of Year 2000 compliance by such provider would have any material effect on the Savings Bank. Because of the nature of the Savings Bank's operations and customer base, and relying upon assurances from the major Year 2000 party who could have an impact on the Savings Bank (i.e. the Savings Bank's third party data processor) the Savings Bank does not believe that any cost to be incurred in achieving full Year 2000 compliance will have a material effect upon the Savings Bank's financial condition or results of operations. In its conversion to a commercial bank, the Savings Bank, in implementing and adopting new products and services, will assure itself that any support services required by third parties will be Year 2000 compliant before becoming obligated for any such support services.

                            BUSINESS OF THE COMPANY

     The Company was organized at the direction of the Board of Directors of the Savings Bank in December 1997 for the purpose of becoming a holding company to own all of the outstanding capital stock of the Converted Savings Bank and, subsequent to the Bank Conversion, the Commercial Bank. Upon completion of the Conversion, the Commercial Bank will be a wholly-owned subsidiary of the Company. The Company currently is not an operating company. Following the Conversion, the Company will be engaged primarily in the business of directing, planning, and coordinating the business activities of the Commercial Bank. In the future, the Company may become an operating company or acquire or organize other operating subsidiaries, including other financial institutions, though there are no current plans in this regard. Initially, the Company will not maintain offices separate from those of the Commercial Bank or employ any persons other than its officers who will not be separately compensated for such service.

                          BUSINESS OF THE SAVINGS BANK

GENERAL

     The Savings Bank's principal business consists of attracting deposits from the general public and investing these funds in loans secured by first mortgages on owner-occupied, single-family residences in the Savings Bank's market area. The Savings Bank derives its income principally from interest earned on loans and investments and, to a lesser extent, loan servicing and other fees and gains on the sale of loans and investments. The Savings Bank's principal expenses are interest expense on deposits and borrowings and noninterest expense such as compensation and employee benefits, office occupancy expenses, and other miscellaneous expenses. Funds for these activities are provided principally by deposits, borrowings, repayments of outstanding loans, and investments and operating revenues.

MARKET AREA

     The Savings Bank's sole office is located in downtown Landis, North Carolina, which is in southern Rowan County. Landis, which has a population of approximately 2,400, was originally incorporated in 1901 along a north/south railroad route which traverses downtown Landis. The heart of Landis' local economy was the Linn Mill, a thread and yarn textile mill founded in 1900. With the automation and sale of the Linn Mill to overseas interests, the Landis area has evolved into a bedroom community for the city of Concord and Cabarrus County. The Savings Bank's primary market area consists of portions of Iredell, Rowan, and Cabarrus Counties, and its primary service area (in which approximately 75% of its customers reside) consists of the area within a seven-mile radius of its office in Landis.

     The Savings Bank plans to expand its primary market area through the establishment of a branch in a new business park development, located on Interstate-85 at Speedway Boulevard, inside the city limits of Concord, North Carolina, which is in Cabarrus County. This 20 acre development will house three hotels and conference center, a regional mall, community shopping center, commercial and professional parks, and multi-family housing. Speedway Boulevard is the main access route to the Charlotte Motor Speedway from Interstate I-85. Management anticipates that the branch will be constructed during the latter of part of 1998 and will become operational during 1999. See "Use of Proceeds."

LENDING ACTIVITIES

     GENERAL. The Savings Bank's loan portfolio totaled $18.6 million at September 30, 1997, representing 76.9% of total assets at that date. It is the Savings Bank's policy to concentrate its lending within its market area. At September 30, 1997, $16.4 million, or 87.4% of the Savings Bank's gross loan portfolio, consisted of single-family, residential mortgage loans.

     LOAN PORTFOLIO COMPOSITION. The following table sets forth selected data relating to the composition of the Savings Bank's loan portfolio by type of loan at the dates indicated. At September 30, 1997, the Savings Bank had no concentrations of loans exceeding 10% of gross loans other than as disclosed below.

                                                                                                   AT DECEMBER 31,
                                                                                    ----------------------------------------------
                                                             AT SEPTEMBER 30,
                                                                   1997                     1996                     1995
                                                           ---------------------    ---------------------    ---------------------
                                                                      PERCENTGE                PERCENTGE                PERCENTGE
                                                           AMOUNT      OF TOTAL     AMOUNT      OF TOTAL     AMOUNT      OF TOTAL
                                                           -------    ----------    -------    ----------    -------    ----------
                                                                                   (DOLLARS IN THOUSANDS)
TYPE OF LOAN:
Real estate loans:
  One-to-four family residential
     Fixed..............................................   $11,273       60.47%     $11,612       61.38%     $11,596       67.00%
     Adjustable.........................................     5,164       27.70%       5,313       28.09%       3,815       22.04%
  Multi-family residential
     Adjustable.........................................       205        1.10%         224        1.18%         249        1.44%
  Commercial
     Fixed..............................................        --          --           --          --           11        0.06%
     Adjustable.........................................       270        1.45%         248        1.31%         267        1.54%
  Construction
     Adjustable.........................................       285        1.53%         413        2.18%         338        1.95%
  Home equity lines of credit
     Adjustable.........................................     1,194        6.41%       1,175        6.21%         985        5.69%
  Home improvement loans
     Fixed..............................................        --          --            3        0.02%          --          --
     Adjustable.........................................       358        1.92%         261        1.38%         228        1.32%
                                                           -------    ----------    -------    ----------    -------    ----------
       Total real estate loans..........................    18,749      100.58%      19,249      101.76%      17,489      101.05%
                                                           -------    ----------    -------    ----------    -------    ----------
OTHER LOANS:
  Loans secured by deposits
     Fixed..............................................        58        0.31%          59        0.31%         126        0.73%
                                                           -------    ----------    -------    ----------    -------    ----------
       Total loans......................................    18,807      100.89%      19,308      102.07%      17,615      101.77%
LESS:
  Construction loans in process.........................       (51)     (0.27)%        (289)     (1.53)%        (223)     (1.29)%
  Allowance for loan losses.............................       (30)     (0.16)%          (8)     (0.04)%          (2)     (0.01)%
  Deferred loan origination fees, net of costs..........       (85)     (0.46)%         (94)     (0.50)%         (82)     (0.47)%
                                                           -------    ----------    -------    ----------    -------    ----------
                                                           $18,641      100.00%     $18,917      100.00%     $17,308      100.00%
                                                           -------    ----------    -------    ----------    -------    ----------
                                                           -------    ----------    -------    ----------    -------    ----------

     LOAN MATURITIES. The following table sets forth certain information at September 30, 1997 regarding the dollar amount of loans maturing in the Savings Bank's portfolio based on their contractual terms to maturity, including scheduled repayments of principal. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The table does not include any estimate of prepayments which significantly shorten the average life of mortgage loans and may cause the Savings Bank's repayment experience to differ from that shown below. Loan balances are net of loans in process.

                                                           1 YEAR    MORE THAN    MORE THAN     MORE THAN
                                                             OR      1 YEAR TO    3 YEARS TO    5 YEARS TO    MORE THAN
                                                            LESS      3 YEARS      5 YEARS       10 YEARS     10 YEARS      TOTAL
                                                           ------    ---------    ----------    ----------    ---------    -------
                                                                                       (IN THOUSANDS)
REAL ESTATE LOANS:
  1-4 Family residential
     Fixed..............................................   $   27      $ 174         $768         $4,479       $ 5,765     $11,213
     Adjustable.........................................    5,139         --           --             --            --       5,139
  OTHER
     Construction -- adjustable.........................      234         --           --             --            --         234
     Other -- adjustable................................    2,027         --           --             --            --       2,027
                                                           ------    ---------    ----------    ----------    ---------    -------
       Total real estate loans..........................    7,427        174          768          4,479         5,765      18,613
Other loans.............................................       58         --           --             --            --          58
                                                           ------    ---------    ----------    ----------    ---------    -------
Less allowance for loan losses..........................      (30)        --           --             --            --         (30)
                                                           ------    ---------    ----------    ----------    ---------    -------
       Total loans......................................   $7,455      $ 174         $768         $4,479       $ 5,765     $18,641
                                                           ------    ---------    ----------    ----------    ---------    -------
                                                           ------    ---------    ----------    ----------    ---------    -------

     Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans can be substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give the Savings Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

     ORIGINATION OF LOANS. The Savings Bank generally has authority to originate loans secured by real estate located throughout the United States. Consistent with its emphasis on being a community-oriented financial institution, the Savings Bank concentrates its lending activities in its market area. The following table sets forth certain information with respect to the Savings Bank's loan origination activity for the periods indicated.

                                                                    NINE MONTHS
                                                                       ENDED             YEAR ENDED
                                                                   SEPTEMBER 30,        DECEMBER 31,
                                                                  ----------------    ----------------
                                                                   1997      1996      1996      1995
                                                                  ------    ------    ------    ------
                                                                             (IN THOUSANDS)
LOANS ORIGINATED:
  One to four family residential...............................   $2,303    $3,681    $4,726    $3,104
  Other loans..................................................    1,016     1,175     1,277       728
                                                                  ------    ------    ------    ------
     Total loans originated....................................   $3,319    $4,856    $6,003    $3,832
                                                                  ------    ------    ------    ------
                                                                  ------    ------    ------    ------

     The Savings Bank's loan originations are derived from a number of sources, including referrals from depositors and borrowers, repeat customers, advertising, and calling officers as well as walk-in customers. The Savings Bank's solicitation programs consist of advertisements in local media, in addition to participation in various community organizations and events. Real estate loans are originated by the Savings Bank's loan personnel. All of the Savings Bank's loan personnel are salaried and the Savings Bank generally does not compensate loan personnel on a commission basis for loans originated. Loan applications generally are accepted at the Savings Bank's offices.

     LOAN UNDERWRITING POLICIES. The Savings Bank's lending activities are subject to written, non-discriminatory underwriting standards and to loan origination procedures prescribed by the Board of Directors. Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements, and confirmations. All mortgage loans are presented weekly to a loan committee of the Board of Directors. Individual officers of the Savings Bank have been granted authority by the Board of Directors to approve loans up to varying specified dollar amounts, depending upon the type of loan. These authorities are based on aggregate borrowings of an individual or entity. On a monthly basis, the full Board of Directors reviews the actions taken by the loan committee.

     Applications for single-family real estate loans are underwritten and closed in accordance with the standards of the Federal Home Loan Mortgage Corporation ("FHLMC"). Generally, upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment, income, and credit standing. If a proposed loan is to be secured by a mortgage on real estate, an appraisal of the real estate is usually undertaken either by an appraiser approved by the Savings Bank and licensed by the State of North Carolina or by qualified Savings Bank personnel. In the case of single-family residential mortgage loans, except when the Savings Bank becomes aware of a particular risk of environmental contamination, the Savings Bank generally does not obtain a formal environmental report on the real estate at the time a loan is made. A formal environmental report may be required in connection with nonresidential real estate loans.

     It is the Savings Bank's policy to record a lien on the real estate securing a loan. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a flood plain as designated by the United States Department of Housing and Urban Development, pay flood insurance policy premiums.

     With respect to single-family residential mortgage loans, the Savings Bank makes a loan commitment of between 30 and 60 days for each loan approved. If the borrower desires a longer commitment, the commitment may be extended for good cause and upon written approval. The interest rate is guaranteed for the commitment period.

     The Savings Bank is permitted to lend up to 80% of the lesser of the appraised value or the purchase price of the real property securing a mortgage loan. However, if the amount of a residential loan originated or refinanced exceeds 80% of the appraised value, the Savings Bank's policy generally is to obtain private mortgage insurance at the borrower's expense on that portion of the principal amount of the loan that exceeds 80% of the appraised value of the property. The Savings Bank will make a single-family residential mortgage loan with up to a 95% loan-to-value ratio if the required private mortgage insurance is obtained. The Savings Bank generally limits the loan-to-value ratio on commercial real estate mortgage loans to 75%, although the loan-to-value ratio on commercial real estate loans in limited circumstances has been as high as 80%. The Savings Bank limits the loan-to-value ratio on multi-family residential real estate loans to 80%.

     Interest rates charged by the Savings Bank on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies, and government budgetary matters.

     SINGLE-FAMILY RESIDENTIAL REAL ESTATE LENDING. The Savings Bank historically has been and continues to be an originator of single-family, residential real estate loans in its market area. At September 30, 1997, single-family, residential mortgage loans, excluding home improvement loans, totaled $16.4 million, or 88.1% of the Savings Bank's gross loan portfolio.

     The Savings Bank originates fixed-rate mortgage loans at competitive interest rates. At September 30, 1997, $11.3 million, or 60.47%, of the Savings Bank's gross loan portfolio was comprised of fixed-rate mortgage loans.

     The Savings Bank also offers adjustable-rate residential mortgage loans. The adjustable-rate loans currently offered by the Savings Bank have interest rates which adjust on an annual basis commencing after an initial fixed-rate period of one year, in accordance with a designated index (the primary index utilized by the Savings Bank is the weekly average yield on U.S. Treasury securities adjusted to a constant comparable maturity equal to the loan adjustment period, as made available by the Federal Reserve Board (the "Treasury Rate"), plus a stipulated margin. The Savings Bank offers adjustable-rate loans that meet FHLMC standards, as well as loans that do not meet such standards. The Savings Bank's adjustable-rate single-family residential real estate loans that do not meet FHLMC standards have a cap of generally 2% on any increase in the interest rate at any adjustment date, and include a cap on the maximum interest rate over the life of the loan, which cap generally is 3% to 4.5% above the initial rate. In return for providing a relatively low cap on interest rate increases over the life of the loan, the Savings Bank's adjustable-rate loans provide for a floor on the minimum interest rate over the life of the loan, which floor generally is 0.125% below the initial rate. Further, the Savings Bank generally offers discounted initial rates below the fully indexed rate on such loans. The adjustable-rate mortgage loans offered by the Savings Bank that do conform to FHLMC standards have a cap of 6% above the initial rate over the life of a loan but do not include a floor, may be offered with a "teaser" rate and have a 25 basis point lower margin above the index on which the interest rate is based. All of the Savings Bank's adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate of an adjustable-rate loan be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, or so-called negative amortization. At September 30, 1997, $5.2 million, or 31.42%, of the Savings Bank's single-family residential mortgage loans were adjustable-rate loans.

     The retention of adjustable-rate loans in the Savings Bank's portfolio helps reduce the Savings Bank's exposure to increases or decreases in prevailing market interest rates. However, there are unquantifiable credit risks resulting from potential increases in costs to borrowers in the event of upward repricing of adjustable-rate loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate loans may increase due to increases in interest costs to borrowers. Further, although adjustable-rate loans allow the Savings Bank to increase the sensitivity of its interest-earning assets to changes in interest rates, the extent of this interest sensitivity is limited by the initial fixed-rate period before the first adjustment and the lifetime interest rate adjustment limitations. Accordingly, there can be no assurance that yields on the Savings Bank's adjustable-rate loans will fully adjust to compensate for increases in the Savings Bank's cost of funds.

     CONSTRUCTION LENDING. The Savings Bank also offers residential and commercial construction loans, with a substantial portion of such loans originated to date being for the construction of owner-occupied, single-family dwellings in the Savings Bank's primary market area. Residential construction loans are offered primarily to individuals building their primary or secondary residence, as well as to selected local developers to build single-family dwellings. Generally, loans to owner/occupants for the construction of owner-occupied, single-family residential properties are originated in connection with the permanent loan on the property and have a construction term of six to 18 months. Such loans are offered on a fixed-rate or adjustable-rate basis. Interest rates on residential construction loans made to the owner/occupant have interest rates during the construction period of 1% above the rate offered by the Savings Bank on the permanent loan product selected by the borrower. Upon completion of construction, the permanent loan rate will be set at the rate then offered by the Savings Bank on that permanent loan product, except that if the permanent loan rate would be above the construction loan rate then the borrower can maintain the same rate as on the construction loan. Interest rates on residential construction loans to builders are generally set at the prime rate plus a margin of one percent and adjust monthly. Interest rates on commercial construction loans are based on the prime rate plus a negotiated margin of between 0% and 1% and adjust annually, with construction terms generally not exceeding 18 months. Advances are made on a percentage of completed basis. At September 30, 1997, $285,000, or 1.52%, of the Savings Bank's gross loan portfolio consisted of construction loans, virtually all of which was secured by single-family residences.

     Prior to making a commitment to fund a loan, the Savings Bank requires both an appraisal of the property by appraisers approved by the Board of Directors and a study of the feasibility of the proposed project. The Savings Bank also reviews and inspects each project at the commencement of construction and either weekly or biweekly during the term of the construction loan. The Savings Bank generally charges a one percent construction fee and no commitment fee on construction loans.

     Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate and the borrower is unable to meet the Savings Bank's requirements of putting up additional funds to cover extra costs or change orders, then the Savings Bank will demand that the loan be paid off and, if necessary, institute foreclosure proceedings, or refinance the loan. If the estimate of value proves to be inaccurate, the Savings Bank may be confronted, at or prior to the maturity of the loan, with collateral having a value which is insufficient to assure full repayment. The Savings Bank has sought to minimize this risk by limiting construction lending to qualified borrowers (i.e., borrowers who satisfy all credit requirements and whose loans satisfy all other underwriting standards which would apply to the Savings Bank's permanent mortgage loan financing for the subject property) in the Savings Bank's market area. On loans to builders, the Savings Bank works only with selected builders with whom it has experience and carefully monitors the creditworthiness of the builders.

     MULTI-FAMILY RESIDENTIAL AND COMMERCIAL REAL ESTATE LENDING. The Savings Bank originates commercial real estate loans, as well as a limited amount of multi-family residential real estate loans, generally limiting such originations to loans secured by properties in its primary market area and to borrowers with whom it has other loan relationships. The Savings Bank's multi-family residential loan portfolio consists primarily of loans secured by small apartment buildings, and the commercial real estate loan portfolio includes loans to finance the acquisition of small office buildings and commercial and industrial buildings. Such loans generally range in size from $100,000 to $500,000. At September 30, 1997, the Savings Bank's multi-family residential and commercial real estate loans totaled $205,000 and $270,000, respectively, which amounted to 1.10% and 1.45%, respectively, of the Savings Bank's gross loan portfolio. Multi-family and commercial real estate loans are originated either for 15 year terms with interest rates that adjust annually based on either the prime rate as quoted in the Money Rates column of THE WALL STREET JOURNAL plus a negotiated margin of up to one percent for shorter term loans or, for longer term loans, the Treasury Rate plus a negotiated margin of between three and four and one-half percent, or on a fixed-rate basis with interest calculated on a 15-year amortization schedule.

     Multi-family residential and commercial real estate lending entails significant additional risks as compared with single-family residential property lending. Multi-family residential and commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on such loans typically is dependent on the successful operation of the real estate project, retail establishment or business. These risks can be significantly affected by supply and demand conditions in the market for office, retail and residential space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, the Savings Bank generally limits itself to its market area or to borrowers with which it has prior experience or who are otherwise known to the Savings Bank. It has been the Savings Bank's policy to obtain annual financial statements of the business of the borrower or the project for which commercial or multi-family residential real estate loans are made. In addition, in the case of commercial mortgage loans made to a partnership or a corporation, the Savings Bank seeks, whenever possible, to obtain personal guarantees and annual financial statements of the principals of the partnership or corporation.

     HOME EQUITY LINE OF CREDIT AND HOME IMPROVEMENT LOANS. At September 30, 1997, the Savings Bank had approximately $1.2 million in home equity line of credit loans, representing approximately 6.35% of its gross loan portfolio. The Savings Bank's home equity lines of credit have adjustable interest rates tied to the prime interest rate plus a margin. The home equity lines of credit require monthly payments until the loan is paid in full. Home equity lines of credit are generally secured by subordinate liens against residential real property. The Savings Bank requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least sufficient to cover its loan. Home equity loans are generally limited so that the amount of such loans, along with any senior indebtedness, does not exceed 80% of the value of the real estate security. The Savings Bank also originates home improvement loans, which are secured by subordinate liens against the residence being improved. Home improvement loans may carry fixed or adjustable interest rates and are subject to repayment terms, insurance requirements, and loan-to-value limitations similar to those applicable to home equity lines of credit. At September 30, 1997, the Savings Bank had approximately $358,000 of home improvement loans, representing 1.90% of its gross loan portfolio.

     OTHER LENDING ACTIVITIES. The consumer loans originated by the Savings Bank include automobile loans, savings account loans, and miscellaneous other consumer loans, including unsecured loans. At September 30, 1997, the Savings Bank's consumer loans totaled $58,000, or 0.31% of the Savings Bank's gross loan portfolio and consisted entirely of savings account loans.

     The Savings Bank's automobile loans are generally underwritten in amounts up to 75% of the lesser of the purchase price of the automobile or, with respect to used automobiles, the loan value as published by the National Automobile Dealers Association. The terms of most such loans do not exceed 48 months. The Savings Bank requires that the vehicles be insured and the Savings Bank be listed as loss payee on the insurance policy.

     The Savings Bank makes savings account loans for up to 90% of the depositor's savings account balance. The interest rate is normally two percent above the annual percentage yield paid on the savings account, and the account must be pledged as collateral to secure the loan. Interest generally is billed on a quarterly basis.

     Consumer lending affords the Savings Bank the opportunity to earn yields higher than those obtainable on single-family residential lending. However, consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans which are unsecured or secured by rapidly depreciable assets such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss, or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer and credit card loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by events such as job loss, divorce, illness, or personal bankruptcy. Further, the application of various state and federal laws, including federal and state bankruptcy and insolvency law, may limit the amount which may be recovered. In underwriting consumer loans, the Savings Bank considers the borrower's credit history, an analysis of the borrower's income and ability to repay the loan, and the value of the collateral.

     LOAN FEES AND SERVICING. The Savings Bank receives fees in connection with late payments and for miscellaneous services related to its loans. The Savings Bank also charges fees in connection with loan originations. These fees can consist of origination, discount, construction and/or commitment fees, depending on the type of loan. The Savings Bank generally does not service loans for others.

     NONPERFORMING LOANS AND OTHER PROBLEM ASSETS. It is management's policy to continually monitor its loan portfolio to anticipate and address potential and actual delinquencies. When a borrower fails to make a payment on a loan, the Savings Bank takes immediate steps to have the delinquency cured and the loan restored to current status. Loans which are delinquent more than 15 days incur a late fee of four percent of the monthly payment of principal and interest due. As a matter of policy, the Savings Bank will contact the borrower after the loan has been delinquent 30 days. If payment is not promptly received, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency. Generally, after any loan is delinquent 60 days or more, a default letter is sent to the borrower. If the default is not cured after 90 days, formal legal proceedings are commenced to collect amounts owed.

     Loans generally are placed on nonaccrual status, and accrued but unpaid interest is reversed, when, in management's judgment, it is determined that the collectibility of interest, but not necessarily principal, is doubtful. Management is authorized to commence foreclosure proceedings for any loan upon making a determination that it is prudent to do so. Loans are charged off when management concludes that they are uncollectible.

     Real estate acquired by the Savings Bank as a result of foreclosure is classified as real estate acquired through foreclosure until such time as it is sold and is recorded at the lower of the estimated fair value of the underlying real estate or the carrying amount of the loan. Costs relating to holding or improving such real estate are charged against income in the current period. Any required write-down of the loan to its fair value less estimated selling costs upon foreclosure is charged against the allowance for loan losses. At September 30, 1997, the Savings Bank held no real estate acquired as a result of foreclosures.

     The following table sets forth information with respect to the Savings Bank's nonperforming assets at the dates indicated. At the dates shown, the Savings Bank had no restructured loans within the meaning of Statement of Financial Accounting Standards No. 15.

                                                                                                                 AT DECEMBER 31,
                                                                                            AT SEPTEMBER 30,    ------------------
                                                                                                  1997          1996        1995
                                                                                            ----------------    -----      -------
                                                                                                    (DOLLARS IN THOUSANDS)
Loans not accruing interest..............................................................        $   --         $  --      $    --
Accruing loans 90 days or more past due..................................................            47             5           --
                                                                                                 ------         -----      -------
     Total nonperforming loans...........................................................            47             5           --
Foreclosed real estate...................................................................            --            --           --
                                                                                                 ------         -----      -------
     Total nonperforming assets..........................................................        $   47         $   5           --
                                                                                                 ------         -----      -------
                                                                                                 ------         -----      -------
Nonperforming assets to total assets.....................................................          0.19%         0.02%          --
                                                                                                 ------         -----      -------
                                                                                                 ------         -----      -------

     At September 30, 1997, an analysis of the Savings Bank's portfolio did not reveal any impaired loans that needed to be classified under SFAS No. 114 or 118.

     CLASSIFIED ASSETS. Federal regulations require that the Savings Bank classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, examiners have authority to identify problem assets and if appropriate, classify them in their reports of examination. There are three classifications for problem assets: "substandard," "doubtful," and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, questionable, and there is a high possibility of loss. Loss assets are considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Assets classified as substandard or doubtful require a savings institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, a savings institution must either establish a specific allowance for loss in the amount of the portion of the asset classified loss, or charge off such amount. The Savings Bank regularly reviews its assets to determine whether any assets require classification or re-classification. At September 30, 1997, the Savings Bank had no classified assets.

     ALLOWANCE FOR LOAN LOSSES. The Savings Bank's policy is to establish reserves for estimated losses on delinquent loans when it determines that losses are expected to be incurred on such loans. The allowance for losses on loans is maintained at a level believed adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loss experience, current economic conditions, volume, growth and composition of the portfolio, and other relevant factors. The allowance is increased by provisions for loan losses which are charged against income.

     Although management believes it uses the best information available to make determinations with respect to the allowances for losses and believes such allowances are adequate, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations. Management anticipates that the Savings Bank's provisions for loan losses will increase in the future as it implements the Board of

Directors' strategy of continuing existing lines of business while gradually expanding commercial business and consumer lending, which loans generally entail greater risks than single-family residential mortgage loans.

     Banking regulatory agencies, including the FDIC, have adopted a policy statement regarding maintenance of an adequate allowance for loan and lease losses and an effective loan review system. This policy includes an arithmetic formula for checking the reasonableness of an institution's allowance for loan loss estimate compared to the average loss experience of the industry as a whole. Examiners will review an institution's allowance for loan losses and compare it against the sum of: (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified as substandard; and (iii) for the portions of the portfolio that have not been classified (including those loans designated as special mention), estimated credit losses over the upcoming 12 months given the facts and circumstances as of the evaluation date. This amount is considered neither a "floor" nor a "safe harbor" of the level of allowance for loan losses an institution should maintain, but examiners will view a shortfall relative to the amount as an indication that they should review management's policy on allocating these allowances to determine whether it is reasonable based on all relevant factors.

     The following table sets forth an analysis of the Savings Bank's allowance for loan losses for the periods indicated.

                                                                                                                      YEAR
                                                                                                   NINE MONTHS       ENDED
                                                                                                      ENDED          DECEMBER
                                                                                                  SEPTEMBER 30,      31,
                                                                                                 ---------------     ------
                                                                                                 1997      1996       1996
                                                                                                 ----     ------     ------
                                                                                                   (DOLLARS IN THOUSANDS)
Balance at beginning of period................................................................   $ 8      $   2      $   2
                                                                                                 ----     ------     ------
  Loans charged off...........................................................................    --         --         --
  Recoveries..................................................................................    --         --         --
                                                                                                 ----     ------     ------
     Net loans charged off....................................................................    --         --         --
                                                                                                 ----     ------     ------
  Provision for loan losses...................................................................    22          4          6
                                                                                                 ----     ------     ------
Balance at end of period......................................................................   $30      $   6      $   8
                                                                                                 ----     ------     ------
                                                                                                 ----     ------     ------
Ratio of net charge-offs to average loans outstanding during the period.......................    -- %       -- %       -- %
                                                                                                 ----     ------     ------
                                                                                                 ----     ------     ------


                                                                                                 1995
                                                                                                ------

Balance at beginning of period................................................................  $   2
                                                                                                ------
  Loans charged off...........................................................................     --
  Recoveries..................................................................................     --
                                                                                                ------
     Net loans charged off....................................................................     --
                                                                                                ------
  Provision for loan losses...................................................................     --
                                                                                                ------
Balance at end of period......................................................................  $   2
                                                                                                ------
                                                                                                ------
Ratio of net charge-offs to average loans outstanding during the period.......................     -- %
                                                                                                ------
                                                                                                ------

     The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                   AT SEPTEMBER 30,                                   AT DECEMBER 31,
                          ----------------------------------    ------------------------------------------------------------
                                         1997                                  1996                            1995
                          ----------------------------------    ----------------------------------    ----------------------
                                        PERCENT                               PERCENT                               PERCENT
                                          OF        PERCENT                     OF        PERCENT                     OF
                                       ALLOWANCE    OF LOANS                 ALLOWANCE    OF LOANS                 ALLOWANCE
                          AMOUNT OF    TO TOTAL     TO GROSS    AMOUNT OF    TO TOTAL     TO GROSS    AMOUNT OF    TO TOTAL
                          ALLOWANCE    ALLOWANCE     LOANS      ALLOWANCE    ALLOWANCE     LOANS      ALLOWANCE    ALLOWANCE
                          ---------    ---------    --------    ---------    ---------    --------    ---------    ---------
                                                                (DOLLARS IN THOUSANDS)
REAL ESTATE LOANS:
  One-to-four family
    residential........      $12          40.00%      87.40%     $     7        87.50%      88.94%     $     2       100.00%
  Multi-family
    residential........        2           6.67%       1.09%          --           --        1.18%          --           --
  Commercial...........        2           6.67%       1.44%          --           --        1.31%          --           --
  Construction.........        2           6.67%       1.51%          --           --        0.65%          --           --
  Home equity lines of
    credit.............       10          33.33%       6.35%           1        12.50%       6.21%          --           --
  Home improvement
    loans..............        2           6.67%       1.90%          --           --        1.40%          --           --
                             ---       ---------    --------         ---     ---------    --------         ---     ---------
    Total real estate
      loans............       30         100.00%      99.69%           8       100.00%      99.69%           2       100.00%
OTHER LOANS:
  Loans secured by
    deposits...........       --             --        0.31%          --           --        0.31%          --           --
                             ---       ---------    --------         ---     ---------    --------         ---     ---------
    Total allowance for
      loan losses......      $30         100.00%     100.00%     $     8       100.00%     100.00%     $     2       100.00%
                             ---       ---------    --------         ---     ---------    --------         ---     ---------
                             ---       ---------    --------         ---     ---------    --------         ---     ---------


                         PERCENT
                         OF LOANS
                         TO GROSS
                          LOANS
                         --------

REAL ESTATE LOANS:
  One-to-four family
    residential........    88.56%
  Multi-family
    residential........     1.44%
  Commercial...........     1.60%
  Construction.........     0.66%
  Home equity lines of
    credit.............     5.69%
  Home improvement
    loans..............     1.32%
                         --------
    Total real estate
      loans............    99.27%
OTHER LOANS:
  Loans secured by
    deposits...........     0.73%
                         --------
    Total allowance for
      loan losses......   100.00%
                         --------
                         --------

INVESTMENT ACTIVITIES

     GENERAL. Interest income from investment securities generally provides the second largest source of income to the Savings Bank after interest on loans. The Board of Directors has authorized investment in U.S. Government and agency securities, state government obligations, municipal securities, obligations of the FHLB, mortgage-backed securities issued by the Federal National Mortgage Association ("FNMA") and FHLMC and any other securities authorized by the Administrator as permissible investments. The Savings Bank's objective is to use such investments to reduce interest rate risk, enhance yields on assets, and provide liquidity.

     Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in the Savings Bank's investment policy. The Savings Bank performs analyses on investment securities on an ongoing basis to determine the impact on earnings and market value under various interest rate and prepayment conditions. Securities purchases are subject to the oversight of the Board of Directors and are reviewed on a monthly basis. The executive officers of the Savings Bank have authority to make specific investment decisions within the parameters determined by the Board of Directors.

     INVESTMENT SECURITIES. The Savings Bank's investment securities consist primarily of securities issued by the U.S. Treasury and federal and state government agency obligations. At September 30, 1997, the Savings Bank's entire portfolio of investment securities was classified available for sale and amounted to $2.6 million, including gross unrealized gains of $10,000. The Savings Bank attempts to maintain a high degree of liquidity in its investment securities portfolio by choosing those that are readily marketable. As of September 30, 1997, the estimated weighted average life of the Savings Bank's investment securities portfolio was approximately one year. In addition, at September 30, 1997, the Savings Bank had $187,000 of FHLB stock, $26,000 of interest-bearing balances in other banks, and $2.3 million of federal funds sold.

     The following table sets forth the carrying value of the Savings Bank's investment securities portfolio at the dates indicated.

                                                                                                                AT DECEMBER 31,
                                                                                            AT SEPTEMBER 30,    ----------------
                                                                                                  1997           1996      1995
                                                                                            ----------------    ------    ------
                                                                                                       (IN THOUSANDS)
Securities available for sale:
  U.S. government and agency securities..................................................        $2,559         $2,148    $1,988
                                                                                                -------         ------    ------
Securities held to maturity:
  Mortgage-backed securities.............................................................            --             --        24
                                                                                                -------         ------    ------
     Total investment securities.........................................................         2,559          2,148     2,012

Interest-earning balances in other banks.................................................            26             33        32
Federal funds sold.......................................................................         2,325            675       100
Federal Home Loan Bank stock.............................................................           187            170       157
                                                                                                -------         ------    ------
     Total investments...................................................................        $5,097         $3,026    $2,301
                                                                                                -------         ------    ------
                                                                                                -------         ------    ------

     The following table sets forth the scheduled maturities, carrying values, amortized cost and average yields for the Savings Bank's investment securities portfolio at September 30, 1997.

                                                              AFTER ONE YEAR      AFTER FIVE YEARS
                                                            THROUGH FIVE YEARS   THROUGH TEN YEARS
                                        ONE YEAR OR LESS                                               AFTER TEN YEARS      TOTAL
                                       ------------------   ------------------   ------------------   ------------------   --------
                                       CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING
                                        VALUE      YIELD     VALUE      YIELD     VALUE      YIELD     VALUE      YIELD     VALUE
                                       --------   -------   --------   -------   --------   -------   --------   -------   --------
Securities available for sale:
  U.S. government and agency
    securities.......................   $  801      5.39%    $1,758      5.77%   $   --        --       $ --         --     $2,559
Other:
  Interest-earning balances in other
    banks............................       26      6.23%        --        --        --        --         --         --         26
  Federal funds sold.................    2,325      5.88%        --        --        --        --         --         --      2,325
  Federal Home Loan Bank stock.......       --        --         --        --        --        --        187       7.25%       187
                                       --------   -------   --------   -------      ---     -------   --------   -------   --------
                                        $3,152      5.75%    $1,758      5.77%   $   --        --       $187       7.25%    $5,097
                                       --------   -------   --------   -------      ---     -------   --------   -------   --------
                                       --------   -------   --------   -------      ---     -------   --------   -------   --------


                                       AVERAGE
                                        YIELD
                                       -------
Securities available for sale:
  U.S. government and agency
    securities.......................    5.65%
Other:
  Interest-earning balances in other
    banks............................    6.23%
  Federal funds sold.................    5.88%
  Federal Home Loan Bank stock.......    7.25%
                                       -------
                                         5.81%
                                       -------
                                       -------

DEPOSITS AND BORROWINGS

     GENERAL. Deposits are the primary source of the Savings Bank's funds for lending, investment activities, and general operational purposes. In addition to deposits, the Savings Bank derives funds from loan principal and interest repayments, maturities of investment securities, and interest payments thereon. Although loan repayments are a relatively stable source of funds, deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings from the FHLB of Atlanta may be used on a short-term basis to compensate for reductions in the availability of funds, or on a longer term basis for general operational purposes. The Converted Savings Bank and the Commercial Bank will continue to have access to advances from the FHLB of Atlanta.

     DEPOSITS. The Savings Bank attracts deposits principally from within its market area by offering a variety of deposit instruments, including, money market accounts, passbook savings accounts, individual retirement accounts, and certificates of deposit which range in maturity from seven days to three years. Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit, and the interest rate. Maturities, terms, service fees, and withdrawal penalties for its deposit accounts are established by the Savings Bank on a periodic basis. The Savings Bank reviews its deposit pricing on a weekly basis. In determining the characteristics of its deposit accounts, the Savings Bank considers the rates offered by competing institutions, lending and liquidity requirements, growth goals and federal regulations. Management believes it prices its deposits comparably to rates offered by its competitors. The Savings Bank does not accept brokered deposits.

     The Savings Bank attempts to compete for deposits with other institutions in its market area by offering competitively priced deposit instruments that are tailored to the needs of its customers. Additionally, the Savings Bank seeks to meet customers' needs by providing convenient customer service to the community, efficient staff, and convenient hours of service. Substantially, all of the Savings Bank's depositors are North Carolina residents.

     The following tables set forth the distribution of the Savings Bank's deposit accounts at the dates indicated, the weighted average interest rates, and the change in dollar amounts for each category of deposits presented.

                                                                                                                           DECEMBER
                                           SEPTEMBER 30, 1997                          DECEMBER 31, 1996                   31, 1995
                                       ---------------------------                ---------------------------              -------
                                                 WEIGHTED             INCREASE              WEIGHTED             INCREASE
                                                 AVERAGE     % OF    (DECREASE)             AVERAGE     % OF    (DECREASE)
                                       AMOUNT      RATE     TOTAL    IN AMOUNT    AMOUNT      RATE     TOTAL    IN AMOUNT    AMOUNT
                                       -------   --------   ------   ----------   -------   --------   ------   ----------   -------
                                                                          (DOLLARS IN THOUSANDS)
Savings deposits:
  Regular passbook...................  $ 3,994     3.20%     20.27%    $ (340)    $ 4,334     3.05%     23.65%   $ (1,045)   $ 5,379
  Money market.......................    4,504     5.37%     22.86%     1,838       2,666     5.58%     14.55%      2,666          0
                                       -------      ---     ------   ----------   -------      ---     ------   ----------   -------
    Total Savings deposits...........    8,498     4.35%     43.13%     1,498       7,000     4.01%     38.21%      1,621      5,379
                                       -------      ---     ------   ----------   -------      ---     ------   ----------   -------
Certificate accounts with original
  maturities of (in thousands):
  6 months or less...................    2,899     5.14%     14.71%      (989)      3,888     5.32%     21.22%        465      3,423
  Over 6 to 12 months................    3,319     5.67%     16.85%     1,092       2,227     5.26%     12.15%        350      1,877
  Over 12 months.....................    4,985     6.00%     25.30%      (222)      5,207     6.26%     28.42%         40      5,167
                                       -------      ---     ------   ----------   -------      ---     ------   ----------   -------
    Total certificates...............   11,203     5.68%     56.87%      (119)     11,322     5.74%     61.79%        855     10,467
                                       -------      ---     ------   ----------   -------      ---     ------   ----------   -------
    Total deposits...................  $19,701     5.11%    100.00%    $1,379     $18,322     5.08%    100.00%   $  2,476    $15,846
                                       -------      ---     ------   ----------   -------      ---     ------   ----------   -------
                                       -------      ---     ------   ----------   -------      ---     ------   ----------   -------


                                       WEIGHTED
                                       AVERAGE     % OF
                                         RATE     TOTAL
                                       --------   ------

Savings deposits:
  Regular passbook...................    3.05%     33.95%
  Money market.......................    0.00%      0.00%
                                          ---     ------
    Total Savings deposits...........    3.05%     33.95%
                                          ---     ------
Certificate accounts with original
  maturities of (in thousands):
  6 months or less...................    5.34%     21.60%
  Over 6 to 12 months................    5.56%     11.85%
  Over 12 months.....................    5.99%     32.61%
                                          ---     ------
    Total certificates...............    5.70%     66.05%
                                          ---     ------
    Total deposits...................    4.80%    100.00%
                                          ---     ------
                                          ---     ------

     The following table sets forth the time deposits in the Savings Bank classified by rates at the dates indicated.

                                                                       MORE THAN           MORE THAN
                                                    1 YEAR             1 YEAR TO           3 YEARS TO           MORE THAN
                                                    OR LESS             3 YEARS             5 YEARS              5 YEARS
                                               -----------------   -----------------   ------------------   ------------------
                                                        WEIGHTED            WEIGHTED             WEIGHTED             WEIGHTED
                                               AMOUNT   AVERAGE    AMOUNT   AVERAGE    AMOUNT    AVERAGE    AMOUNT    AVERAGE
                                               ------   --------   ------   --------   -------   --------   -------   --------
                                                                           (DOLLARS IN THOUSANDS)
Certificates of $100,000 or more.............  $1,856     5.88%    $1,025     6.12%    $   --         --    $   --         --
Certificates of less than $100,000...........  4,361      5.37%    3,961      6.07%        --         --        --         --
                                                                                                      --                   --
                                               ------      ---     ------      ---     -------              -------
    Total....................................  $6,217     5.52%    $4,986     6.08%    $   --         --    $   --         --
                                                                                                      --                   --
                                                                                                      --                   --
                                               ------      ---     ------      ---     -------              -------
                                               ------      ---     ------      ---     -------              -------


                                                     TOTAL
                                               ------------------
                                                         WEIGHTED
                                               AMOUNT    AVERAGE
                                               -------   --------

Certificates of $100,000 or more.............  $ 2,881     5.96%
Certificates of less than $100,000...........    8,322     5.70%

                                               -------      ---
    Total....................................  $11,203     5.77%

                                               -------      ---
                                               -------      ---

     The following table indicates the amount of the Savings Bank's certificates of deposit by interest rate and by time remaining until maturity as of September 30, 1997.

                                                                                                 MATURITY
                                                                           ----------------------------------------------------
                                                                                                  OVER
                                                                                        OVER      6 TO
                                                                           3 MONTHS    3 TO 6      12        OVER
                                                                           OR LESS     MONTHS    MONTHS    12 MONTHS     TOTAL
                                                                           --------    ------    ------    ---------    -------
                                                                                              (IN THOUSANDS)
Certificates of $100,000 or more........................................    $  721     $  330    $1,354     $   476     $ 2,881
Certificates of less than $100,000......................................     2,248      2,335     1,876       1,863       8,322
                                                                           --------    ------    ------    ---------    -------
     Total..............................................................    $2,969     $2,665    $3,230     $ 2,339     $11,203
                                                                           --------    ------    ------    ---------    -------
                                                                           --------    ------    ------    ---------    -------

     In the unlikely event the Savings Bank is liquidated after the Stock Conversion, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to the sole shareholder of the Converted Savings Bank or the Commercial Bank, which is the Company.

     BORROWINGS. Savings deposits historically have been the primary source of funds for the Savings Bank's lending, investments and general operating activities. The Savings Bank is authorized, however, to use advances from the FHLB of Atlanta to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB of Atlanta functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the FHLB System, the Savings Bank is required to own stock in the FHLB of Atlanta and is authorized to apply for advances. Advances are pursuant to several different programs, each of which has its own interest rate and range of maturities. The Savings Bank has a Blanket Agreement for advances with the FHLB under which the Savings Bank may borrow up to 75% of assets subject to normal collateral and underwriting requirements. Advances from the FHLB of Atlanta are secured by the Savings Bank's stock in the FHLB of Atlanta and other eligible assets. As of December 31, 1996 and 1995 and September 30, 1997, the Savings Bank had no advances from the FHLB of Atlanta. The Savings Bank will remain as a member of the FHLB system following the Bank Conversion.

COMPETITION

     The Savings Bank faces strong competition in originating real estate, commercial, and consumer loans, and in attracting deposits. The Savings Bank competes for real estate and other loans principally on the basis of interest rates, the types of loans it originates, the deposit products it offers and the quality of services it provides to borrowers. The Savings Bank also competes by offering products which are tailored to the local community. Its competition in originating real estate loans comes primarily from other savings institutions, commercial banks, mortgage bankers, and mortgage brokers. Commercial banks, credit unions, and finance companies provide vigorous competition in consumer lending. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

     The Savings Bank attracts its deposits through its branch offices primarily from the local communities. Consequently, competition for deposits is principally from other savings institutions, commercial banks, credit unions and brokers in the Savings Bank's primary market area. The Savings Bank competes for deposits and loans by offering what it believes to be a variety of deposit accounts at competitive rates, convenient business hours, a commitment to outstanding customer service and a well-trained staff. The Savings Bank believes it has developed strong relationships with local realtors and the community in general.

     Management considers the Savings Bank's primary service area for gathering deposits and originating loans to be the area within a seven-mile radius around its office in Landis, which includes portions of Cabarrus, Iredell, and Rowan Counties in North Carolina. Management estimates that 75% of the Savings Bank's customers reside in its primary service area.

PROPERTIES

     The following table sets forth certain information regarding the Savings Bank's office as of September 30, 1997.

ADDRESS                      YEAR ACQUIRED     BOOK VALUE     SQUARE FOOTAGE
------------------------     -------------     ----------     --------------
107 South Central Avenue          1953          $261,000           5,000
Landis, North Carolina

     The Savings Bank has entered into a letter of intent to acquire a one-acre outparcel of land in a new business park on which it intends to construct a branch office. The letter of intent provides for a purchase price of $557,377 and the execution of a definitive purchase agreement on or before January 2, 1998. The purchase transaction is expected to close during the first quarter of 1998 and is not contingent upon completion of the Conversion.

EMPLOYEES

     As of November 1, 1997, the Savings Bank had six full-time employees, none of whom were represented by a collective bargaining agreement. Management considers the Savings Bank's relationships with its employees to be good.

LEGAL PROCEEDINGS

     From time to time, the Savings Bank is a party to various legal proceedings incident to its business. At December 1, 1997, there were no legal proceedings to which the Savings Bank was a party, or to which any of their property was subject, which were expected by management to result in a material loss to the Savings Bank. There are no pending regulatory proceedings to which the Company or the Savings Bank is a party or to which any of their properties is subject which are currently expected to result in a material loss.

                                   REGULATION

DEPOSITORY INSTITUTION REGULATION

     GENERAL. The Savings Bank is a North Carolina-chartered savings bank and a member of the FHLB of Atlanta and its deposits are insured by the FDIC through the SAIF. As a North Carolina savings bank, the Savings Bank is subject to regulation and supervision by the Administrator and the FDIC as to matters such as capital standards, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority. The Administrator and the FDIC periodically examine the Savings Bank for compliance with various regulatory requirements and for safe and sound operations. The FDIC also has the authority to conduct special examinations of the Savings Bank because its deposits are insured by the SAIF. The Savings Bank must file reports with the Administrator describing its activities and financial condition and must obtain the approval from the Administrator and the FDIC prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions.

     Upon consummation of the Bank Conversion, the Commercial Bank will be a North Carolina commercial bank and its deposit accounts will continue to be insured by the SAIF. The Commercial Bank will be subject to supervision, examination, and regulation by the Commissioner and the FDIC as to matters such as capital standards, mergers, subsidiary investments and activities, and establishment of branch offices, and it will remain subject to the FDIC's authority to conduct special examinations. The Commercial Bank will be required to file reports with the Commissioner and the FDIC concerning its activities and financial condition and will be required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other depository institutions.

     As a federally insured depository institution, the Savings Bank is, and the Converted Savings Bank and the Commercial Bank will be, subject to various regulations promulgated by the Federal Reserve Board, including Regulation B (Equal Credit Opportunity), Regulation D (Reserve Requirements), Regulation E (Electronic Fund Transfers), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds and Collection of Checks), and Regulation DD (Truth in Savings).

     The system of regulation and supervision applicable to the Savings Bank, the Converted Savings Bank, and the Commercial Bank establishes a comprehensive framework for their operations and is intended primarily for the protection of the FDIC and depositors. Changes in the regulatory framework could have a material effect on the Savings Bank, the Converted Savings Bank and the Commercial Bank and their respective operations that in turn, could have a material effect on the Company.

     CAPITAL REQUIREMENTS. The Federal Reserve Board and the FDIC have established guidelines with respect to the maintenance of appropriate levels of capital by bank holding companies with consolidated assets of $150 million or less and state non-member banks, respectively. The regulations impose two sets of capital adequacy requirements: minimum leverage rules, which require bank holding companies and state non-member banks to maintain a specified minimum ratio of capital to total assets, and risk-based capital rules, which require the maintenance of specified minimum ratios of capital to "risk-weighted" assets. The regulations of the FDIC and the Federal Reserve Board require bank holding companies and state non-member banks, respectively, to maintain a minimum leverage ratio of "Tier 1 capital" to total assets of 3.0%. Tier 1 capital is the sum of common shareholders' equity, certain perpetual preferred stock (which must be noncumulative with respect to banks), including any related surplus, and minority interests in consolidated subsidiaries; minus all intangible assets (other than certain purchased mortgage servicing rights and purchased credit card receivables), identified losses, and investments in certain subsidiaries. As a SAIF-insured, state-chartered bank, the Savings Bank must also deduct from Tier 1 capital an amount equal to its investments in, and extensions of credit to, subsidiaries engaged in activities that are not permissible for national banks, other than debt and equity investments in subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities or in subsidiary depository institutions or their holding companies. Although setting a minimum 3.0% leverage ratio, the capital regulations state that only the strongest bank holding companies and banks, with composite examination ratings of 1 under the rating system used by the federal bank regulators, would be permitted to operate at or near such minimum level of capital. All other bank holding companies and banks are expected to maintain a leverage ratio of at least 1% to 2% above the minimum ratio, depending on the assessment of an individual organization's capital adequacy by its primary regulator. Any bank or bank holding companies experiencing or anticipating significant growth would be expected to maintain capital well above the minimum levels. In addition, the Federal Reserve Board has indicated that whenever appropriate, and in particular when a bank holding company is undertaking expansion, seeking to engage in new activities or otherwise facing unusual or abnormal risks, it will consider, on a case-by-case basis, the level of an organization's ratio of tangible Tier 1 capital to total assets in making an overall assessment of capital.

     In addition to the leverage ratio, the regulations of the Federal Reserve Board and the FDIC require bank holding companies and state-chartered nonmember banks to maintain a minimum ratio of qualifying total capital to risk-weighted assets of at least 8.0%, of which at least four percentage points must be Tier 1 capital. Qualifying total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and preferred stock with a maturity of 20 years or more, and certain other capital instruments. The includible amount of Tier 2 capital cannot exceed the institution's Tier 1 capital. Qualifying total capital is further reduced by the amount of the institution's investments in banking and finance subsidiaries that are not consolidated for regulatory capital purposes, reciprocal cross-holdings of capital securities issued by other banks, and certain other deductions. The risk-based capital regulations assign balance sheet assets and the credit equivalent amounts of certain off-balance sheet items to one of four broad risk weight categories. The aggregate dollar amount of each category is multiplied by the risk weight assigned to that category based principally on the degree of credit risk associated with the obligor. The sum of these weighted values equals the bank holding company or the bank's risk-weighted assets.

     The federal bank regulators, including the Federal Reserve Board and the FDIC, have proposed to revise their risk-based capital requirements to ensure that such requirements provide for explicit consideration of interest rate risk. Under the proposed rule, a bank's interest rate risk exposure would be quantified using either the measurement system set forth in the proposal or the bank's internal model for measuring such exposure, if such model is determined to be adequate by the bank's examiner. If the dollar amount of a bank's interest rate risk exposure, as measured under either measurement system, exceeds 1% of the bank's total assets, the bank would be required under the proposed rule to hold additional capital equal to the dollar amount of the excess. Management of the Savings Bank has not determined what effect, if any, the FDIC's proposed interest rate risk component would have on the Savings Bank's capital if adopted as proposed. The FDIC has adopted a regulation that provides that the FDIC may take into account whether a bank has significant risks from concentrations of credit or nontraditional activities in determining the adequacy of its capital. The Savings Bank has not been advised that it will be required to maintain any additional capital under this regulation. The proposed interest rate risk component would not apply to bank holding companies on a consolidated basis.

     In addition to FDIC regulatory capital requirements, the Administrator requires that net worth equal at least 5% of total assets. Intangible assets must be deducted from net worth and assets when computing compliance with this requirement.

     At September 30, 1997, the Savings Bank complied with each of the capital requirements of the FDIC and the Administrator. For a description of the Savings Bank's required and actual capital levels on September 30, 1997, see "Historical and Pro Forma Regulatory Capital Compliance."

     Following the Bank Conversion, the Commercial Bank will be subject to the Commissioner's capital surplus regulation which requires commercial banks to maintain a capital surplus of at least 50% of common capital. Common capital is defined as the total of the par value of shares times the number of shares outstanding.

     PROMPT CORRECTIVE REGULATORY ACTION. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. A "significantly undercapitalized" institution may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior regulatory approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. If an institution's ratio of tangible capital to total assets falls below a "critical capital level," the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund.

     Federal banking regulators have adopted regulations implementing the prompt corrective action provisions of FDICIA. Under these regulations, the federal banking regulators will generally measure a depository institution's capital adequacy on the basis of the institution's total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core capital to adjusted total assets).

     Under the regulations, an institution that is not subject to an order or written directive by its primary federal regulator to meet or maintain a specific capital level will be deemed "well capitalized" if it also has: (i) a total risk-based capital ratio of 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6.0% or greater; and (iii) a leverage ratio of 5.0% or greater. An "adequately capitalized" depository institution is an institution that does not meet the definition of well capitalized and has: (i) a total risk-based capital ratio of 8.0% or greater; (ii) a Tier 1 risk-based capital ratio of 4.0% or greater; and (iii) a leverage ratio of 4.0% or greater (or 3.0% or greater if the depository institution has a composite 1 CAMEL rating). An "undercapitalized institution" is a depository institution that has (i) a total risk-based capital ratio less than 8.0%; or (ii) a Tier 1 risk- based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or less than 3.0% if the institution has a composite 1 CAMEL rating). A "significantly undercapitalized" institution is defined as a depository institution that has: (i) a total risk-based capital ratio of less than 6.0%; or (ii) a Tier 1 risk-based capital ratio of less than 3.0%; or (iii) a leverage ratio of less than 3.0%. A "critically undercapitalized" institution is defined as a depository institution that has a ratio of "tangible equity" to total assets of less than 2.0%. Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain purchased mortgage servicing rights. The appropriate federal banking agency may reclassify a well capitalized depository institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically under-capitalized) if it determines, after notice and an opportunity for a hearing, that the institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any CAMEL rating category. At September 30, 1997, the Savings Bank was classified as "well capitalized" under FDIC regulations, and management of the Savings Bank believes that the Commercial Bank will, immediately after the Conversion, also be classified as "well-capitalized."

     SAFETY AND SOUNDNESS GUIDELINES. Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the "CDRI Act"), each federal banking agency was required to establish safety and soundness standards for institutions under its authority. The interagency guidelines require depository institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that depository institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. If the appropriate federal banking agency determines that a depository institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A depository institution must submit an acceptable compliance plan to its primary federal regulator within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that the Savings Bank already substantially meets all the standards adopted in the interagency guidelines, and therefore does not believe that implementation of these regulatory standards will materially affect the operations of the Savings Bank or the Commercial Bank.

     COMMUNITY REINVESTMENT ACT. The Savings Bank, like other financial institutions, is subject to the Community Reinvestment Act ("CRA"). The purpose of the CRA is to encourage financial institutions to help meet the credit needs of their entire communities, including the needs of low-and moderate-income neighborhoods. During the Savings Bank's last compliance examination, the Savings Bank received an "outstanding" rating with respect to CRA compliance. The Savings Bank's rating with respect to CRA compliance would be a factor to be considered by the Federal Reserve Board and the FDIC in considering applications submitted by the Savings Bank to acquire branches or to acquire or combine with other financial institutions and take other actions and, if such rating was less than "satisfactory," could result in the denial of such applications.

     The federal banking regulatory agencies have issued a revision of the CRA regulations, which became effective on January 1, 1996, to implement a new evaluation system that rates institutions based on their actual performance in meeting community credit needs. Under the regulations, a bank will first be evaluated and rated under three categories: a lending test, an investment test and a service test. For each of these three tests, the savings bank will be given a rating of either "outstanding," "high satisfactory," "low satisfactory," "needs to improve," or "substantial non-compliance." A set of criteria for each rating has been developed and is included in the regulation. If an institution disagrees with a particular rating, the institution has the burden of rebutting the presumption by clearly establishing that the quantitative measures do not accurately present its actual performance, or that demographics, competitive conditions or economic or legal limitations peculiar to its service area should be considered. The ratings received under the three tests will be used to determine the overall composite CRA rating. The composite ratings will be the same as those that are currently given: "outstanding," "satisfactory," "needs to improve" or "substantial non-compliance."

     FEDERAL HOME LOAN BANK SYSTEM. The FHLB System consists of 12 district FHLBs subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLBs provide a central credit facility primarily for member institutions. As a member of the FHLB of Atlanta, the Savings Bank is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB of Atlanta, whichever is greater. The Savings Bank was in compliance with this requirement with investment in FHLB of Atlanta stock at September 30, 1997 of $187,000. The FHLB of Atlanta serves as a reserve or central bank for its member institutions within its assigned district. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It offers advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB of Atlanta. Long-term advances may only be made for the purpose of providing funds for residential housing finance. At September 30, 1997, the Savings Bank had no long-term advances or short-term advances outstanding from the FHLB of Atlanta. Upon completion of the Bank Conversion, the Commercial Bank will continue to be a member of the FHLB of Atlanta.

     RESERVES. Pursuant to regulations of the Federal Reserve Board, the Savings Bank must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $4.3 million of transaction accounts, reserves equal to 3% must be maintained on the next $52.0 million of transaction accounts, plus 10% on the remainder. This percentage is subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of September 30, 1997, the Savings Bank met its reserve requirements.

     Upon consummation of the Bank Conversion, the Commercial Bank will be subject to the reserve requirements of North Carolina commercial banks. North Carolina law requires state non-member banks to maintain, at all times, a reserve fund in an amount set by regulation of the Commission.

     DEPOSIT INSURANCE. The Savings Bank is required to pay assessments based on a percentage of its insured deposits to the FDIC for insurance of its deposits by the SAIF. Under the FDIC's risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- using the same percentage criteria as in the prompt corrective action regulations. See " -- Prompt Corrective Regulatory Action." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken. The assessment rate for SAIF members had ranged from 0.23% of deposits for well capitalized institutions in Subgroup A to 0.31% of deposits for undercapitalized institutions in Subgroup C while assessments for over 90% of the BIF members had been the statutory minimum of $2,000. Recently enacted legislation provided for a one-time assessment of 65.7 basis points of insured deposits as of March 31, 1995, that fully capitalized the SAIF and had the effect of reducing future SAIF assessments. Accordingly, although the special assessment resulted in a one-time charge to the Savings Bank of approximately $101,000 pre-tax, the recapitalization of the SAIF had the effect of reducing the Savings Bank's and the Commercial Bank's future deposit insurance premiums to the SAIF. Under the recently enacted legislation, both BIF and SAIF members will be assessed an amount for the Financing Corporation Bond payments. BIF members will be assessed approximately 1.3 basis points while the SAIF rate will be approximately 6.4 basis points until January 1, 2000. At that time, BIF and SAIF members will begin pro rata sharing of the payment at an expected rate of
2.43 basis points.

     Although the Commercial Bank, as a North Carolina commercial bank, would qualify for insurance of deposits by the BIF of the FDIC, substantial entrance and exit fees apply to conversions from SAIF to BIF insurance. Accordingly, following the Bank Conversion, the Commercial Bank will remain a member of the SAIF, which will insure the deposits of the Commercial Bank to a maximum of $100,000 for each depositor. Because the Converted Savings Bank (and the Commercial Bank) will continue to be a SAIF member, its deposit insurance assessments will be determined on the same basis as the deposit insurance assessments paid by the Savings Bank.

     LIQUIDITY REQUIREMENTS. FDIC policy requires that banks maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state, or federal agency obligations) in an amount which it deems adequate to protect safety and soundness of the bank. The FDIC currently has no specific level which it requires. Under the FDIC's calculation method, management calculated the Savings Bank's liquidity ratio as 20.7% of total assets at September 30, 1997, which management believes is adequate.

     The Savings Bank also is subject to the Administrator's requirement that the ratio of liquid assets to total assets equal at least 10%. The computation of liquidity under North Carolina regulations allows the inclusion of mortgage-backed securities and investments which, in the judgment of the Administrator, have a readily ascertainable market value, including investments with maturities in excess of five years. At September 30, 1997, the Savings Bank's liquidity ratio was in excess of the North Carolina regulations.

     DIVIDEND RESTRICTIONS. Under FDIC regulations, the Savings Bank is prohibited from making any capital distributions if after making the distribution, the Savings Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or
(iii) a leverage ratio of less than 4.0%.

     Earnings of the Savings Bank appropriated to bad debt reserves and deducted for Federal income tax purposes are not available for payment of cash dividends or other distributions to shareholders without payment of taxes at the then current tax rate by the Savings Bank on the amount of earnings removed from the pre-1988 reserves for such distributions. The Savings Bank intends to make full use of this favorable tax treatment and does not contemplate use of any earnings in a manner which would create federal tax liabilities.

     The Savings Bank may not pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of the Savings Bank at the time of the Stock Conversion.

     The Company is subject to limitations on dividends imposed by the Federal Reserve Board. See " -- Regulation of the Company Following the
Conversion -- Dividends."

     LIMITS ON LOANS TO ONE BORROWER. The Savings Bank generally is subject to both FDIC regulations and North Carolina law regarding loans to any one borrower, including related entities. Under applicable law, with certain limited exceptions, loans and extensions of credit by a savings institution to a person outstanding at one time and not fully secured by collateral having a market value at least equal to the amount of the loan or extension of credit shall not exceed 15% of net worth. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of net worth. Applicable law additionally authorizes savings institutions to make loans to one borrower, for any purpose: (i) in an amount not to exceed $500,000; (ii) in an amount not to exceed the lesser of $30,000,000 or 30% of net worth to develop residential housing, provided (a) the purchase price of each single-family dwelling in the development does not exceed $500,000 and (b) the aggregate amount of loans made under this authority does not exceed 150% of net worth; or (iii) loans to finance the sale of real property in satisfaction of debts previously contracted in good faith, not to exceed 50% of net worth. Under these limits, the Savings Bank's loans to one borrower were limited to $658,000 at September 30, 1997. At that date, the Savings Bank had no lending relationships in excess of the loans-to-one-borrower limit. At September 30, 1997, the Savings Bank's largest lending relationship was a $556,000 relationship consisting of two residential real estate loans. All loans within this relationship were current and performing in accordance with their terms at September 30, 1997.

     Following the Bank Conversion, the Commercial Bank will be subject to North Carolina statutory law with respect to limits on loans to one borrower which are substantially the same as those for the Savings Bank.

     TRANSACTIONS WITH RELATED PARTIES. Transactions between a state non-member bank and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a state non-member bank is any company or entity which controls, is controlled by or is under common control with the state non-member bank. In a holding company context, the parent holding company of a state non-member bank (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution or state non-member bank. Generally, Sections 23A and 23B (i) limit the extent to which an institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no state non-member bank may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the state non-member bank.

     State non-member banks also are subject to the restrictions contained in
Section 22(h) of the Federal Reserve Act and the Federal Reserve's Regulation O thereunder on loans to executive officers, directors and principal shareholders. Under Section 22(h), loans to a director, executive officer and to a greater than 10% shareholder of a state non-member bank and certain affiliated interests of such persons, may not exceed, together with all other outstanding loans to such person and affiliated interests, the institution's loans-to-one-borrower limit and all loans to such persons may not exceed the institution's unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% shareholders of a savings institution, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any "interested" director not participating in the voting. Regulation O prescribes the loan amount (which includes all other outstanding loans to such person) as to which such prior board of director approval is required as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, Section 22(h) requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors.

     State non-member banks also are subject to the requirements and restrictions of Section 22(g) of the Federal Reserve Act on loans to executive officers and the restrictions of 12 U.S.C. (S). 1972 on certain tying arrangements and extensions of credit by correspondent banks. Section 22(g) of the Federal Reserve Act requires loans to executive officers of depository institutions not be made on terms more favorable than those afforded to other borrowers, requires approval by the board of directors of a depository institution for extension of credit to executive officers of the institution, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. Section 1972 (i) prohibits a depository institution from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions, and (ii) prohibits extensions of credit to executive officers, directors, and greater than 10% shareholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

     RESTRICTIONS ON CERTAIN ACTIVITIES. Under FDICIA, state-chartered banks with deposits insured by the FDIC are generally prohibited from acquiring or retaining any equity investment of a type or in an amount that is not permissible for a national bank. The foregoing limitation, however, does not prohibit FDIC-insured state banks from acquiring or retaining an equity investment in a subsidiary in which the bank is a majority owner. State-chartered banks are also prohibited from engaging as principal in any type of activity that is not permissible for a national bank and subsidiaries of state-chartered, FDIC-insured state banks may not engage as principal in any type of activity that is not permissible for a subsidiary of a national bank unless in either case the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund and the bank is, and continues to be, in compliance with applicable capital standards.

     The FDIC has adopted regulations to clarify the foregoing restrictions on activities of FDIC-insured state-chartered banks and their subsidiaries. Under the regulations, the term activity refers to the authorized conduct of business by an insured state bank and includes acquiring or retaining any investment other than an equity investment. An activity permissible for a national bank includes any activity expressly authorized for national banks by statute or recognized as permissible in regulations, official circulars or bulletins or in any order or written interpretation issued by the Office of the Comptroller of the Currency ("OCC"). In its regulations, the FDIC indicates that it will not permit state banks to directly engage in commercial ventures or directly or indirectly engage in any insurance underwriting activity other than to the extent such activities are permissible for a national bank or a national bank subsidiary or except for certain other limited forms of insurance underwriting permitted under the regulations. Under the regulations, the FDIC permits state banks that meet applicable minimum capital requirements to engage as principal in certain activities that are not permissible to national banks including guaranteeing obligations of others, activities which the Federal Reserve Board has found by regulation or order to be closely related to banking and certain securities activities conducted through subsidiaries.

     Subject to limitation by the Administrator, North Carolina-chartered savings banks may make any loan or investment or engage in any activity which is permitted to federally chartered institutions. However, a North Carolina-chartered savings bank cannot invest more than 15% of its total assets in business, commercial, corporate and agricultural loans. In addition to such lending authority, North Carolina-chartered savings banks are authorized to invest funds, in excess of loan demand, in certain statutorily permitted investments, including but not limited to (i) obligations of the United States, or those guaranteed by it; (ii) obligations of the State of North Carolina;
(iii) bank demand or time deposits; (iv) stock or obligations of the federal deposit insurance fund or a FHLB; (v) savings accounts of any savings institution as approved by the board of directors; and (vi) stock or obligations of any agency of the State of North Carolina or of the United States or of any corporation doing business in North Carolina whose principal business is to make education loans.

REGULATION OF THE COMPANY FOLLOWING THE BANK CONVERSION

     GENERAL. Upon consummation of the Bank Conversion, the Company, as the sole shareholder of the Savings Bank, will become a bank holding company and will register as such with the Federal Reserve Board. Bank holding companies are subject to comprehensive regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the regulations of the Federal Reserve Board. As a bank holding company, the Company will be required to file with the Federal Reserve Board annual reports and such additional information as the Federal Reserve Board may require, and will be subject to regular examinations by the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

     Under the BHCA, a bank holding company must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or
(iii) merging or consolidating with another bank holding company. Satisfactory financial condition, particularly with respect to capital adequacy, and a satisfactory CRA rating generally are prerequisites to obtaining federal regulatory approval to make acquisitions.

     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the Federal Reserve Board includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers. The Company has no present plans to engage in any of these activities.

     Under the BHCA, any company must obtain approval of the Federal Reserve Board prior to acquiring control of the Company or the Savings Bank. For purposes of the BHCA, "control" is defined as ownership of more than 25% of any class of voting securities of the Company or the Savings Bank, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of the Company or the Savings Bank. In addition, the Change in Bank Control Act and the related regulations of the Federal Reserve Board require any person or persons acting in concert (except for companies required to make application under the BHCA), to file a written notice with the Federal Reserve Board before such person or persons may acquire control of the Company or the Savings Bank. The Change in Bank Control Act defines "control" as the power, directly or indirectly, to vote 25% or more of any voting securities or to direct the management or policies of a bank holding company or an insured bank.

     The Federal Reserve Board has adopted guidelines regarding the capital adequacy of bank holding companies, which require bank holding companies to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. See " -- Depository Institution Regulation -- Capital Requirements."

     INTERSTATE BANKING. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Act") was enacted to ease restrictions on interstate banking. Effective September 29, 1995, the Act allows the Federal Reserve Board to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Act also prohibits the Federal Reserve Board from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the Act.

     Additionally, the Act authorizes the federal banking agencies to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out of the Act by adopting a law after the date of enactment of the Act and prior to June 1, 1997 that applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. North Carolina has enacted legislation permitting interstate banking transactions. Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

     The Act authorizes the FDIC to approve interstate branching de novo by state banks only in states which specifically allow for such branching. The Riegle-Neal Act also requires the appropriate federal banking agencies to prescribe regulations which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations must include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve.

     DIVIDENDS. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve Board pursuant to FDICIA, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized". See
" -- Depository Institution Regulation -- Prompt Corrective Regulatory Action."

     Bank holding companies are required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the their consolidated retained earnings. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve Board order, or any condition imposed by, or written agreement with, the Federal Reserve Board.

FEDERAL SECURITIES LAW

     The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Common Stock to be issued in the Stock Conversion. Upon completion of the Stock Conversion, the Common Stock will be registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company will then be subject to the information, proxy solicitation, insider trading restrictions, and other requirements of the Exchange Act.

     The registration under the Securities Act of the Common Stock does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) one percent of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances. There are currently no demand registration rights outstanding. However, in the event the Company at some future time determines to issue additional shares from its authorized but unissued shares, the Company might offer registration rights to certain of its affiliates who want to sell their shares.

                                    TAXATION

GENERAL

     The Savings Bank files a federal income tax return based on a fiscal year ending December 31.

FEDERAL INCOME TAXATION

     Savings institutions such as the Savings Bank are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), in the same general manner as other corporations. Through tax years beginning before December 31, 1995, institutions such as the Savings Bank which met certain definitional tests and other conditions prescribed by the Internal Revenue Code benefited from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and "nonqualifying loans", which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans must be based on actual loss experience. The amount of the bad debt reserve deduction with respect to qualifying real property loans may be based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method"). Under the experience method, the bad debt deduction for an addition to the reserve for qualifying real property loans was an amount determined under a formula based generally on the bad debts actually sustained by a savings institution over a period of years. Under the percentage of taxable income method, the bad debt reserve deduction for qualifying real property loans was computed as 8% of a savings institution's taxable income, with certain adjustments. The Savings Bank generally elected to use the method which has resulted in the greatest deductions for federal income tax purposes in any given year.

     Legislation that is effective for tax years beginning after December 31, 1995 requires institutions to recapture into taxable income over a six taxable year period the portion of the tax loan reserve that exceeds the pre-1988 tax loan loss reserve. The Savings Bank will no longer be allowed to use the reserve method for tax loan loss provisions, but would be allowed to use the experience method of accounting for bad debts. There will be no future effect on net income from the recapture because the taxes on these bad debts reserves has already been accrued as a deferred tax liability.

     For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of New Accounting Standards" and the financial statements and related notes appearing elsewhere herein.

STATE INCOME TAXATION

     Under North Carolina law, the corporate income tax currently is 7.50% of federal taxable income as computed under the Internal Revenue Code, subject to certain prescribed adjustments. This rate will be reduced to 7.25% for 1998, 7.00% for 1999, and 6.9% for 2000 and thereafter. An annual state franchise tax is imposed at a rate of 0.15% applied to the greatest of the institutions (i) capital stock, surplus and undivided profits, (ii) investment in tangible property in North Carolina or (iii) appraised valuation of property in North Carolina.

                           MANAGEMENT OF THE COMPANY

     The directors and officers of the Company are the same individuals who serve as directors and officers of the Savings Bank. Their biographical information is set forth under "Management of the Savings Bank -- Directors and Officers." The six current directors of the Company will serve for one year terms or until their successors are elected and qualified, beginning with the first annual meeting of shareholders following the Stock Conversion. Three year staggered terms will automatically be implemented, if at any point in time, the number of directors is increased to nine or more. Under the Company's Bylaws, no person over 70 years of age shall be eligible for election or appointment to the Board of Directors, and no director may serve after the annual meeting of shareholders immediately following reaching 70 years of age. The Company's six initial directors are not subject to this age limitation.

     Among other committees, the Board of Directors of the Company will have standing audit, compensation, and nominating committees. The Audit Committee will consist of Messrs. Corriher, Land, and Drye. The function of this committee will be to examine and approve the audit report prepared by the independent auditors of the Company, to review and recommend the independent auditors to be engaged by the Company, to review the internal audit function and internal accounting controls of the Company and the Commercial Bank, and to review and approve audit policies. The Compensation, Pension, and Benefits Committee will consist of Messrs. Corriher, Land, and Drye and Lynne Scott Safrit. This Committee will make recommendations to the Board of Directors regarding salaries and incentive compensation for executive officers and other employees of the Company and the Commercial Bank and administer the Company's stock plans. The Nominating Committee will consist of Messrs. Corriher and Land and Susan Linn Norvell. This committee will consider candidates for the Board of Directors.

     The officers of the Company will be elected annually and hold office until their respective successors have been elected and qualified or until death, resignation, or removal by the Board of Directors.

     Since the formation of the Company, none of the officers, directors, or other personnel have received remuneration from the Company. Information concerning the principal occupations and employment of the directors and officers of the Company during the past five years is set forth under "Management of the Savings Bank -- Directors and Officers." Officers and directors of the Company will be compensated as described below under "Management of the Savings Bank -- Executive Compensation."

                         MANAGEMENT OF THE SAVINGS BANK

DIRECTORS AND OFFICERS

     Because the Savings Bank is a mutual savings bank, its members elect its Board of Directors. Upon completion of the Stock Conversion, the directors of the Savings Bank immediately prior to the Stock Conversion will continue to serve as directors of the Converted Savings Bank and then the Commercial Bank. Currently, the term of each director is one year, and all of the members of the Board of Directors stand for election each year. This will continue to be the case for the Commercial Bank following the Bank Conversion. Because the Company will own all the issued and outstanding capital stock of the Commercial Bank following the Conversion, the Board of Directors of the Company will elect the directors of the Commercial Bank. The Board of Directors of the Savings Bank has standing loan, rules, compensation, audit, nominating, CRA, and asset/liabilities committees. Subsequent to the Conversion, the audit, nominating, and compensation committees will be dissolved and equivalent committees will be formed by the Board of Directors of the Company.

     The following table sets forth certain information with respect to the individuals who serve currently as directors and officers of the Savings Bank. There are no arrangements or understandings between the Savings Bank and any director pursuant to which such person has been elected a director of the Savings Bank, and no director is related to any other director or officer by blood, marriage, or adoption. Other than Mr. Talbert, no director who also serves as an officer of the Savings Bank receives compensation for such service.

                          AGE AT
                       SEPTEMBER 30,
NAME                       1997          POSITION
-------------------    -------------     -------------------------------------------------
Stephen R. Talbert             52        President, Chief Executive Officer, and Director
Thomas P. Corriher             68        Chairman of the Board
Henry H. Land                  55        Secretary, Treasurer, and Director
John A. Drye                   33        Director
Susan Linn Norvell             43        Director
Lynne Scott Safrit             39        Director

     Presented below is certain information concerning the directors of the Savings Bank. Unless otherwise stated, all directors have held the positions indicated for at least the past five years.

     STEPHEN R. TALBERT has been employed by the Savings Bank since 1971 and has served as Chief Executive Officer since 1988. Mr. Talbert has been a director of the Savings Bank since 1986.

     THOMAS P. CORRIHER is retired. Prior to this retirement in 1984, Mr. Corriher served as Assistant Secretary for Cannon Mills Company.

     HENRY H. LAND has been a partner in McClary, Stocks, Smith & Land, P.A., a certified public accounting firm in Kannapolis, North Carolina since 1988.

     JOHN A. DRYE has been Vice President of Clay Wright Insurance Agency, Inc., a property and casualty insurance agency in Landis, North Carolina since 1991.

     SUSAN LINN NORVELL is currently a homemaker. She was employed as a legal assistant for Edward P. Norvell, Attorney at Law from 1995 until 1997.

     LYNNE SCOTT SAFRIT has served as President and a director of Castle & Cooke, Inc. since October 1995 and President and Chief Executive Officer of Atlantic American Properties, Inc., in Kannapolis, North Carolina since 1989. These affiliated companies are involved in commercial property development and the management of office, industrial, retail, multi-family, country club, and residential properties.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by the President and Chief Executive Officer of the Savings Bank during the year ended December 31, 1996.

                                                                           ANNUAL
                                                                        COMPENSATION
                                                                        ------------       ALL OTHER
NAME AND PRINCIPAL POSITION                                              SALARY ($)     COMPENSATION ($)
---------------------------------------------------------------------   ------------    ----------------
Stephen R. Talbert
  Chief Executive Officer............................................      68,541            17,644(1)

---------------

(1) Includes $9,600 of directors' and committee fees paid to Mr. Talbert during 1996 and $8,044 in contributions made by the Savings Bank to Mr. Talbert's account under the Landis Savings Bank, SSB Profit Sharing Plan (the "Profit Sharing Plan").

DIRECTOR COMPENSATION

     Each member of the Board of Directors receives a $600 annual retainer fee and a fee of $300 for each regular and special meeting attended and $100 for each committee meeting attended. The Chairman receives an additional fee of $100 for each Board meeting attended. Directors also are eligible to participate in a retirement plan. See " -- Certain Benefit Plans and Agreements."

CERTAIN BENEFIT PLANS AND AGREEMENTS

     GENERAL. In connection with the Stock Conversion, the Commercial Bank will enter into a three-year employment agreement with Mr. Talbert. The Board of Directors of the Company also will implement certain stock incentive plans in connection with the Conversion. In addition, the Savings Bank has existing defined contribution and directors' retirement plans which will remain in effect after the Conversion.

     PROFIT SHARING PLAN. The Savings Bank maintains the Profit Sharing Plan, which is a defined contribution plan designed to qualify under Section 401(a) of the Code. An employee is eligible to participate in the Profit Sharing Plan on or after having attained age 21 and having worked one year from the date of hire (or during a calendar year). The Savings Bank makes an annual contribution to the Profit Sharing Plan in an amount determined each year by the Board of Directors. Employees generally are 20% vested after three years of service, and continue to vest at the rate of 20% per year in years four through seven. Benefits are paid at the time of a participant's death, retirement, disability or termination of employment and, under limited circumstances, may be withdrawn prior to the participant's termination of service. Account balances are paid in a lump sum distribution. Contributions are not taxable to participating employees until such funds are distributed to them. The earnings attributable to a participant's account accumulate tax free until they are distributed to the participant or his or her beneficiary.

     1998 STOCK OPTION PLANS. The Board of Directors of the Company intends to submit two option plans for approval to shareholders at a meeting which is expected to be held not earlier than six months following completion of the Stock Conversion (hereinafter the "Option Plan" or "Option Plans"). No options shall be awarded under the Option Plans unless shareholder approval is obtained.

     The purpose of the Option Plans is to provide additional incentive to directors and employees by facilitating their purchase of Common Stock. Each Option Plan will have a term of 10 years from the date of its approval by the Company's shareholders, after which no awards may be made. Pursuant to the Option Plans, a number of shares equal to 10% of the shares of Common Stock that are issued in the Stock Conversion would be reserved for future issuance by the Company, in the form of newly issued shares upon exercise of stock options ("Options"). If Options should expire, become unexercisable or be forfeited for any reason without having been exercised or having become vested in full, the shares of Common Stock subject to such Options would be available for the grant of additional Options under such Plan, unless the Option Plan shall have been terminated.

     It is expected that the Option Plans will be administered by a committee of at least two directors of the Company who are non-employee directors within the meaning of the federal securities laws or by the full Board of Directors (such committee, or the full Board of Directors, as applicable, is hereinafter referred to as the "Option Committee"). The Option Committee will select the persons to whom Options are to be granted, the number of shares to be subject to such Options, and the terms and conditions of such Options (provided that any discretion exercised by the Option Committee must be consistent with the terms of each Option Plan). Options will be available for grants to directors and key employees of the Company and any subsidiaries. No specific award determinations have been made. However, although no specific award determinations have been made, if the Option Plans are implemented within one year following completion of the Stock Conversion, no officer or employee will receive options covering more than 25% of the shares reserved for issuance under the Option Plans, and directors who are not employees of the Company will not receive options individually exceeding 5% of the shares available under the Option Plans or 30% in the aggregate. The initial grant of Options under each Option Plan is expected to occur on the date the Option Plans receive shareholder approval.

     It is intended that Options granted under the Option Plan for officers and employees will constitute incentive stock options (Options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to Section 422 of the Code and that do not result in tax deductions to the Company unless participants fail to comply with Section 422 of the Code) ("ISOs"). The Option Plan in which directors are eligible to participate will grant Options that do not so qualify ("Non-ISOs"). The exercise price for Options may not be less than 100% of the fair market value of the shares on the date of the grant. The Option Plans permit the Option Committee to impose transfer restrictions, such as a right of first refusal, on the Common Stock that optionees may purchase. Options may be transferred to family members or trusts under specified circumstances, but may not otherwise be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.

     No Option under either Option Plan shall be exercisable after the expiration of ten years from the date it is granted; provided, however, that in the case of any employee who owns more than 10% of the outstanding Common Stock at the time an ISO is granted, the option price for the ISO shall not be less than 110% of the fair market value of the shares on the date of the grant, and the ISO shall not be exercisable after the expiration of five years from the date it is granted. If the Option Plans are implemented within one year after completion of the Stock Conversion, Options are expected to become exercisable at the rate of 20% per year, beginning one year from the date of grant. If an optionee dies or terminates service due to disability while serving as an employee or non-employee director, all unvested Options will become 100% vested and immediately exercisable. If the Option Plans are implemented more than one year after the completion of the Stock Conversion, (i) each Option is expected to become exercisable at the rate of 20% per year, beginning one year from the grant date, and (ii) the Options may also accelerate to 100% upon an optionee's retirement or termination of service in connection with a change in control. An otherwise unexpired Option shall, unless otherwise determined by the Option Committee, cease to be exercisable upon (i) an employee's termination of employment for "just cause" (as defined in each Option Plan), (ii) the date three months after an employee terminates service for a reason other than just cause, death, or disability, (iii) the date one year after an employee terminates service due to disability, or (iv) the date two years after termination of such service due to the employee's death. Options granted to non-employee directors will automatically expire one year after termination of service on the Board of Directors (two years in the event of death and disability).

     The Company will receive no monetary consideration for the granting of Options under either Option Plan, and will receive no monetary consideration other than the Option exercise price for each share issued to optionees upon the exercise of Options. The Option exercise price may be paid in cash or Common Stock or a combination of cash and Common Stock. The exercise of Options will be subject to such terms and conditions established by the Option Committee as are set forth in a written agreement between the Option Committee and the optionee (to be entered into at the time an Option is granted). In the event that the fair market value per share of the Common Stock falls below the option price of previously granted Options, the Option Committee will have the authority, with the consent of the optionee, to cancel outstanding Options and to reissue new Options at the then current fair market price per share of the Common Stock.

     EMPLOYEE STOCK OWNERSHIP PLAN. The Company's Board of Directors has adopted an employee stock ownership plan ("ESOP"), effective as of January 1, 1998. Directors who are not employees will not participate in the ESOP. The Company will submit an application to the IRS for a letter of determination as to the tax-qualified status of the ESOP. Although no assurances can be given, the Company expects the ESOP to receive a favorable letter of determination from the IRS.

     The ESOP is to be funded by contributions made by the Company or the Commercial Bank in cash or shares of Common Stock. The ESOP intends to borrow funds from the Company in an amount sufficient to purchase eight percent of the Common Stock issued in the Stock Conversion. This loan will be secured by the shares of Common Stock purchased and earnings thereon. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. The Commercial Bank is expected to contribute sufficient funds to the ESOP to repay such loan over a ten-year period, plus such other amounts as the Company's Board of Directors may determine in its discretion.

     Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of their annual wages subject to federal income tax withholding, plus any amounts which are not includible in the compensation of participants under Sections 125, 402(e)(3), 402(h)(i)(B), 403(b), or 457 of the Code, which includes salary deferrals to a cafeteria or 401(k) plan. Participants must be actively employed on the last day of the plan year and be credited with at least 1,000 hours in a plan year in order to receive an allocation. Each participant's vested interest under the ESOP is determined according to the following schedule: 20% after three years and 20% per year in years four through seven. For vesting purposes, a year of service means any plan year in which an employee completes at least 1,000 hours of service (whether before or after the ESOP's effective date). Vesting accelerates to 100% upon a participant's attainment of retirement, death, or disability. Forfeitures will be reallocated to participants on the same basis as other contributions. Benefits are payable upon a participant's retirement, death, disability or separation from service and will be paid in a lump sum or installments in whole shares of Common Stock (with cash paid in lieu of fractional shares). Benefits paid to a participant in Common Stock that is not publicly traded on an established securities market will be subject both to a right of first refusal by the Company and to a put option by the participant. Cash dividends paid on allocated shares may be paid to participants or used to repay the ESOP loan, and cash dividends on unallocated shares are expected to be used to repay the ESOP loan.

     It is expected that the Company will administer the ESOP and that two directors will be appointed as trustees of the ESOP (the "ESOP Trustees"). The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees in the same proportion as the participant-directed voting of allocated shares.

     MANAGEMENT RECOGNITION PLAN. The Company's Board of Directors intends to submit the MRP for approval to shareholders at a meeting of the Company's shareholders, which is expected to be held not earlier than six months following completion of the Stock Conversion. The purpose of the MRP is to enable the Company and the Savings Bank to retain personnel of experience and ability in key positions of responsibility. Those eligible to receive benefits under the MRP will be such directors and key employees as are selected by a committee of the Company's Board of Directors (the "MRP Committee"). It is expected that the MRP Committee will initially consist of the Company's full Board of Directors. The Company's directors are expected to act by majority as trustees of the trust associated with the MRP (the "MRP Trust"). The trustees of the MRP Trust (the "MRP Trustees") will have the responsibility to hold and invest all funds contributed to the MRP Trust. Shares held in the MRP Trust will be voted by the MRP Trustees in the same proportion as the trustee of the Company's ESOP trust votes Common Stock held therein, and will be distributed as the award vests.

     At any time following consummation of the Stock Conversion, the Savings Bank or the Company will contribute sufficient funds to the MRP Trust so that the MRP Trust can purchase a number of shares of Common Stock equal to up to a 4% of the number of shares of Common Stock issued in the Stock Conversion. (At the minimum, mid-point and maximum of the Estimated Valuation Range, an aggregate of 23,800, 28,000, and 32,200 shares, respectively.) Whether such shares purchased will be purchased in the open market or newly issued by the Company, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company. The compensation expense for the Company for MRP awards will equal the fair market value of the Common Stock on the date of the grant, pro-rated over the years during which vesting occurs. The shares awarded pursuant to the MRP will be in the form of awards which may be transferred to family members or trusts under specified circumstances, but may not otherwise be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. If the MRP is implemented within one year following completion of the Stock Conversion, the MRP awards will be payable over a period specified by the Board of Directors, which shall not be faster than 20% per year, beginning one year from the date of the award. All shares subject to an MRP award held by a participant whose service with the Company or the Savings Bank terminates due to death or disability, shall be deemed 100% vested as of the participant's last day of service with the Savings Bank or Company. Awards will become 100% vested, immediately upon the death or disability of the Participant, or if the Plan is implemented more than one year after the Stock Conversion, also upon the Participant's retirement or termination of service with the Savings Bank or the Company in connection with a change of control of the Savings Bank or the Company. If a participant terminates employment for reasons other than death or disability (or a change in control, if applicable), he or she forfeits all rights to the allocated shares under restriction.

     The Company's Board of Directors can terminate the MRP at any time, and, if it does so, any shares not allocated will revert to the Company. No specific award determinations have been made. However, although no specific award determinations have been made, if the MRP is implemented within one year following completion of the Stock Conversion, no officer or employee will receive more than 25% of the shares of the MRP and directors who are not employees of the Company shall not receive more than 5% of the stock individually, or 30% in the aggregate, of the MRP. The initial grant of awards under the MRP is expected to occur on the date the MRP receives shareholder approval. No awards shall be made prior to shareholder approval of the MRP.

     DIRECTORS' RETIREMENT PLAN. The Savings Bank has implemented a Directors' Retirement Plan to acknowledge and further encourage the continued service of qualified individuals on the Board of Directors (the "DRP"). The DRP is unfunded and consists of two tiers for benefit purposes. Directors who have attained the age of 65 years on the date of adoption of the DRP (two directors on June 2, 1997) have retirement benefits that vest over a five-year period. The remaining four directors have retirement benefits that vest over a 10-year period but only after having served ten full years as a director. All directors are entitled to the benefit of $12,000 per year for 10 years, with no inflation escalator provisions. Benefits become immediately vested upon death or disability and are available, subject to vesting, upon attainment of age 65 while serving on the Board of Directors.

     EMPLOYMENT AGREEMENT. The Commercial Bank will enter into an employment agreement (the"Employment Agreement") under which Stephen R. Talbert will serve as President and Chief Executive Officer of the Commercial Bank. In such capacities, Mr. Talbert will be responsible for overseeing all operations of the Commercial Bank, and for implementing the policies adopted by the Board of Directors.

     Subject to regulatory approvals, the Employment Agreement will become effective on the date of completion of the Conversion and will provide for a term of three years, with an annual base salary of $88,200. On each anniversary date of the commencement of the Employment Agreement, the term of Mr. Talbert's employment will be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of Mr. Talbert has met the required performance standards and that such Employment Agreement should be extended. The Employment Agreement provides Mr. Talbert with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation and sick leave. The Employment Agreement will terminate upon Mr. Talbert's death, may terminate upon Mr. Talbert's disability, and is terminable by the Commercial Bank for "just cause" (as defined in the Employment Agreement). In the event of termination for just cause, no severance benefits are available. If the Commercial Bank terminates Mr. Talbert without just cause, Mr. Talbert will be entitled to a continuation of his salary and benefits from the date of termination through the remaining term of the Employment Agreement. If the Employment Agreement is terminated due to Mr. Talbert's "disability" (as defined in the Employment Agreement), Mr. Talbert will be entitled to a continuation of his salary and benefits through the date of such termination, including any period prior to the establishment of his disability. In the event of Mr. Talbert's death during the term of the Employment Agreement, his estate will be entitled to receive his salary through the last day of the calendar month in which death occurred. Mr. Talbert is able to voluntarily terminate his Employment Agreement by providing 90 days' written notice to the Board of Directors of the Commercial Bank, in which case Mr. Talbert is entitled to receive only his compensation, vested rights, and benefits up to the date of termination.

     In the event of (i) Mr. Talbert's involuntary termination of employment other than for "just cause" within 24 months of a change in control or (ii) Mr. Talbert's voluntary termination after the occurrence of certain specified events occurring within 24 months of a change in control which have not been consented to by Mr.Talbert, he will be paid within 10 days of such termination an amount equal to the difference between (i) 2.99 times his "base amount," as defined in
Section 280G(b)(3) of the Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that Mr. Talbert receives on account of the change in control. "Change in control" generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Commercial Bank's or Company's voting stock, the control of the election of a majority of the Commercial Bank's or the Company's directors, or the exercise of a controlling influence over the management or policies of the Commercial Bank or the Company. In addition, under the Employment Agreement, a change in control occurs when, during any consecutive two-year period, directors of the Company or the Commercial Bank at the beginning of such period cease to constitute a majority of the Board of Directors of the Company or the Commercial Bank, unless the election of replacement directors was approved by a majority vote of the initial directors then in office. These provisions may have an anti-takeover effect by making it more costly for a potential acquirer to obtain control of the Company or the Commercial Bank. For more information, see "Certain Anti-Takeover Provisions." In the event that Mr. Talbert prevails over the Company and the Commercial Bank, or obtains a written settlement, in a legal dispute as to the Employment Agreement, he will be reimbursed for his legal and other expenses.

TRANSACTIONS WITH MANAGEMENT

     The Savings Bank offers loans to its directors and officers. These loans currently are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. Under current law, the Savings Bank's loans to directors and executive officers are required to be made on substantially the same terms, including interest rates, as those prevailing for comparable transactions and must not involve more than the normal risk of repayment or present other unfavorable features. Furthermore, all loans to such persons must be approved in advance by a disinterested majority of the Board of Directors. At September 30, 1997, the Savings Bank's loans to directors and executive officers totaled $319,000, or 7.3% of the Savings Bank's retained income, at that date.

                                 THE CONVERSION

GENERAL

     On September 29, 1997, the Board of Directors of the Savings Bank unanimously adopted, subject to approval by the Administrator and the members of the Savings Bank, and to the nonobjection by the FDIC, the Plan, pursuant to which the Savings Bank will convert from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank, become a wholly-owned subsidiary of the Company, and immediately thereafter convert to a North Carolina commercial bank under the name "Bank of the Carolinas." The Administrator has approved the Plan subject to, among other things, approval of the Plan by the members of the Savings Bank. In addition, the FDIC has issued its conditional non-objection to the Plan and the Stock Conversion. Such approval and notice do not constitute recommendations or endorsements of the Plan. A Special Meeting of the Savings Bank's members has been called for the purpose of approving the Plan, which meeting is to be held on March 17, 1998.

     The Stock Conversion will be accomplished through the amendment of the Savings Bank's existing North Carolina mutual certificate of incorporation and bylaws to read in the form of North Carolina stock certificate of incorporation and bylaws to authorize the issuance of capital stock by the Converted Savings Bank, the issuance of all the Converted Savings Bank's capital stock to be outstanding upon consummation of the Stock Conversion to the Company, and the offer and sale of the Common Stock of the Company. Upon issuance of the Converted Savings Bank's capital stock to the Company, the Converted Savings Bank will be a wholly-owned subsidiary of the Company. Immediately following consummation of the Stock Conversion, the Board of Directors of the Savings Bank intends to effectuate the Bank Conversion by converting the Converted Savings Bank to the Commercial Bank. The Bank Conversion will be accomplished through the amendment of the Converted Savings Bank's certificate of incorporation to the form appropriate for a North Carolina commercial bank. Upon completion of the Bank Conversion, the Commercial Bank will be a wholly-owned subsidiary of the Company.

     The Company has applied to the Federal Reserve Board for approval to become the holding company of the Converted Savings Bank subject to the satisfaction of certain conditions and to acquire all of the capital stock of the Converted Savings Bank to be issued in the Stock Conversion in exchange for approximately 83% of the net proceeds from the sale of Common Stock in the Stock Conversion after deducting the principal amount of the ESOP Plan. The Stock Conversion will be effected only upon completion of the sale of all of the shares of Common Stock to be issued by the Company pursuant to the Plan. The Savings Bank has applied to the Administrator and the Commission for approval of the conversion of the Converted Savings Bank to a North Carolina commercial bank, and the Company has applied to the Federal Reserve Board for approval of the Company's continued ownership of 100% of the stock of the Commercial Bank following the Bank Conversion.

     The aggregate purchase price of the Common Stock to be issued in the Stock Conversion will be within the Estimated Valuation Range of $5,950,000 to $8,050,000, which may be increased to $9,257,500, based upon an independent appraisal of the estimated pro forma market value of the Common Stock prepared by Meritas. All shares of the Common Stock to be issued and sold in the Stock Conversion will be sold at the same price. The independent appraisal will be updated, if necessary, and the final aggregate price of the shares of the Common Stock will be determined at the completion of the Offerings. Meritas is experienced in the valuation and appraisal of financial institutions. For additional information, see " -- Stock Pricing and Number of Shares to be Issued."

     The following is a brief summary of material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at any office of the Savings Bank and at the office of the Administrator. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

OFFERING OF COMMON STOCK

     Under the Plan, the Company is offering shares of the Common Stock first to Eligible Account Holders second to the ESOP, third to Supplemental Eligible Account Holders, fourth to Other Members who are not Eligible Account Holders or

Supplemental Eligible Account Holders, and fifth to directors, officers, and employees of the Savings Bank in the Subscription Offering. Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category. To the extent shares remain available for purchase after the Subscription Offering, the Company may offer the remaining shares to residents of the Local Community in the Community Offering. In the Community Offering, preference will be given to natural persons and trusts of natural persons who are residents of the Local Community. The occurrence of the Community Offering is subject to the availability of shares of the Common Stock for purchase after satisfaction of all subscriptions in the Subscription Offering. Additionally, all purchases in the Community Offering are subject to the maximum and minimum purchase limitations set forth in the Plan and the right of the Company to reject any such orders, in whole or in part.

     The Plan further provides that, if feasible, any shares of Common Stock not purchased in the Subscription and Community Offerings, may be offered for sale to the general public in a Public Offering underwritten by W.R. Hough on a "best efforts" basis. If the Public Offering is determined not to be feasible, the Savings Bank will immediately consult with the regulatory authorities to determine the most viable alternative available to effect the completion of the Stock Conversion. Should no viable alternative exist, the Savings Bank may terminate the Stock Conversion with the concurrence of the FDIC and the Administrator. The Plan provides that the Conversion must be completed within 12 months after approval of the Plan at the Special Meeting, which time period may be extended up to an additional 12 months by amendment to the Plan. In the event that the Stock Conversion is not effected, the Savings Bank will remain a North Carolina-chartered mutual savings bank, all subscription funds will be promptly returned to subscribers with interest earned thereon, and all withdrawal authorizations will be cancelled. The completion of the Offerings is subject to market conditions and other factors beyond the Savings Bank's control. No assurance can be given as to the length of time after approval of the Plan at the Special Meeting that will be required to complete the sale of the Common Stock to be offered in the Stock Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Company upon consummation of the Stock Conversion, together with corresponding changes in the offering price and the net proceeds realized from the sale of the Common Stock. The Savings Bank would also incur substantial additional printing, legal and accounting expenses in completing the Stock Conversion. In the event the Stock Conversion is terminated, the Savings Bank would be required to charge all Stock Conversion expenses against current income.

BUSINESS PURPOSES FOR THE STOCK CONVERSION

     The Board of Directors of the Savings Bank has formed the Company to serve upon consummation of the Conversion as a holding company with the Converted Savings Bank (and, following the Bank Conversion, the Commercial Bank) as its subsidiary. The portion of the net proceeds from the sale of the Common Stock in the Stock Conversion to be transferred to the Converted Savings Bank by the Company will substantially increase the Converted Savings Bank's capital position which will in turn increase the amount of funds available for lending and investment and provide greater resources to support both current operations and future expansion. Except as discussed under "Use of Proceeds," there are no current agreements or understandings for such expansion. The holding company structure will provide greater flexibility than the Commercial Bank alone would have for diversification of business activities and geographic expansion. Management believes that this increased capital and operating flexibility will enable the Commercial Bank to compete more effectively with other types of financial services organizations. In addition, the Stock Conversion will also enhance the future access of the Company to the capital markets.

     The Board of Directors of the Savings Bank has undertaken the Bank Conversion to allow the Commercial Bank to continue to pursue its expanding lines of business. The Commercial Bank intends to gradually increase its portfolio of commercial and consumer loans. See "Summary -- Landis Savings Bank, SSB" and "Risk Factors -- Risks Related to Commercial and Consumer Lending." This strategy can be more effectively developed if the institution can operate under regulatory requirements applicable to a North Carolina commercial bank rather than a North Carolina-chartered savings bank. See "Regulation
 -- Depository Institution Regulation."

     After completion of the Stock Conversion, the unissued Common Stock and preferred stock authorized by the Articles of Incorporation will permit the Company, subject to market conditions, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares under the MRP or the Option Plans, if implemented. Following completion of the Stock Conversion, the Company also will be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Savings Bank -- Certain Benefit Plans and Agreements."

EFFECT OF CONVERSION TO STOCK FORM ON DEPOSITORS AND BORROWERS OF THE SAVINGS
BANK

     GENERAL. Each depositor in a mutual savings institution such as the Savings Bank has both a deposit account and a pro rata ownership interest in the retained earnings of that institution based upon the balance in his or her deposit account. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any other depositor who opens a deposit account obtains a pro rata interest in the retained earnings of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest, which is lost to the extent that the balance in the account is reduced.

     Consequently, depositors normally do not have a way to realize the value of their ownership, which has realizable value only in the unlikely event that the mutual institution is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual retained earnings after other claims are paid.

     Upon consummation of the Stock Conversion, permanent nonwithdrawable capital stock will be created to represent the ownership of the institution. The stock is separate and apart from deposit accounts and is not and cannot be insured by the FDIC. Transferable certificates will be issued to evidence ownership of the stock, which will enable the stock to be sold or traded, if a purchaser is available, with no effect on any account held in the Converted Savings Bank. Under the Plan, all of the capital stock of the Converted Savings Bank will be acquired by the Company in exchange for a portion of the net proceeds from the sale of the Common Stock in the Stock Conversion. The Common Stock will represent an ownership interest in the Company and will be issued upon consummation of the Stock Conversion to persons who elect to participate in the Stock Conversion by purchasing the shares being offered.

     CONTINUITY. During the Conversion process, the normal business of the Savings Bank of accepting deposits and making loans will continue without interruption. The Converted Savings Bank will continue to be subject to regulation by the Administrator and the FDIC, and the Commercial Bank will be subject to regulation by the Commission and the FDIC, and FDIC insurance of accounts will continue without interruption. After the Conversion, the Converted Savings Bank and the Commercial Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

     The Board of Directors serving the Savings Bank at the time of the Stock Conversion will serve as the Board of Directors of the Converted Savings Bank, and then the Commercial Bank after the Bank Conversion. The Board of Directors of the Company will consist of the individuals currently serving on the Board of Directors of the Savings Bank. All current officers of the Savings Bank will retain their positions with the Converted Savings Bank, and then the Commercial Bank, after the Conversion.

     VOTING RIGHTS. Upon the completion of the Conversion, depositor and borrower members as such will have no voting rights in the Converted Savings Bank, the Commercial Bank, or the Company and, therefore, will not be able to elect directors of the Converted Savings Bank, the Commercial Bank, or the Company or to control their affairs. Currently these rights are accorded to depositors of the Savings Bank. Subsequent to the Stock Conversion, voting rights will be vested exclusively in the shareholders of the Company which, in turn, will own all of the stock of the Converted Savings Bank and, following the Bank Conversion, the Commercial Bank. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the shareholders of the Company, subject to the provisions of the Company's Articles of Incorporation.

     After the Bank Conversion, holders of savings accounts in and obligors on loans of the Converted Savings Bank and the Commercial Bank will not have voting rights. Exclusive voting rights with respect to the Company shall be vested in the holders of the Common Stock. Holders of savings accounts in and obligors on loans of the Converted Savings Bank and the Commercial Bank will not have any voting rights in the Company except and to the extent that such persons become shareholders of the Company, and the Company will have exclusive voting rights with respect to the Converted Savings Bank and the Commercial Bank.

     DEPOSIT ACCOUNTS AND LOANS. The Savings Bank's deposit accounts, the balances of individual accounts, and existing federal deposit insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts, and the obligations of the borrowers under their individual contractual arrangements with the Savings Bank.

     TAX EFFECTS. The Savings Bank has received an opinion from its special counsel, Moore & Van Allen, PLLC, as to the material federal income tax consequences of the Conversion to the Savings Bank and the Commercial Bank, and as to the generally applicable material federal income tax consequences of the Conversion to the Savings Bank's account holders and to persons who purchase Common Stock in the Stock Conversion. The opinion provides that the Conversion will constitute one or more reorganizations for federal income tax purposes under Section 368(a)(1)(F) of the Code. Among other things, the opinion also provides that: (i) no gain or loss will be recognized by the Savings Bank in its mutual or stock form by reason of the Stock Conversion; (ii) no gain or loss will be recognized by its account holders upon the issuance to them of accounts in the Converted Savings Bank in stock form immediately after the Stock Conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Savings Bank immediately prior to the Stock Conversion; (iii) the tax basis of each account holder's interest in the liquidation account will be equal to the value, if any, of that interest; (iv) the tax basis of the Common Stock purchased in the Stock Conversion will be equal to the amount paid therefor increased, in the case of Common Stock acquired pursuant to the exercise of Subscription Rights, by the fair market value, if any, of the Subscription Rights exercised; (v) the holding period for the Common Stock purchased in the Stock Conversion will commence upon the exercise of such holder's Subscription Rights and otherwise on the day following the date of such purchase; (vi) gain or loss will be recognized to account holders upon the receipt of liquidation rights or the receipt or exercise of Subscription Rights in the Stock Conversion, to the extent such liquidation rights and Subscription Rights are deemed to have value, as discussed below; and (vii) as a result of the recently enacted Public Law 104-188, the Savings Bank and its successors (including the Converted Savings Bank and the Commercial Bank) will be required to recapture the applicable excess reserves into gross income ratably over a six taxable year period. The applicable excess reserves are the excess, if any, of (1) the balance of its reserves as of the close of its last taxable year beginning before January 1, 1996, over (2) the greater of the balance of (a) its pre-1988 reserves, or (b) what the Savings Bank's reserves would have been at the close of its last taxable year beginning before January 1, 1996, had the Savings Bank always used the experience method (the six-year average method).

     The opinion of Moore & Van Allen, PLLC is based in part upon, and subject to the continuing validity in all material respects through the date of the Conversion of, various representations of the Savings Bank and upon certain assumptions and qualifications, including that the Conversion is consummated in the manner and according to the terms provided in the Plan. Such opinion is also based upon the Code, regulations now in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change and such change may be made with retroactive effect. Unlike private letter rulings received from the IRS, an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion, or that such opinion will be upheld by the courts if challenged by the IRS.

     Moore & Van Allen, PLLC has advised the Savings Bank that an interest in a liquidation account has been treated by the IRS, in a series of private letter rulings which do not constitute formal precedent, as having nominal, if any, fair market value and therefore it is likely that the interests in the liquidation account established by the Savings Bank as part of the Stock Conversion will similarly be treated as having nominal, if any, fair market value. Accordingly, it is likely that such depositors of the Savings Bank who receive an interest in such liquidation account established by the Savings Bank pursuant to the Stock Conversion will not recognize any gain or loss upon such receipt.

     Moore & Van Allen, PLLC has further advised the Savings Bank that the federal income tax treatment of the receipt of Subscription Rights pursuant to the Stock Conversion is uncertain, and recent private letter rulings issued by the IRS have been in conflict. For instance, the IRS adopted the position in one private ruling that Subscription Rights will be deemed to have been received to the extent of the minimum pro rata distribution of such rights, together with the rights actually exercised in excess of such pro rata distribution, and with gain recognized to the extent of the combined fair market value of the pro rata distribution of Subscription Rights plus the Subscription Rights actually exercised. Persons who do not exercise their Subscription Rights under this analysis would recognize gain upon receipt of rights equal to the fair market value of such rights, regardless of exercise, and would recognize a corresponding loss upon the expiration of unexercised rights that may be available to offset the previously recognized gain. Under another IRS private ruling, Subscription Rights were deemed to have been received only to the extent actually exercised. This private ruling required that gain be recognized only if the holder of such rights exercised such rights, and that no loss be recognized if such rights were allowed to expire unexercised. There is no authority that clearly resolves this conflict among these private rulings, which may not be relied upon for precedential effect. However, based upon express provisions of the Code and in the absence of contrary authoritative guidance, Moore & Van Allen, PLLC has provided in its opinion that gain will be recognized upon the receipt rather than the exercise of Subscription Rights. Further, also based upon a published IRS ruling and consistent with recognition of gain upon receipt rather than exercise of the Subscription Rights, Moore & Van Allen, PLLC has provided in its opinion that the subsequent exercise of the Subscription Rights will not give rise to gain or loss. Regardless of the position eventually adopted by the IRS, the tax consequences of the receipt of the Subscription Rights will depend, in part, upon their valuation for federal income tax purposes.

     If the Subscription Rights are deemed to have a fair market value, the receipt of such rights will be taxable to Eligible Account Holders, Supplemental Eligible Account Holders, and other eligible members who exercise their Subscription Rights, even though such persons would have received no cash from which to pay taxes on such taxable income. The Savings Bank could also recognize a gain on the distribution of such Subscription Rights in an amount equal to their aggregate value. In the opinion of Meritas, whose opinion is not binding upon the IRS, the Subscription Rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients the right only to purchase shares of the Common Stock at a price equal to its estimated fair market value, which will be the same price as the price paid by purchasers in the Community Offering and the Public Offering for unsubscribed shares of Common Stock. Eligible Account Holders, Supplemental Eligible Account Holders, and other eligible members who exercise their Subscription Rights are encouraged to consult with their own tax advisors as to the tax consequences in the event that the Subscription Rights are deemed to have a fair market value. Because the fair market value, if any, of the Subscription Rights issued in the Stock Conversion depends primarily upon the existence of certain facts rather than the resolution of legal issues, Moore & Van Allen, PLLC, has neither adopted the opinion of Meritas as its own nor incorporated such opinion of Meritas into its opinion issued in connection with Conversion.

     THE FEDERAL AND STATE INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL AND STATE INCOME TAXATION WHICH MAY BE RELEVANT TO EACH ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ACCOUNT HOLDER, AND OTHER MEMBER ENTITLED TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES AND ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS, AND OTHER MEMBERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER, AND OTHER MEMBER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL AND STATE INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS, AND ALSO AS TO ANY OTHER TAX CONSEQUENCES ARISING OUT OF THE CONVERSION.

     LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of the Savings Bank in its present mutual form, each holder of a deposit account in the Savings Bank would receive his pro rata share of any assets of the Savings Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). His pro rata share of such remaining assets would be the same proportion of such assets as the value of his deposit account was to the total of the value of all deposit accounts in the Savings Bank at the time of liquidation.

     After the Stock Conversion, each deposit account holder on a complete liquidation would have a claim of the same general priority as the claims of all other general creditors of the Savings Bank. Therefore, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would have no interest in the value of the Savings Bank above that amount.

     The Plan provides for the establishment, upon the completion of the Stock Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Savings Bank as of the date of its latest statement of financial condition contained in the final Prospectus. The liquidation account will be established, as required by applicable regulation, as an off-balance sheet "memorandum" account. Each Eligible Account Holder and each Supplemental Eligible Account Holder would be entitled, on a complete liquidation of the Converted Savings Bank (or the Commercial Bank) after completion of the Stock Conversion, to an interest in the liquidation account. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Savings Bank on August 30, 1996 and each Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each qualifying deposit held in the Savings Bank on December 31, 1997. The interest as to each qualifying deposit account would be in the same proportion of the total liquidation account as the balance of such qualifying deposit account was to the balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such date. However, if the amount in the qualifying deposit account on any annual closing date of the Savings Bank subsequent to the relevant eligibility date is less than the amount in such account on the relevant eligibility date, or any subsequent closing date, then the Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the liquidation account would be reduced from time to time by an amount proportionate to any such reductions, and such interest would cease to exist if he ceases to maintain an account at the Converted Savings Bank or Commercial Bank that has the same Social Security number as appeared on his account(s) at the relevant eligibility date. The interest in the liquidation account would never be increased, notwithstanding any increase in the related deposit account after the Stock Conversion.

     Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the entity or persons holding the Savings Bank's capital stock at that time.

     The Bank Conversion shall not be deemed to be a complete liquidation of the Converted Savings Bank for purposes of the distribution of the liquidation account. Upon consummation of the Bank Conversion, the liquidation account, and all rights and obligations of the Converted Savings Bank in connection therewith, shall be assumed by the Commercial Bank.

     A merger, consolidation, sale of bulk assets, or similar combination or transaction with an FDIC-insured institution in which the Savings Bank is not the surviving insured institution would not be considered to be a "liquidation"under which distribution of the liquidation account could be made. In such a transaction, the liquidation account would be assumed by the surviving institution.

     The creation and maintenance of the liquidation account will not restrict the use or application of any of the capital accounts of the Savings Bank, except that the Savings Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such dividend or repurchase would be to cause its retained earnings to be reduced below the aggregate amount then required for the liquidation account.

SUBSCRIPTION RIGHTS

     Nontransferable Subscription Rights to subscribe for shares of the Common Stock have been issued to all persons entitled to subscribe for stock in the Subscription Offering at no cost to such persons. The amount of the Common Stock which these parties may subscribe for will be determined, in part, by the total stock to be issued, and the availability of stock for purchase under the categories set forth in the Plan.

     Preference categories have been established for the allocation of the Common Stock to the extent that shares are available. These categories are as follows:

     SUBSCRIPTION CATEGORY NO. 1 is reserved for Eligible Account Holders, i.e., qualifying depositors of the Savings Bank on August 30, 1996, who, including individuals on a joint account, will each receive nontransferable Subscription Rights to subscribe for up to $250,000 worth of Common Stock in the Subscription Offering. See " -- Limitations on Purchases of Shares." If the exercise of Subscription Rights in this category results in an oversubscription, shares shall be allocated among such subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal 100 shares or the amount subscribed for, whichever is less. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis related to the amounts of their respective qualifying deposits, as compared to the total qualifying deposits of all subscribing Eligible Account Holders. To ensure a proper allocation of Common Stock, each Eligible Account Holder must list on his Stock Order Form all accounts in which he has an ownership interest. Failure to list all such deposit accounts may result in the inability of the Company or the Savings Bank to fill all or part of a subscription order. Neither the Company, the Savings Bank, nor any of their agents shall be responsible for orders on which all deposit accounts have not been fully and accurately disclosed. A qualifying deposit is the amount (required to be at least $50.00) contained in a deposit account in the Savings Bank on August 30, 1996. Subscription Rights received by directors and officers of the Savings Bank and their associates in this category based on their increased deposits in the Savings Bank in the one-year period preceding August 30, 1996 are subordinated to the Subscription Rights of other Eligible Account Holders.

     SUBSCRIPTION CATEGORY NO. 2 is reserved for the ESOP, which shall receive nontransferable Subscription Rights to purchase in the aggregate up to eight percent of the shares issued in the Stock Conversion. If all the shares of Common Stock offered in the Subscription Offering are purchased by Eligible Account Holders, then the ESOP will purchase shares in the open market following consummation of the Stock Conversion and will not purchase newly issued shares from the Company.

     SUBSCRIPTION CATEGORY NO. 3 is reserved for the Savings Bank's Supplemental Eligible Account Holders, i.e., qualifying depositors of the Savings Bank on the last day of the calendar quarter preceding the Administrator's approval of the Plan (December 31, 1997) who, including individuals on a joint account, will each receive nontransferable Subscription Rights to subscribe for up to $250,000 worth of Common Stock in the Subscription Offering. See " -- Limitations on Purchases of Shares." If the exercise of Subscription Rights in this category results in an oversubscription, shares shall be allocated among subscribing Supplemental Eligible Account Holders, so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal 100 shares or the amount subscribed for, whichever is less, and any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis related to the amounts of their respective qualifying deposits, as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. To ensure a proper allocation of Common Stock, each Supplemental Eligible Account Holder must list on his Stock Order Form all accounts in which he has an ownership interest. Failure to list all such deposit accounts may result in the inability of the Company or the Savings Bank to fill all or part of a subscription order. Neither the Company, the Savings Bank, nor any of their agents shall be responsible for orders on which all deposit accounts have not been fully and accurately disclosed. A qualifying deposit is the amount (required to be at least $50.00) contained in a deposit account in the Savings Bank on December 31, 1997. Subscription Rights received by directors and officers of the Savings Bank and their associates in this category based on their increased deposits in the Savings Bank in the one-year period preceding August 30, 1996 are subordinated to the Subscription Rights of other Supplemental Eligible Account Holders. Subscriptions in this Category No. 3 will be filled only to the extent that there are sufficient shares of Common Stock remaining after satisfaction of subscriptions by Category Nos. 1 and 2.

     SUBSCRIPTION CATEGORY NO. 4 is reserved for Other Members, i.e., certain depositors and borrowers who are members of the Savings Bank as of the Voting Record Date entitled to vote at the Special Meeting but who are not Eligible Account Holders or Supplemental Eligible Account Holders. To the extent then available following subscriptions by Eligible Account Holders, the ESOP, and Supplemental Eligible Account Holders, Other Members, including individuals on a joint account, will receive, without payment therefor, nontransferable Subscription Rights to subscribe for up to $250,000 worth of Common Stock in the Subscription Offering. See " -- Limitations on Purchases of Shares." In the event that Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP, and Supplemental Eligible Account Holders, is in excess of the total number of shares offered in the Stock Conversion, the subscriptions of such Other Members will be allocated pro rata among subscribing Other Members on an equitable basis as determined by the Board of Directors.

     SUBSCRIPTION CATEGORY NO. 5 is reserved for directors, officers, and employees of the Savings Bank as of the date of commencement of the Subscription Offering. To the extent then available following subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, and Other Members, directors, officers, and employees of the Savings Bank will receive, without payment therefor, nontransferable Subscription Rights to subscribe for up to $250,000 worth of Common Stock in the Subscription Offering. See
" -- Limitations on Purchases of Shares." In the event that directors, officers, and employees subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, and Other Members is in excess of the total number of shares offered in the Stock Conversion, the subscriptions of such persons will be allocated on an equitable basis as determined by the Board of Directors.

     The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the Common Stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any Common Stock under the Plan if he resides in a foreign country or in a state of the United States with respect to which any or all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in such state or foreign country;
(ii) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such persons would require the Company or the Savings Bank or their employees to register, under the securities laws of such state, as a broker, dealer, salesman, or agent or to register or otherwise qualify its securities for sale in such state or foreign country; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of Subscription Rights to any such person.

COMMUNITY OFFERING

     To the extent shares remain available for purchase after the Subscription Offering, the Company may offer any such remaining shares of the Common Stock to residents of the Local Community and to whom the Company delivers a copy of this Prospectus and a Stock Order Form. The occurrence of the Community Offering is subject to the availability of shares of Common Stock for purchase after satisfaction of all orders received in the Subscription Offering. The Community Offering, if any, may terminate at any time without notice, but may not terminate later than May 1, 1998. The right of any person to purchase shares in the Community Offering, if any, is subject to the absolute right of the Company and the Savings Bank to accept or reject such purchases in whole or in part. The Company presently intends to terminate the Community Offering, if any, as soon as it has received orders for all shares available for purchase in the Stock Conversion.

     The term "resident" as used herein means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community for a period of time (manifested by establishing a physical, ongoing, nontransitory presence within the Local Community) and continues to reside in the Local Community during the Subscription and Community Offerings. The Savings Bank may utilize deposit or loan records or such other evidence provided to it to make the determination whether a person is residing in the Local Community. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall determine whether the corporation or entity is a resident. To the extent the person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the beneficiary shall be examined for purposes of this definition. In all cases, however, such determination shall be in the sole discretion of the Savings Bank.

     If all of the Common Stock offered in the Subscription Offering is subscribed for, there will be no Community Offering. In the event an insufficient number of shares are available to fill orders in the Community Offering, the available shares will be allocated on an equal number of shares per order basis until all orders have been filled with a preference given to natural persons and trusts of natural persons. If the Community Offering extends beyond 45 days following the expiration of the Subscription Offering, subscribers will have the right to increase, decrease, or rescind subscriptions for stock previously submitted. Purchasers in the Community Offering, together with their associates and groups acting in concert, are each eligible to purchase up to $250,000 of the Common Stock issued in the Stock Conversion.

     Except as noted below, cash and checks received in the Community Offering will be placed in segregated savings accounts (each insured by the FDIC up to the applicable $100,000 limit) established specifically for this purpose. Interest will be paid on orders made by check, in cash, or by money order at the Savings Bank's passbook rate from the date the payment is received by the Company until the consummation of the Stock Conversion. In the event that the Stock Conversion is not consummated for any reason, all funds submitted pursuant to the Community Offering will be promptly refunded with interest as described above.

PUBLIC OFFERING

     All shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Public Offering to be managed by William R. Hough & Co. as sales agent on a "best efforts" basis. The Public Offering, if any, will be conducted to achieve the widest distribution of Common Stock. Neither William R. Hough & Co. nor any other registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Public Offering. Common Stock sold in the Public Offering will be sold at the same price as in the Subscription and Community Offerings.

     Individual purchasers in the Public Offering may purchase up to $250,000 of the Common Stock in the Stock Conversion with any associate or group of persons acting in concert. The Savings Bank shall be directly responsible for the payment of selling commissions to other licensed broker-dealers participating in the Public Offering. Other broker-dealers may participate under selected dealers agreements, and William R. Hough & Co. and such selected dealers may receive fees aggregating up to a maximum of four percent of the amount of the stock sold by the selected dealers in the Public Offering.

     During the Subscription and Community Offerings, selected dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date ("Order Date") for the purchase of shares of Common Stock. When and if William R. Hough & Co. and the Company believe that enough indications and orders have been received in the Offerings to consummate the Stock Conversion, William R. Hough & Co. will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected dealers may debit the accounts of their customers on a date which will be three business days from the Order Date ("Settlement Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, selected dealers will remit funds to the account that the Company established for each selected dealer. After payment has been received by the Company from selected dealers, funds will earn interest at the Savings Bank's passbook savings rate until the consummation of the Stock Conversion. In the event the Stock Conversion is not consummated as described above, funds with interest will be returned promptly to the selected dealers, who, in turn, will promptly credit its customers' brokerage account.

     The Public Offering, if any, will terminate no more than 45 days following the completion of the Subscription Offering, unless extended by the Company with the approval of the Administrator. In the event the Community Offering is extended beyond 45 days following the expiration of this Subscription Offering, subscribers will have the right to increase, decrease, or rescind subscriptions for stock previously submitted. The Public Offering may run concurrently with the Subscription and Community Offerings or subsequent to such offerings.

SUBSCRIPTIONS FOR STOCK IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS

     EXPIRATION DATE. The Subscription Offering will expire at 5:00 p.m., Eastern Time, on March 17, 1998 unless extended by the Board of Directors of the Savings Bank for up to an additional 45 days. Such date and time are referred to herein as the "Expiration Date." Subscription rights not exercised prior to the Expiration Date will be void. The Community Offering, if any, may terminate at any time without notice, but may not terminate later than May 1, 1998.

     USE OF STOCK ORDER FORMS. Rights to subscribe may only be exercised by completion of a Stock Order Form. Any person receiving a Stock Order Form who desires to subscribe for shares of stock must do so prior to the Expiration Date by delivering (by mail or in person) to the office of the Savings Bank a properly executed and completed Stock Order Form, together with full payment for all shares for which the subscription is made. All checks or money orders must be made payable to "BOC FINANCIAL CORP." No photocopies or faxes of Stock Order Forms or payments by wire transfer will be accepted. The Stock Order Form must be received by the Expiration Date. All subscription rights under the Plan will expire on the Expiration Date, whether or not the Company has been able to locate each person entitled to such subscription rights. Once tendered, subscription orders cannot be revoked.

     Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. The subscription rights granted under the Plan are nontransferable; persons who attempt to transfer their subscription rights may lose the right to subscribe for stock in the Stock Conversion and may be subject to other sanctions and penalties. Each person subscribing for shares is required to represent to the Company that he or she is purchasing such shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares.

     In the event Stock Order Forms (i) are not delivered and are returned to the Company by the United States Postal Service or the Company is unable to locate the addressee, or (ii) are not returned or are received after the Expiration Date, or (iii) are defectively completed or executed, or (iv) are not accompanied by the full required payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the Subscription Rights of the person to whom such rights have been granted will lapse as though such person failed to return the completed Stock Order Form within the time period specified. However, the Company or the Savings Bank may, but will not be required to, waive any irregularity on any Stock Order Form or require the submission of a corrected Stock Order Form or the remittance of full payment for subscribed shares by such date as the Company or the Savings Bank may specify. The interpretation by the Company and the Savings Bank of the terms and conditions of the Plan and of the Stock Order Form will be final.

     PAYMENT FOR SHARES. Payment for all subscribed shares of Common Stock will be required to accompany all completed Stock Order Forms for subscriptions to be valid. Payment for subscribed shares may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Savings Bank. Appropriate means by which such withdrawals may be authorized are provided in the Stock Order Form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase stock for which subscription has been made while the Plan remains in effect. In the case of payments authorized to be made through withdrawal from deposit accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the date of consummation of the sale. In the case of payments made in cash or by check or money order such funds will be placed in a single segregated savings account established specifically for this purpose (with the account as a whole insured by the FDIC up to the applicable $100,000 limit) and interest will be paid at the Savings Bank's passbook rate from the date payment is received until the Stock Conversion is completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the Savings Bank's passbook rate subsequent to the withdrawal. An executed Stock Order Form, once received by the Company, may not be modified, amended, or rescinded without the consent of the Company, unless the Stock Conversion is not completed within 45 days of the termination of the Subscription Offering. If an extension of the period of time to complete the Stock Conversion is approved by the Administrator, subscribers will be resolicited and must affirmatively reconfirm their orders prior to the expiration of the resolicitation offering, or their subscription funds will be promptly refunded. Subscribers may also modify or cancel their subscriptions. Interest will be paid on such funds at the Savings Bank's passbook rate during the 45-day period and any approved extension period.

     Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at the Savings Bank. Persons with IRAs maintained at the Savings Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. Depositors interested in using funds in their IRA to purchase Common Stock should contact the Savings Bank's Stock Information Center at (704) 857-7277 as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date of the Subscription Offering.

     The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but may pay for such shares upon consummation of the Subscription and Community Offerings.

     SHARES PURCHASED. Certificates representing shares of the Common Stock will be delivered to subscribers as soon as practicable after closing of the Stock Conversion.

PLAN OF DISTRIBUTION FOR THE SUBSCRIPTION AND COMMUNITY OFFERINGS

     Officers of the Savings Bank are available at the Savings Bank's office to provide offering materials to prospective investors, to answer their questions (but only to the extent such information is derived from this Prospectus) and to receive completed Stock Order Forms from prospective subscribers. None of the Savings Bank's directors, officers, or employees will receive any commissions or other compensation for their efforts in connection with sales of shares of the Common Stock. Although information regarding the stock offering is available at the Savings Bank's office, an investment in the Common Stock is not a deposit, and the Common Stock is not federally insured.

     The directors, officers, and employees of the Savings Bank who will be involved in selling stock are expected to be exempt from the requirement to register with the SEC as broker-dealers within the meaning of Rule 3a4-1 under the Exchange Act. Such persons will qualify under the safe harbor provisions of that rule on the basis of paragraphs (a)(4) (ii) and/or (iii), i.e., management of the Savings Bank expects that such persons either (x) will perform substantial duties for the Company in its business, will not otherwise be broker-dealers and are not expected to participate in another offering in the next twelve months, or (y) will limit their activities to preparing written communications, responding to customer inquiries, and/or performing ministerial/clerical functions.

     The Savings Bank and the Company have engaged Meritas as financial advisor to provide certain conversion advice and record keeping services in connection with the Subscription and Community Offerings. The services of Meritas in this capacity will be limited to (i) training and educating the Savings Bank's employees who will be performing certain ministerial functions in the Subscription and Community Offerings regarding the mechanics and regulatory requirements of the stock sales process and the solicitation of proxies from members and (ii) keeping records of orders for shares of Common Stock. For its services rendered in this capacity, Meritas will receive a fixed fee in the amount of $40,000. Meritas also will be reimbursed for its reasonable out-of-pocket expenses. The Company and the Savings Bank have agreed to indemnify Meritas for reasonable costs and expenses in connection with certain claims or liabilities arising form the performance of these services. Meritas will not solicit offers to purchase Common Stock on behalf of the Company.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

     Meritas, which is experienced in the evaluation and appraisal of savings institutions involved in the conversion process, has been retained by the Savings Bank to prepare an appraisal of the estimated pro forma market value of the Common Stock to be sold pursuant to the Stock Conversion. Meritas will receive a fixed fee of $37,500 for its appraisal services and the preparation of a business plan, plus $2,500 for each appraisal update report. Meritas also will be reimbursed for its reasonable out-of-pocket expenses. The Savings Bank has agreed to indemnify Meritas under certain circumstances against any losses, damages, expenses, or liability arising out of the Savings Bank's engagement of Meritas for the appraisal.

     Meritas has determined as of December 3, 1997 that the estimated pro forma market value of the stock to be issued by the Company in the Stock Conversion was $7,000,000. In determining the reasonableness and adequacy of the appraisal submitted by Meritas, the Boards of Directors of the Savings Bank and the Company reviewed with Meritas the methodology and the appropriateness of assumptions used by Meritas in preparing the appraisal. The Company, has determined to offer the shares in the Stock Conversion at the Purchase Price of $10.00 per share. The price per share was determined based on a number of factors, including the market price per share of the stock of other financial institutions. With the consent of the Administrator and the FDIC, however, the appraiser may establish a range of value for the stock of approximately 15% on either side of the estimated value to allow for fluctuations in the aggregate value of the stock due to changes in the market and other factors from the time of commencement of the Subscription Offering until completion of the Community Offering. Accordingly, Meritas has established a range of value of from $5,950,000 to $8,050,000 for the Stock Conversion. Meritas will either confirm the continuing validity of its appraisal or provide an updated appraisal immediately prior to the completion of the Stock Conversion.

     The appraisal has been prepared by Meritas in reliance upon the information contained in this Prospectus, including the financial statements appearing elsewhere in this Prospectus. Meritas also considered the following factors, among others: the present and projected operating results and financial condition of the Savings Bank and the economic and demographic conditions in the Savings Bank's existing market area; certain historical, financial, and other information relating to the Savings Bank; a comparative evaluation of the operating and financial statistics of the Savings Bank with those of other similarly situated savings institutions located in North Carolina and other regions of the United States; the aggregate size of the offering of Common Stock; the impact of the Stock Conversion on the Savings Bank's and the Company's net worth and earnings potential; the proposed dividend policy of the Company; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

     Should it be determined at the close of the offering that the aggregate pro forma market value of the Common Stock is higher or lower than $7,000,000, but is nonetheless within the Estimated Valuation Range or within 15% above the maximum of such range, the Company will make an appropriate adjustment by raising or lowering by no more than 15% the total number of shares being offered (within a range from 595,000 shares to 805,000 shares). Unless permitted by the Company or otherwise required by the FDIC or the Administrator, no resolicitation of subscribers and other purchasers will be made because of any such change in the number of shares to be issued unless the aggregate purchase price of the Common Stock sold in the Stock Conversion is below the minimum of the Estimated Valuation Range or is more than $9,257,500 (i.e., 15% above the maximum of the Estimated Valuation Range). If the aggregate purchase price falls outside the range of from $5,950,000 to $8,050,000, subscribers and other purchasers will be resolicited and given the opportunity to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation, or their subscription funds will be promptly refunded with interest at the Savings Bank's passbook rate. Subscribers will also be given the opportunity to increase, decrease, or rescind their orders. Any change in the Estimated Valuation Range must be approved by the Administrator. The establishment of any new price range may be effected without a resolicitation of votes from the Savings Bank's members to approve the Plan.

     The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the Common Stock. In preparing the valuation, Meritas has relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Savings Bank. Meritas did not independently verify the financial statements and other information provided by the Savings Bank, nor did Meritas value independently the assets and liabilities of the Savings Bank. The valuation considers the Savings Bank and the Company only as a going concern and should not be considered as an indication of the liquidation value of the Savings Bank and the Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the Common Stock will thereafter be able to sell such shares at prices equal to or above the price or prices paid for it. Copies of the appraisal report of Meritas setting forth the method and assumptions for such appraisal are on file and available for inspection at the offices set forth under "Additional Information"and at the office of the Savings Bank. Further, any subsequent updated appraisal also will be filed with such offices and will be available for inspection.

LIMITATIONS ON PURCHASE OF SHARES

     The Plan provides for certain additional limitations to be placed upon the purchase of shares by eligible subscribers and others in the Stock Conversion. Each subscriber must subscribe for a minimum of 25 shares. The ESOP may purchase up to an aggregate of eight percent of the shares of the Common Stock to be issued in the Stock Conversion. Except for the ESOP, no person exercising Subscription Rights, including individuals on a joint account, may purchase more than 25,000 shares, or $250,000, of Common Stock. No person, including associates of and persons acting in concert with such person, may purchase more than 25,000 shares, or $250,000, of Common Stock in the Community Offering and the Public Offering. Shares purchased by the ESOP and attributable to a participant thereunder shall not be aggregated with shares purchased by such participant or any other purchaser of Common Stock in the Stock Conversion. For purposes of the Plan, the directors of the Company and the Savings Bank are not deemed to be associates or a group acting in concert solely by reason of their Board membership.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Savings Bank's members, purchase limitations may be increased or decreased at the sole discretion of the Company and the Savings Bank at any time. If such amount is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority Subscription Rights. In the event that the purchase limitation is decreased after commencement of the Subscription and Community Offerings, the orders of any person who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

     The term "associate" of a person is defined to mean: (i) any corporation or organization (other than the Savings Bank or the Company) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, provided, however, such term shall not include any employee stock benefit plan of the Savings Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director of the Savings Bank or the Company or any of their subsidiaries. Directors are not treated as associates solely because of their membership on the Board of Directors.

     Each person purchasing Common Stock in the Stock Conversion shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law, rule, or regulation. In the event that such purchase limitations are violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such person), the Company shall have the right to purchase from such person at the aggregate purchase price all shares acquired by such person in excess of such purchase limitations or, if such excess shares have been sold by such person, to receive the difference between the aggregate purchase price paid for such excess shares and the price at which such excess shares were sold by such person. This right of the Company to purchase such excess shares shall be assignable by the Company. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the Administrator.

     Stock purchased pursuant to the Stock Conversion will be freely transferable, except for shares purchased by directors and officers of the Savings Bank and the Company. See " -- Limitations on Resales by Management."

     In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with Subscription Rights and to certain reporting requirements upon purchase of such securities.

     Depending upon market conditions, the Boards of Directors of the Company and the Savings Bank, with the approval of the Administrator, may increase or decrease any of the above purchase limitations. In the event of such an increase or decrease, no further approval of members of the Savings Bank would be required. North Carolina regulations authorize a plan of conversion to provide a maximum purchase limitation of a percentage not to exceed five percent except for tax-qualified employee stock benefit plans which may purchase in the aggregate not more than eight percent.

REGULATORY RESTRICTIONS ON ACQUISITION OF THE COMMON STOCK

     Applicable regulations prohibit any person from making an offer, announcing an intent to make an offer, entering into any other arrangement to purchase Common Stock or acquiring Common Stock or Subscription Rights in the Company from another person prior to completion of the Stock Conversion. Further, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares in the Company for a period of three years from the date of the completion of the Stock Conversion, if, upon the completion of such offer or acquisition, that person would become the beneficial owner of more than 10% of the Company's outstanding stock, without the prior written approval of the Administrator. The Administrator has defined the word "person"to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization, or similar company, a syndicate or any group formed for the purpose of acquiring, holding, or disposing of securities of an insured institution. However, offers made exclusively to the Company or underwriters or members of a selling group acting on behalf of the Company for resale to the general public are excepted. Moreover, when any person, directly or indirectly, acquires beneficial ownership of more than 10% of the Company's capital stock following the Stock Conversion within such three-year period without the prior approval of the Administrator, the Common Stock beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote. These regulations will not apply to the Company and the Commercial Bank subsequent to the Bank Conversion. See "Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws."

     In addition to the foregoing restrictions, any person or group of persons acting in concert who propose to acquire 10% or more of the Company's outstanding shares will be presumed under Federal Reserve Board regulations, to be acquiring control of the Company and will be required to submit prior notice to the Federal Reserve Board under the Change in Bank Control Act and the Federal Reserve Board regulations thereunder. Furthermore, following the Bank Conversion, the acquisition of control of the Company by any company will be subject to the prior approval of the Federal Reserve Board under the Bank Holding Company Act and the Commissioner under North Carolina law. See "Certain Restrictions on Acquisition of the Company, the Converted Savings Bank, and the Savings Bank."

STOCK PURCHASES BY MANAGEMENT

     Directors, officers, and employees of the Savings Bank will be entitled to subscribe for shares of Common Stock in the Subscription Offering to the extent they qualify as eligible subscribers. The following table sets forth for each of the executive officers and directors the aggregate dollar amount of Common Stock for which each such person has informed the Company he or she intends to purchase.

                                                                                                                        SHARES
                                                                                                                       PURCHASED
                                                                                             DOLLAR      NUMBER OF       AS A
                                                                                             AMOUNT       SHARES      PERCENTAGE
                                                                                              TO BE        TO BE       OF SHARES
NAME                                                                                        PURCHASED    PURCHASED    OFFERED (*)
-----------------------------------------------------------------------------------------   ---------    ---------    -----------
Stephen R. Talbert.......................................................................   $  25,000       2,500         0.36%
Thomas P. Corriher.......................................................................      50,000       5,000         0.71
Henry H. Land............................................................................      30,000       3,000         0.43
John A. Drye.............................................................................      50,000       5,000         0.71
Susan Linn Norvell.......................................................................      80,000       8,000         1.14
Lynne Scott Safrit.......................................................................      50,000       5,000         0.71
                                                                                            ---------    ---------    -----------
     Totals..............................................................................   $ 285,000      28,500         4.07%
                                                                                            ---------    ---------    -----------
                                                                                            ---------    ---------    -----------

---------------

 * Percentage computations assume the issuance of 700,000 shares in the Offerings, the midpoint of the Estimated Valuation Range.

** As a result of the shares expected to be controlled by the ESOP and the MRP, and assuming the maximum number of options permitted to be granted to the Board of Directors and management are granted, the options exercised, and no additional shares issued, the Board of Directors and management could control up to 20.06% of the issued and outstanding shares. (This assumes the issuance of 700,000 shares in the Offerings and the exercise of options to purchase 35,000 shares, the maximum amount permitted to be granted to executive management and the Board of Directors in the aggregate, assuming the current five independent directors and one executive officer who also serves as a director are the only recipients of options.)

RESTRICTIONS ON REPURCHASE OF STOCK

     Upon consummation of the Bank Conversion, the Company's ability to repurchase its capital stock will be governed by the Federal Reserve Board's regulations. Under the Federal Reserve Board's regulations, any bank holding company that is not well-capitalized and not in generally satisfactory condition must notify the Federal Reserve Board before purchasing or redeeming its equity securities if the gross consideration for the purchase or redemption, when aggregated with the net consideration paid by the company for all purchases and redemptions during the preceding 12 months, is equal to 10% or more of the company's consolidated retained earnings. The Federal Reserve Board may disapprove a proposed purchase or redemption if it finds that the proposal would constitute an unsafe or unsound practice or would violate any directive of, condition imposed by or written agreement with, the Federal Reserve Board. Under the Federal Reserve Board's regulations, no such prior notice of repurchases is required to be given by a bank holding company that has received one of the two highest examination ratings at its most recent supervisory inspection, is not the subject of any unresolved supervisory issues and is, and after giving effect to the proposed repurchase will continue to be, well-capitalized. The Company has no specific plans regarding possible stock repurchases during the first year following the Stock Conversion.

LIMITATIONS ON RESALES BY MANAGEMENT

     Shares of the Common Stock purchased by directors or officers of the Company and the Savings Bank in the Stock Conversion will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Stock Conversion, except in the event of the death of the original purchaser or in any exchange of such shares in connection with a merger or acquisition of the Company approved by the applicable regulatory authorities. Accordingly, shares of the Common Stock issued by the Company to directors and officers shall bear a legend giving appropriate notice of the restriction imposed upon it and, in addition, the Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the applicable restriction for transfer of any restricted stock. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted stock shall be subject to the same restrictions. Shares acquired otherwise than in the Stock Conversion, such as under the Company's Option Plan, would not be subject to such restrictions. To the extent directors and officers are deemed affiliates of the Company, all shares of the Common Stock acquired by such directors and officers will be subject to certain resale restrictions and may be resold pursuant to Rule 144 under the Securities Act. See
"Regulation -- Regulation of the Company -- Federal Securities Law."

INTERPRETATION AND AMENDMENT OF THE PLAN

     To the extent permitted by law, all interpretations of the Plan by the Savings Bank will be final. The Plan provides that the Savings Bank's Board of Directors shall have the sole discretion to interpret and apply the provisions of the Plan to particular facts and circumstances and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to giving preference in the Community Offering to natural persons and trusts of natural persons who are permanent residents of the Local Community, and any and all interpretations, applications and determinations made by the Board of Directors in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Savings Bank and its members and subscribers in the Subscription and Community Offerings, subject to the authority of the FDIC and the Administrator.

     The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended by a two-thirds vote of the Board of Directors at any time prior to submission of the Plan and proxy materials to the Savings Bank's members. After submission of the Plan and proxy materials to the members, the Plan may be amended by a two-thirds vote of the Board of Directors at any time prior to the Special Meeting and at any time following the Special Meeting with the concurrence of the FDIC and the Administrator. In its discretion, the Board of Directors may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another Special Meeting. However, any modification of the Plan resulting in a material change in the terms of the Conversion would require a resolicitation of proxies and another meeting of shareholders.

     The Plan further provides that in the event that mandatory new regulations pertaining to conversions are adopted by the FDIC, the Administrator, the Commission, the Federal Reserve Board or any successor agency prior to completion of the Conversion, the Plan will be amended to conform to such regulations without a resolicitation of proxies or another Special Meeting. In the event that such new conversion regulations contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors without a resolicitation of proxies or another Special Meeting. By adoption of the Plan, the Savings Bank's members will be deemed to have authorized amendment of the Plan under the circumstances described above.

CONDITIONS AND TERMINATION

     Completion of the Conversion requires the approval of the Plan by the affirmative vote of not less than a majority of the total outstanding votes of the members of the Savings Bank and the sale of all shares of the Common Stock within 12 months following approval of the Plan by the members, which time period may be extended an additional 12 months by an amendment to the Plan. If these conditions are not satisfied, the Plan will be terminated, and the Savings Bank will continue its business in the mutual form of organization. The Plan may be terminated by the Board of Directors at any time prior to the Special Meeting and, with the approval of the FDIC and the Administrator, by the Board of Directors at any time thereafter.

                      CERTAIN RESTRICTIONS ON ACQUISITION

CONVERSION REGULATIONS

     Applicable North Carolina regulations provide that for a period of three years following the Stock Conversion, the prior written approval of the Administrator will be required before any person may, directly or indirectly, acquire beneficial ownership of or make any offer to acquire any stock or other equity security of the Company if, after the acquisition or consummation of such offer, such person would be the beneficial owner of more than 10% of such class of stock or other class of equity security of the Company. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to shareholders for a vote. Approval is not required for (i) any offer with a view toward public resale made exclusively to the Company or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Company by a corporation whose ownership is or will be substantially the same as the ownership of the Company, provided that the offer or acquisition is made more than one year following the consummation of the Stock Conversion. The regulation provides that within one year following the Stock Conversion, the Administrator would approve the acquisition of more than 10% of beneficial ownership only to protect the safety and soundness of the institution. During the second and third years after the Stock Conversion, the Administrator may approve such an acquisition upon a finding that (i) the acquisition is necessary to protect the safety and soundness of the Company and the Savings Bank or the Board of Directors of the Company and the Savings Bank support the acquisition and (ii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, the acquiror will be a source of financial strength to the Company and the Savings Bank and the public interests will not be adversely affected.

CHANGE IN BANK CONTROL ACT AND BANK HOLDING COMPANY ACT

     The Change in Bank Control Act, together with North Carolina regulations, require that the consent of the Administrator and Federal Reserve Board be obtained prior to any person or company acquiring "control" of a North Carolina-chartered savings bank or a North Carolina-chartered savings bank holding company. The consent of the Commission and the Federal Reserve Board is required to be obtained prior to any person or company acquiring "control" of a North Carolina-chartered commercial bank. Upon acquiring control, such acquiror will be deemed to be a bank holding company. Control is conclusively presumed to exist if, among other things, an individual or company acquires the power, directly or indirectly, to direct the management or policies of the Company or the Savings Bank or to vote 25% or more of any class of voting stock. Control is rebuttably presumed to exist under the Change in Bank Control Act if, among other things, a person acquires more than 10% of any class of voting stock, and the issuer's securities are registered under Section 12 of the Exchange Act or the person would be the single largest shareholder. Restrictions applicable to the operations of bank holding companies and conditions imposed by the Federal Reserve Board in connection with its approval of such acquisitions may deter potential acquirors from seeking to obtain control of the Company. See "Regulation -- Regulation of the Company Following the Stock Conversion" and
" -- Regulation of the Company Following the Bank Conversion."

                        CERTAIN ANTI-TAKEOVER PROVISIONS

     While the Boards of Directors of the Savings Bank and the Company are not aware of any effort that might be made to obtain control of the Company after the Conversion, the Board of Directors, as discussed below, believes that it is appropriate to include certain provisions as part of the Company's Articles of Incorporation to protect the interests of the Company and its shareholders from hostile takeovers which the Board of Directors might conclude are not in the best interests of the Converted Savings Bank or the Commercial Bank, the Company or the Company's shareholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions also will render the removal of the current Board of Directors or management of the Company more difficult.

     The following discussion is a general summary of certain provisions of the Articles of Incorporation and Bylaws of the Company which may be deemed to have such an "anti-takeover" effect. The description of these provisions is necessarily general and reference should be made in each case to the Articles of Incorporation and Bylaws of the Company. For information regarding how to obtain a copy of these documents without charge, see "Additional Information."

CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS

     The Company's Articles of Incorporation provide that should the Board of Directors consist of nine or more members, the Board is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class will hold office following their initial appointment to office for terms of one year, two years and three years, respectively, and, upon reelection, will serve for terms of three years thereafter. Each director will serve until his or her successor is elected and qualified. If the Board consists of fewer than nine members, each member shall be elected annually to a one-year term.

     A classified board of directors could make it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of a majority of the Board of Directors. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority, whereas a majority of a non-classified board may be changed in one year.

     Management of the Company believes that the staggered election of directors tends to promote continuity of management because only one-third of the Board of Directors is subject to election each year. Staggered terms guarantee that in the ordinary course approximately two-thirds of the directors, or more, at any one time have had at least one year's experience as directors of the Company, and moderate the pace of changes in the Board of Directors by extending the minimum time required to elect a majority of directors from one to two years.

     At the present time the Board of Directors consists of six individuals elected to one year terms. Any new nominees will be presented for election to the shareholders at a special meeting or at a regularly scheduled annual meeting.

SHAREHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL SHAREHOLDERS

     The Company's Articles of Incorporation require the approval of the holders of at least 75% of the Company's outstanding shares of voting stock to approve any agreement, plan, or arrangement proceeding for the merger or consolidation of the Company. Under North Carolina law, absent this provision, mergers, consolidations and sales of substantially all of the assets of the Company must, subject to certain exceptions, be approved by the vote of the holders of at least a majority of the outstanding shares of the Common Stock. The increased voting requirements in the Company's Articles of Incorporation apply except in cases where the proposed transaction has been approved in advance by a majority of the Company's Board of Directors.

LIMITATIONS ON CALL OF MEETINGS OF SHAREHOLDERS

     The Company's Bylaws provide that special meetings of shareholders may only be called by the Company's Board of Directors, Chairman, or President. As permitted by North Carolina General Statute 55-7-02(a), the Bylaws do not provide for shareholders to call a special meeting. The Board of Directors believes that any shareholder proposal should be presented at a regularly scheduled annual meeting which is adequate time for the consideration of any shareholder proposals. By not permitting shareholders to call a special meeting the Company will avoid the management time and expense in responding to requests for the conduct of a special meeting.

ABSENCE OF CUMULATIVE VOTING

     The Company's Articles of Incorporation do not permit cumulative voting by shareholders for the election of the Company's directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of shareholders may, if they so choose, elect all directors of the Company to be elected at that meeting, thus precluding minority shareholder representation on the Company's Board of Directors.

BOARD CONSIDERATION OF CERTAIN NONMONETARY FACTORS IN THE EVENT OF AN OFFER BY ANOTHER PARTY

     The Articles of Incorporation of the Company direct the Board of Directors, in evaluating a merger, consolidation, or other business combination transaction (hereinafter a "Business Combination") or a tender or exchange offer, to consider, in addition to the adequacy of the amount to be paid in connection with any such transaction, certain specified factors and any other factors the board deems relevant, including (i) the social and economic effects of the transaction on the Company and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Company and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity; and (iii) the competence, experience and integrity of the acquiring person or entity and its or their management; and (iv) the prospects for a successful conclusion of the Business Combination. By having these standards in the Articles of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose any proposed Business Combination or tender or exchange offer if the board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

     The Board of Directors feels a responsibility for maintaining the financial and business integrity of the Company. Savings institutions and banks and their holding companies occupy positions of special trust in the communities they serve. They also provide opportunities for abuse by those who are not of sufficient experience or competence or financial means to act professionally and responsibly with respect to management of a financial institution. It is of concern to the Company that it be managed in the interest of the communities that it serves and that it and its subsidiary bank maintain its integrity as an institution.

     One effect of this provision might be to encourage consultation by an offeror with the Board of Directors prior to or after commencing a tender offer in an attempt to prevent a contest from developing. This provision thus may strengthen the Board of Directors' position in dealing with any potential offeror which might attempt to effect a takeover of the Company. The provision will not make a Business Combination regarded by the Board of Directors as being in the interests of the Company more difficult to accomplish, but it will permit the Board of Directors to determine whether a Business Combination or tender or exchange offer is not in the interests of the Company (and thus to oppose it) on the basis of various factors deemed relevant.

AUTHORIZATION OF PREFERRED STOCK

     The Company's Articles of Incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, which conceivably could represent an additional class of stock required to approve any proposed acquisition. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the powers, designations, preferences and relative, participating, optional and other special rights of such shares, including voting rights and conversion rights. Issuance of the preferred stock could adversely affect the relative voting rights of holders of the Common Stock. In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors did not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board of Directors deems to be in the best interests of the Company and its shareholders. This preferred stock, none of which has been issued by the Company, together with authorized but unissued shares of Common Stock (the Articles of Incorporation authorizes the issuance of up to 9,000,000 shares of Common Stock), also could represent additional capital required to be purchased by the acquiror.

PROCEDURES FOR SHAREHOLDER NOMINATIONS

     The Company's Bylaws provide that any shareholder desiring to make a nomination for the election of directors at a meeting of shareholders must submit written notice to the Secretary of the Company not less than 120 days in advance of the meeting. Management believes that it is in the best interests of the Company and its shareholders to provide sufficient time to enable management to disclose to shareholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interest of shareholders generally.

     SHAREHOLDER PROTECTION ACT. The Company is subject to the North Carolina Shareholder Protection Act. The Shareholder Protection Act requires that, unless certain "fair price" and other conditions are met, the affirmative vote of the holders of 95% of the voting shares of a corporation is necessary to adopt or authorize a business combination with any other entity, if that entity is the beneficial owner, directory or indirectly, or more than 20% of the voting shares of the corporation. This provision may have the effect of discouraging a change of control by allowing minority shareholders to prevent a transaction favored by a majority of the shareholders.

     CONTROL SHARE ACQUISITION ACT. The Company is also subject to the North Carolina Control Share Acquisition Act which provides that any person or party who acquires "control shares" (defined therein as a number of shares which, when added to other shares held, gives the holder voting power in the election of directors equal to 20%, 33 1/3%, or a majority of all voting power) may only vote those shares if the remaining shareholders of the Company, by resolution, permit them to be voted. If the shareholders of the Company permit the control shares to be accorded voting rights and the holder of the control shares has a majority of all voting power for the election of directors, the other shareholders of the Company have the right to the redemption of their shares at the fair value as the day prior to the date on which the vote was taken which gave voting rights to the control shares. The Control Share Act could discourage a person from acquiring a large number of shares of the Company if, the purpose is to seek control for the Company after obtaining a control position. Some shareholders may determine this provision as not in their best interests.

BENEFIT PLANS

     In addition to the provisions of the Company's Articles of Incorporation and Bylaws described above, certain benefit plans of the Company adopted in connection with the Conversion contain provisions which also may discourage hostile takeover attempts which the Board of Directors of the Company might conclude are not in the best interests of the Company, its shareholders. For a description of the benefit plans and the provisions of such plans relating to changes in control of the Company, see "Management of the Savings
Bank -- Certain Benefit Plans and Agreements."

CERTAIN ANTI-TAKEOVER PROVISIONS IN THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The Boards of Directors of the Company and the Savings Bank believe that the provisions described above reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Company and the Converted Savings Bank (or the Commercial Bank) in the orderly deployment of the net proceeds of the Stock Conversion into productive assets during the initial period after the Stock Conversion. The Boards of Directors of the Company and the Savings Bank believe these provisions are in the best interests of the Converted Savings Bank (and the Commercial Bank) and of the Company and its shareholders. In the judgment of the Boards of Directors of the Company and the Savings Bank, the Company's Board of Directors is in the best position to consider all relevant factors and to negotiate for what is in the best interests of the shareholders and the Company's other constituents. Accordingly, the Boards of Directors of the Company and the Savings Bank believe that it is in the best interests of the Company and its shareholders to encourage potential acquirors to negotiate directly with the Company's Board of Directors, and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the Board of Directors of the Company that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all shareholders.

     Attempts to acquire control of financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to shareholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders. The concentration of control that could result from a tender offer or other takeover attempt could also deprive the Company's remaining shareholders of certain protective provisions of the Exchange Act.

     Despite the belief of the Company and the Savings Bank as to the benefits to shareholders of these provisions of the Company's Articles of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board of Directors but pursuant to which the shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company's Board of Directors and management more difficult and may tend to stabilize the Company's stock price, thus limiting gains which might otherwise be reflected in price increases due to a potential merger or acquisition. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh the possible disadvantages. Pursuant to applicable regulations, at any annual or special meeting of its shareholders after the Stock Conversion, the Company may adopt additional provisions in its Articles of Incorporation regarding the acquisition of its equity securities that would be permitted to a North Carolina corporation.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized to issue 9,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, no par value per share. If the Option Plans are adopted and implemented, the Company will reserve for future issuance under the Option Plans an amount of authorized but unissued shares of Common Stock equal to 10% of the shares to be issued in the Stock Conversion. The capital stock of the Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other federal or state governmental agency.

     COMMON STOCK VOTING RIGHTS. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of the Common Stock will possess exclusive voting rights in the Company, except to the extent that shares of preferred stock issued in the future may have voting rights, if any. Each holder of shares of the Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of the Common Stock. For information regarding a possible reduction in voting rights, see "Certain Anti-Takeover Provisions in the Articles of Incorporation and
Bylaws -- Restrictions on Acquisitions of Securities."

     DIVIDENDS. The Company may, from time to time, declare dividends to the holders of the Common Stock, who will be entitled to share equally in any such dividends. For information as to cash dividends, see "Dividend Policy", "Regulation -- Depository Institution Regulation -- Dividend Restrictions" and "Taxation."

     LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Converted Savings Bank (or the Commercial Bank), the Company, as holder of all of the Converted Savings Bank's (or Commercial Bank's) capital stock, would be entitled to receive all assets of the Converted Savings Bank (or the Commercial Bank) after payment of all debts and liabilities of the Converted Savings Bank (or the Commercial Bank) and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of a liquidation, dissolution or winding up of the Company, each holder of shares of the Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, a pro rata portion of all assets of the Company available for distribution to holders of the Common Stock. If any preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the Common Stock. The Bank Conversion shall not be considered a "liquidation" of the Converted Savings Bank, and the Commercial Bank will continue to maintain the liquidation account established by the Converted Savings Bank in the Stock Conversion according to the same terms. For information regarding limitations on acquisition of shares of the Common Stock, see "Certain Restrictions on Acquisition of the Company, the Converted Savings Bank and the Commercial Bank," "Certain Anti-Takeover Provisions in the Articles of Incorporation and Bylaws" and "The
Conversion -- Regulatory Restrictions on Acquisition of the Common Stock."

     OTHER CHARACTERISTICS. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. The Common Stock is not subject to call for redemption, and the outstanding shares of the Common Stock, when issued and upon receipt by the Company of the full purchase price therefor, will be fully paid and nonassessable. The Common Stock may not be used as collateral for loans from the Commercial Bank but is not otherwise prohibited from being used as collateral by third party financial institutions.

     TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Common Stock will be Registrar & Transfer Co., Cranford, New Jersey.

PREFERRED STOCK

     None of the 1,000,000 authorized shares of preferred stock of the Company will be issued in the Stock Conversion. After the Stock Conversion is completed, the Board of Directors of the Company will be authorized to issue preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may rank prior to the Common Stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors has no present intention to issue any of the preferred stock. Should the Board of Directors of the Company subsequently issue preferred stock, no holder of any such stock shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Company other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix.

                           REGISTRATION REQUIREMENTS

     The Company will register its Common Stock with the SEC pursuant to the Exchange Act upon the completion of the Stock Conversion and will not deregister said shares for a period of at least three years following the completion of the Stock Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable. The Company intends to have a fiscal year end of December 31.

                                 LEGAL OPINION

     The legality of the Common Stock will be passed upon for the Company by Moore & Van Allen, PLLC, Charlotte, North Carolina. Moore & Van Allen, PLLC has consented to the references herein to its opinion.

                                  TAX OPINION

     The federal income tax consequences of the Stock Conversion will be passed upon by Moore & Van Allen, PLLC, Charlotte, North Carolina. Moore & Van Allen, PLLC has consented to the references herein to its opinion.

                                    EXPERTS

     The financial statements of Landis Savings Bank, SSB at December 30, 1996 and 1995 and for the two years then ended have been included herein in reliance upon the report of Dixon Odom PLLC, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Meritas has consented to the publication herein of the summary of its appraisal report to the Savings Bank setting forth its opinion as to the estimated pro forma aggregate market value of the Common Stock to be issued in the Stock Conversion and the value of Subscription Rights to purchase the Common Stock and to the use of its name and statements with respect to it appearing herein.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement on Form SB-2 (File No. 333-42151) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 75 Park Place, Fourteenth Floor, New York, New York 10007 and Room 3190, John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The address for the SEC's Website is "http://www.sec.gov". The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     The Savings Bank has filed an Application to Convert a Mutual Savings Bank to a Stock Owned Savings Bank and an Acquisition Application with the Administrator. Pursuant to the North Carolina conversion regulations, this Prospectus omits certain information contained in such Applications. The Applications, which include a copy of Meritas's appraisal, may be inspected at the office of the Administrator, Savings Institutions Division, North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. Copies of the Plan of Conversion, which includes copies of the Commercial Bank's proposed Certificate of Incorporation and Bylaws, are available for inspection at the office of the Savings Bank and may be obtained by writing to the Savings Bank at 107 South Central Avenue, Landis, North Carolina 28088; Attention: Stephen R. Talbert, President, or by telephoning the Savings Bank at (704) 857-7277. A copy of Meritas' independent appraisal report is also available for inspection at the Stock Information Center.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                          PAGE
                                                                                                                          -----
Independent Auditors' Report...........................................................................................    F-2
Statements of Financial Condition as of
  December 31, 1996 and 1995...........................................................................................    F-3
Statements of Operations for the Years Ended
  December 31, 1996 and 1995...........................................................................................    F-4
Statements of Retained Earnings for the Years Ended
  December 31, 1996 and 1995...........................................................................................    F-5
Statements of Cash Flows for the Years Ended
  December 31, 1996 and 1995...........................................................................................    F-6
Notes to Financial Statements..........................................................................................    F-8
Statements of Financial Condition as of
  September 30, 1997 and 1996 (Unaudited)..............................................................................   F-21
Statements of Operations for the Nine Months Ended
  September 30, 1997 and 1996 (Unaudited)..............................................................................   F-22
Statements of Retained Earnings for the Nine Months Ended
  September 30, 1997 and 1996 (Unaudited)..............................................................................   F-23
Stements of Cash Flows for the Nine Months Ended
  September 30, 1997 and 1996 (Unaudited)..............................................................................   F-24
Note to Financial Statements (Unaudited)...............................................................................   F-25

Schedules -- All Schedules are omitted because the required information is not applicable or is presented in the financial statements or accompanying notes.

     All financial statements of BOC Financial Corp. have been omitted because BOC Financial Corp., Inc. has not yet issued any stock, has no assets and no liabilities and has not conducted any business other than of an organizational nature.

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS
LANDIS SAVINGS BANK, SSB
Landis, North Carolina

     We have audited the accompanying statements of financial condition of Landis Savings Bank, SSB as of December 31, 1996 and 1995 and the related statements of operations, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Landis Savings Bank, SSB at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                         DIXON ODOM PLLC

Sanford, North Carolina
October 23, 1997

                            LANDIS SAVINGS BANK, SSB

                       STATEMENTS OF FINANCIAL CONDITION

                           DECEMBER 31, 1996 AND 1995

                                                                                                     1996           1995
                                                                                                  -----------    -----------
ASSETS
Cash on hand and in banks......................................................................   $   307,474    $   100,023
Interest-earning balances in other banks.......................................................        33,190         32,458
Federal funds sold.............................................................................       675,000        100,000
Investment securities available for sale, at fair value (amortized cost of $2,146,388 and
  $1,975,591 at December 31, 1996 and 1995, respectively) (Note B).............................     2,148,475      1,987,739
Investment securities held to maturity, at amortized cost (fair value of $23,584 at December
  31, 1995) (Note B)...........................................................................            --         23,151
Loans receivable, net (Note C).................................................................    18,916,960     17,307,687
Accrued interest receivable....................................................................        40,440         34,477
Premises and equipment, net (Note D)...........................................................       291,100        275,520
Stock in the Federal Home Loan Bank, at cost...................................................       170,200        157,500
Other assets...................................................................................        78,589         75,674
                                                                                                  -----------    -----------
TOTAL ASSETS...................................................................................   $22,661,428    $20,094,229
                                                                                                  -----------    -----------
                                                                                                  -----------    -----------
LIABILITIES AND NET RETAINED EARNINGS
Deposit accounts (Note G)......................................................................   $18,322,484    $15,845,546
Advance payments from borrowers for property taxes and insurance...............................         8,794          7,086
Accrued expenses and other liabilities.........................................................        17,652         35,284
                                                                                                  -----------    -----------
TOTAL LIABILITIES..............................................................................    18,348,930     15,887,916
                                                                                                  -----------    -----------
Commitments and contingencies (Notes C and L)
Retained earnings, substantially restricted....................................................     4,312,498      4,206,313
                                                                                                  -----------    -----------
TOTAL LIABILITIES AND NET RETAINED EARNINGS....................................................   $22,661,428    $20,094,229
                                                                                                  -----------    -----------
                                                                                                  -----------    -----------

                            See accompanying notes.

                            LANDIS SAVINGS BANK, SSB

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                                        1996          1995
                                                                                                     ----------    ----------
INTEREST INCOME
  Loans...........................................................................................   $1,445,284    $1,355,524
  Investments.....................................................................................      136,781       138,369
  Deposits in other banks and federal funds sold..................................................       27,485        16,362
                                                                                                     ----------    ----------
TOTAL INTEREST INCOME.............................................................................    1,609,550     1,510,255
                                                                                                     ----------    ----------
INTEREST EXPENSE
  Deposit accounts................................................................................      840,658       723,424
                                                                                                     ----------    ----------
NET INTEREST INCOME...............................................................................      768,892       786,831
PROVISION FOR LOAN LOSSES.........................................................................        5,200           900
                                                                                                     ----------    ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...............................................      763,692       785,931
                                                                                                     ----------    ----------
OTHER INCOME
  Transaction and other service fee income........................................................        3,803         1,910
  Gain (loss) on sale of investment securities....................................................        4,008          (297)
                                                                                                     ----------    ----------
TOTAL OTHER INCOME................................................................................        7,811         1,613
OTHER EXPENSES
  Personnel costs.................................................................................      294,888       314,187
  Occupancy.......................................................................................       47,077        43,285
  Data processing and outside service fees........................................................       72,679        54,936
  Deposit insurance premiums......................................................................       27,275        35,210
  SAIF special assessment (Note I)................................................................      101,142            --
  Other...........................................................................................       66,805        61,066
                                                                                                     ----------    ----------
TOTAL OTHER EXPENSES..............................................................................      609,866       508,684
                                                                                                     ----------    ----------
INCOME BEFORE INCOME TAXES........................................................................      161,637       278,860
INCOME TAX EXPENSE................................................................................       49,790       100,928
                                                                                                     ----------    ----------
NET INCOME........................................................................................   $  111,847    $  177,932
                                                                                                     ----------    ----------
                                                                                                     ----------    ----------

                            See accompanying notes.

                            LANDIS SAVINGS BANK, SSB

                        STATEMENTS OF RETAINED EARNINGS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                                       UNREALIZED        TOTAL
                                                                                        RETAINED        HOLDING         RETAINED
                                                                                        EARNINGS     GAINS (LOSSES)     EARNINGS
                                                                                       ----------    --------------    ----------
Balance at December 31, 1994........................................................   $4,021,545       $(38,816)      $3,982,729
Net income..........................................................................      177,932             --          177,932
Unrealized holding gains (losses), net of income taxes of $29,736...................           --         45,652           45,652
                                                                                       ----------    --------------    ----------
Balance at December 31, 1995........................................................    4,199,477          6,836        4,206,313
Net income..........................................................................      111,847             --          111,847
Unrealized holding gains (losses), net of income tax benefit of $4,400..............           --         (5,662)          (5,662)
                                                                                       ----------    --------------    ----------
Balance at December 31, 1996........................................................   $4,311,324       $  1,174       $4,312,498
                                                                                       ----------    --------------    ----------
                                                                                       ----------    --------------    ----------

                            See accompanying notes.

                            LANDIS SAVINGS BANK, SSB

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                                      1996           1995
                                                                                                   -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income....................................................................................   $   111,847    $   177,932
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation...............................................................................        25,250         23,730
     Amortization, net..........................................................................       (34,701)       (17,687)
     (Gain) loss on sale of assets, net.........................................................        (4,008)           297
     Provision for loan losses..................................................................         5,200            900
     Deferred income taxes......................................................................         1,807          4,711
     Changes in assets and liabilities:
       (Increase) decrease in accrued interest receivable.......................................        (5,963)         1,849
       Increase in other assets.................................................................          (323)       (14,541)
       Decrease in accrued expenses and other liabilities.......................................       (17,632)        (9,675)
                                                                                                   -----------    -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES.......................................................        81,477        167,516
                                                                                                   -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net increase in interest-earning balances in other banks......................................          (732)        (6,677)
  Net (increase) decrease in federal funds sold.................................................      (575,000)       175,000
  Purchases of available for sale investment securities.........................................    (2,293,012)      (972,270)
  Proceeds from maturities of:
     Available for sale investment securities...................................................     1,325,000        200,000
     Held to maturity investment securities.....................................................        23,151          9,534
  Proceeds from sales of available for sale investment securities...............................       800,868        897,438
  Purchase of Federal Home Loan Bank stock......................................................       (12,700)        (6,000)
  Net increase in loans.........................................................................    (1,579,417)    (1,275,583)
  Purchase of premises and equipment............................................................       (40,830)        (7,983)
                                                                                                   -----------    -----------
NET CASH USED BY INVESTING ACTIVITIES...........................................................   $(2,352,672)   $  (986,541)
                                                                                                   -----------    -----------
                                                                                                   -----------    -----------

                            See accompanying notes.

                            LANDIS SAVINGS BANK, SSB

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                                        1996          1995
                                                                                                     ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in savings accounts.....................................................   $1,620,600    $ (719,816)
  Net increase in certificates of deposit.........................................................      856,338     1,520,725
  Net increase (decrease) in advance payments from borrowers for taxes and insurance..............        1,708        (4,309)
                                                                                                     ----------    ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES.........................................................    2,478,646       796,600
                                                                                                     ----------    ----------
NET INCREASE (DECREASE) IN CASH ON HAND AND IN BANKS..............................................      207,451       (22,425)
CASH ON HAND AND IN BANKS, BEGINNING..............................................................      100,023       122,448
                                                                                                     ----------    ----------
CASH ON HAND AND IN BANKS, ENDING.................................................................   $  307,474    $  100,023
                                                                                                     ----------    ----------
                                                                                                     ----------    ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Interest.....................................................................................   $  840,658    $  723,424
                                                                                                     ----------    ----------
                                                                                                     ----------    ----------
     Income taxes.................................................................................   $   65,933    $  145,374
                                                                                                     ----------    ----------
                                                                                                     ----------    ----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
     Unrealized holding gains (losses) on available for sale investment securities, net of
      deferred income taxes.......................................................................   $    5,662    $  (45,652)
                                                                                                     ----------    ----------
                                                                                                     ----------    ----------

                            See accompanying notes.

                            LANDIS SAVINGS BANK, SSB

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND OPERATIONS

     Landis Savings Bank, SSB of Landis, North Carolina ("Landis Savings" or "Bank") is an operating mutual savings bank chartered in North Carolina. The Bank is primarily engaged in the business of obtaining savings deposits from and providing loans to the general public.

  NATURE OF BUSINESS

     Landis Savings maintains its offices and conducts its primary business in Landis, North Carolina. The Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in its primary market area. The Bank also makes home equity line of credit loans, multi-family residential loans, commercial loans, construction loans and loans secured by deposit accounts. Landis Savings has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the community it serves.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly sensitive to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

     A majority of the Bank's loan portfolio consists of single-family residential loans in its market area. The regional economy is currently stable and consists of various types of industry. Real estate prices in this market are also stable; however, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in local market conditions.

     While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

  INVESTMENT SECURITIES

     The Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading securities at December 31, 1996 or 1995. Securities held to maturity are those securities for which the Bank has the ability and intent to hold to maturity. All other securities are classified as available for sale.

     Available for sale securities consist of investment securities not classified as trading securities or held to maturity securities and are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of retained earnings until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of retained earnings.

                            LANDIS SAVINGS BANK, SSB

     A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses are included in earnings and the costs of securities sold are derived using the specific identification method.

  LOANS RECEIVABLE

     Loans receivable are stated at unpaid balances, less the allowance for loan losses and net deferred loan fees.

     Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

     Loans are placed on nonaccrual when a loan is specifically determined to be impaired. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

     The Bank accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure." A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or at the loan's observable market price, or the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized using the cash basis method of accounting during the time within that period in which the loans were impaired.

  ALLOWANCE FOR LOAN LOSSES

     The Bank provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, and economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

  PREMISES AND EQUIPMENT

     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is recorded using straight-line and accelerated methods over the estimated useful lives of the related assets.

     Expenditures for maintenance and repairs are charged to expense as incurred, while those for improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts, and any resulting gains or losses are credited or charged to earnings.

                            LANDIS SAVINGS BANK, SSB

  INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

     As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

  REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

     Real estate acquired in settlement of loans is carried at the lower of cost or fair value less estimated costs to dispose. Generally accepted accounting principles define fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent writedowns are provided by a charge to operations through the allowance for losses on other real estate in the period in which the need arises.

  INCOME TAXES

     Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Bank's assets and liabilities result in deferred tax assets, applicable accounting standards require an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

     A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in Note J. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

  BENEFIT PLANS

     The Bank has a profit sharing plan that covers substantially all of the Bank's employees and qualifies under the provisions of (section mark)401(a) of the Internal Revenue Code. The Board of Directors determines discretionary contributions on an annual basis. The Bank also has a non-contributory director's retirement plan that covers all eligible directors. The expense for the plan is accrued monthly assuming a 6% discount rate and 100% vesting of benefits. Payment of benefits is based on age and vesting requirements outlined in the plan. In 1995, the Bank terminated its defined benefit retirement plan.

  RECENT ACCOUNTING PRONOUNCEMENTS

     FASB STATEMENT ON EARNINGS PER SHARE. In March 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share" ("EPS"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could

                            LANDIS SAVINGS BANK, SSB
occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This Statement supersedes Opinion 15 and AICPA Accounting Interpretations 1-102 of Opinion 15. This Statement will be effective for financial statements issued for periods ending after December 15, 1997. Management does not believe the impact of adopting SFAS No. 128 will be material to the Bank's financial statements.

     FASB STATEMENT ON ACCOUNTING FOR STOCK-BASED COMPENSATION. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method; however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by APB Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. The Bank expects to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, management does not believe the impact of adopting SFAS No. 123 will be material to the Bank's financial statements.

     FASB STATEMENT ON TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. In June 1995, the FASB issued SFAS No. 125. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. This Statement is effective for transfer and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1995, and is to be applied prospectively. The effective date for certain provisions of this Statement has been postponed for one year. Management anticipates that the adoption of the Statement should have no material impact on its financial statements.

     FASB STATEMENT ON REPORTING COMPREHENSIVE INCOME. In June 1996, the FASB issued SFAS No. 130. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income as has been historically determined, comprehensive income for the Bank would include unrealized holding gains and losses on available for sale securities. This Statement will be effective for the Bank's fiscal year ending December 31, 1998, and the Bank does not intend to early adopt. Had the Bank early-adopted this Statement, it would have reported comprehensive income of $106,185 and $223,584 for the years ended December 31, 1996 and 1995, respectively.

                            LANDIS SAVINGS BANK, SSB

NOTE B -- INVESTMENT SECURITIES

     The following is a summary of the securities portfolios by major classification:

                                                                                             DECEMBER 31, 1996
                                                                            ----------------------------------------------------
                                                                                            GROSS         GROSS
                                                                            AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                                               COST         GAINS         LOSSES        VALUE
                                                                            ----------    ----------    ----------    ----------
Securities available-for-sale:
  U. S. government securities and obligations of U. S. government
     agencies............................................................   $2,146,388     $  4,196       $2,109      $2,148,475
                                                                            ----------    ----------    ----------    ----------
                                                                            ----------    ----------    ----------    ----------

                                                                                             DECEMBER 31, 1995
                                                                            ----------------------------------------------------
                                                                                            GROSS         GROSS
                                                                            AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                                               COST         GAINS         LOSSES        VALUE
                                                                            ----------    ----------    ----------    ----------
Securities available-for-sale:
  U. S. government securities and obligations of U. S. government
     agencies............................................................   $1,975,591     $ 12,774       $  626      $1,987,739
                                                                            ----------    ----------    ----------    ----------
                                                                            ----------    ----------    ----------    ----------
Securities held-to-maturity:
  Mortgage-backed securities.............................................   $   23,151     $    433       $   --      $   23,584
                                                                            ----------    ----------    ----------    ----------
                                                                            ----------    ----------    ----------    ----------

     The amortized cost and fair values of securities available for sale at December 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                SECURITIES HELD TO
                                                                                     MATURITY
                                                                             ------------------------
                                                                             AMORTIZED        FAIR
                                                                                COST         VALUE
                                                                             ----------    ----------
Due within one year.......................................................   $  649,546    $  650,305
Due after one year through five years.....................................    1,496,842     1,498,170
Due after five years through ten years....................................           --            --
Due after ten years.......................................................           --            --
                                                                             ----------    ----------
                                                                             $2,146,388    $2,148,475
                                                                             ----------    ----------
                                                                             ----------    ----------

     Proceeds from maturities and sales of investment securities available for sale during the year ended December 31, 1996 were $1,325,000 and $800,868, respectively. Gross gains of $4,088 were realized on those sales. Proceeds from maturities of investment securities held to maturity during the year ended December 31, 1996 were $23,151. No gains or losses were realized on those maturities.

     Proceeds from maturities and sales of investment securities available for sale during the year ended December 31, 1995 were $200,000 and $897,438, respectively. Gross gains and losses of $1,000 and $1,297, respectively, were realized on those sales. Proceeds from maturities of investment securities held to maturity during the year ended December 31, 1995 were $9,534. No gains or losses were realized on those maturities.

     Securities with a carrying value of $0 and $199,032 at December 31, 1996 and 1995, respectively, were pledged to secure public monies on deposit as required by law.

                            LANDIS SAVINGS BANK, SSB

NOTE C -- LOANS RECEIVABLE

     Loans receivable consist of the following:

                                                                             1996           1995
                                                                          -----------    -----------
Type of loan:
  Real estate loans:
     One-to-four family residential
       Fixed...........................................................   $11,611,870    $11,596,017
       Adjustable......................................................     5,313,349      3,815,181
     Multi-family residential
       Adjustable......................................................       224,531        248,752
     Commercial
       Fixed...........................................................            --         10,854
       Adjustable......................................................       248,245        267,392
     Construction
       Adjustable......................................................       413,000        338,000
     Home equity lines of credit
       Adjustable......................................................     1,174,895        984,825
     Home improvement loans
       Fixed...........................................................         3,023             --
       Adjustable......................................................       260,554        227,908
                                                                          -----------    -----------
  Total real estate loans..............................................    19,249,467     17,488,929
                                                                          -----------    -----------
  Other loans:
     Loans secured by deposits
       Fixed...........................................................        58,524        126,421
                                                                          -----------    -----------
Total loans............................................................    19,307,991     17,615,350
Less:
  Construction loans in process........................................      (289,044)      (222,750)
  Allowance for loan losses............................................        (7,600)        (2,400)
  Deferred loan origination fees, net of costs.........................       (94,387)       (82,513)
                                                                          -----------    -----------
                                                                          $18,916,960    $17,307,687
                                                                          -----------    -----------
                                                                          -----------    -----------

     At December 31, 1996 and 1995, the Bank had no loans in nonaccrual status.

     The allowance for loan losses is summarized as follows:

Balance at beginning of year.......................................................   $2,400    $1,500
                                                                                      ------    ------
Loans charged off:
  Real estate......................................................................       --        --
  Other............................................................................       --        --
                                                                                      ------    ------
Total loans charged off............................................................       --        --
                                                                                      ------    ------
Recoveries:
  Real estate......................................................................       --        --
  Other............................................................................       --        --
                                                                                      ------    ------
Total loan recoveries..............................................................       --        --
                                                                                      ------    ------
Provision for loan losses..........................................................    5,200       900
                                                                                      ------    ------
Balance at end of year.............................................................   $7,600    $2,400
                                                                                      ------    ------
                                                                                      ------    ------

                            LANDIS SAVINGS BANK, SSB

     At December 31, 1996, the Bank had mortgage loan commitments outstanding of $196,800 and pre-approved but unused lines of credit totaling $1,091,000. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

     The Bank has had loan transactions with its directors and executive officers. Such loans were made in the ordinary course of business and also on substantially the same terms and collateral as those comparable transactions prevailing at the time and did not involve more than the normal risk of collectibility or present other unfavorable features. A summary of related party loan transactions is as follows:

                                                                                 1996         1995
                                                                               ---------    ---------
Balance at beginning of year................................................   $ 239,646    $ 269,116
Additional borrowings.......................................................     115,456       11,500
Loan repayments.............................................................    (164,942)     (40,970)
                                                                               ---------    ---------
Balance at end of year......................................................   $ 190,160    $ 239,646
                                                                               ---------    ---------
                                                                               ---------    ---------

NOTE D -- PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                                                                 1996         1995
                                                                               ---------    ---------
Land........................................................................   $  16,000    $  16,000
Building and improvements...................................................     371,236      361,691
Furniture and equipment.....................................................     147,503      160,078
                                                                               ---------    ---------
                                                                                 534,739      537,769
Accumulated depreciation....................................................    (243,639)    (262,249)
                                                                               ---------    ---------
                                                                               $ 291,100    $ 275,520
                                                                               ---------    ---------
                                                                               ---------    ---------

NOTE E -- FEDERAL INSURANCE OF DEPOSITS

     Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.

NOTE F -- ADVANCES FROM FEDERAL HOME LOAN BANK

     The Bank has a $2,000,000 line of credit from the Federal Home Loan Bank, which is secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans. As of December 31, 1996, there were no advances on this line of credit.

                            LANDIS SAVINGS BANK, SSB

NOTE G -- DEPOSIT ACCOUNTS

     A comparative summary of deposit accounts at December 31, 1996 and 1995 follows:

                                                                                     1996                       1995
                                                                            -----------------------    -----------------------
                                                                                           WEIGHTED                   WEIGHTED
                                                                                           AVERAGE                    AVERAGE
                                                                              AMOUNT         RATE        AMOUNT         RATE
                                                                            -----------    --------    -----------    --------
Savings deposits:
  Regular passbook.......................................................   $ 4,333,767      3.05%     $ 5,378,920      3.05%
  Money market...........................................................     2,665,753      5.58%              --      0.00%
                                                                            -----------                -----------
                                                                              6,999,520      4.01%       5,378,920      3.05%
                                                                            -----------                -----------
Certificates of deposit..................................................    11,322,964      5.74%      10,466,626      5.70%
                                                                            -----------                -----------
Total deposit accounts...................................................   $18,322,484      5.08%     $15,845,546      4.80%
                                                                            -----------                -----------
                                                                            -----------                -----------

     The weighted average cost of deposit accounts was 5.08% and 4.80% at December 31, 1996 and 1995, respectively.

     A summary of certificate accounts by maturity as of December 31, 1996 follows:

                                                             LESS THAN      $100,000
                                                              $100,000      OR MORE         TOTAL
                                                             ----------    ----------    -----------
Three months or less......................................   $2,854,056    $  780,476    $ 3,634,532
Over three months through twelve months...................    3,617,983     1,131,458      4,749,441
Over one year through three years.........................    2,523,271       415,720      2,938,991
Over three years..........................................           --            --             --
                                                             ----------    ----------    -----------
Total certificate accounts................................   $8,995,310    $2,327,654    $11,322,964
                                                             ----------    ----------    -----------
                                                             ----------    ----------    -----------

     Interest expense on deposits for the years ended December 31, 1996 and 1995 is summarized as follows:

                                                                                   1996        1995
                                                                                 --------    --------
Regular passbook savings......................................................   $144,488    $168,648
Money market savings..........................................................     74,822          --
Certificates of deposit.......................................................    622,362     556,231
                                                                                 --------    --------
                                                                                  841,672     724,879
Penalties for early withdrawal................................................      1,014       1,455
                                                                                 --------    --------
                                                                                 $840,658    $723,424
                                                                                 --------    --------
                                                                                 --------    --------

NOTE H -- EMPLOYEE AND DIRECTOR BENEFIT PLANS

  PENSION PLAN

     The Bank terminated its qualified, noncontributory defined benefit retirement plan during 1995. The pension expense incurred during the years ended December 31, 1996 and 1995 was $7,510 and $77,634, respectively.

  PROFIT SHARING PLAN

     On June 26, 1996, the Bank adopted a profit sharing plan under the provisions of (section mark)401(a) of the Internal Revenue Code. Under the plan, the directors of the Bank contribute a discretionary amount to the plan at the end of each plan year. Participation in the plan is available to any employee of the Bank who has at least one year of service of 1,000 hours or more with the Bank. Also, a participant's share of the employer contributions begins vesting at a rate of 20% per year after three years of service and is considered fully vested after 7 years of service. Plan benefits are paid out at retirement age
(65) or other times as described in the plan. For the plan year ended December 31, 1996, the Bank incurred $18,000 of expense in the form of contributions to the plan.

                            LANDIS SAVINGS BANK, SSB

  DIRECTORS' RETIREMENT PLAN

     A directors' retirement plan, effective June 1, 1997, was adopted for the purpose of providing retirement benefits to members of the Board of Directors who provide expertise in direction of the Bank's growth and to ensure that the Bank will have their continued assistance in the future. All directors are eligible to participate in the plan. Retirement benefits, to the extent earned, will be payable to a participant who has attained the age of 70 years and has retired from service on the Board. For participants who have attained the age of 65 as of June 1, 1997, benefits are earned over a five-year period beginning on the first anniversary of the plan at a rate of 20% per year. For all other participants, benefits are at a rate of 10% per year commencing on the first anniversary following the participant's tenth year of service as a member of the Board of Directors. Full retirement benefits are provided in the event of death or permanent disability.

NOTE I -- SPECIAL SAIF ASSESSMENT

     On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to its statutory goal of 1.25% of insured deposits. The assessment required the Bank to pay an amount equal to 65.7 basis points of its SAIF-assessable deposit base as of March 31, 1995, which resulted in a charge to income during the year ended December 31, 1996 of $101,142.

NOTE J -- INCOME TAXES

     The components of income tax expense are as follows for the years ended December 31, 1996 and 1995:

                                                                                   1996        1995
                                                                                  -------    --------
Current tax expense............................................................   $43,583    $125,952
Net deferred expense (benefit) included in operations..........................     6,207     (25,024)
                                                                                  -------    --------
                                                                                  $49,790    $100,928
                                                                                  -------    --------
                                                                                  -------    --------

     The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended December 31, 1996 and 1995:

                                                                                   1996        1995
                                                                                  -------    --------
Income tax at federal statutory rate...........................................   $54,957    $ 94,812
State income tax, net of federal tax benefit...................................     1,913      10,202
Effect of graduated rate brackets..............................................    (9,346)     (2,599)
Other..........................................................................     2,266      (1,487)
                                                                                  -------    --------
                                                                                  $49,790    $100,928
                                                                                  -------    --------
                                                                                  -------    --------

                            LANDIS SAVINGS BANK, SSB

     Deferred tax assets and liabilities arising from temporary differences at December 31, 1996 and 1995 are summarized as follows:

                                                                                    1996       1995
                                                                                   -------    -------
Deferred tax assets relating to:
  Allowance for loan losses.....................................................   $ 2,973    $   940
  Accrued/prepaid pension expense...............................................        --     11,738
  Loan fees and costs...........................................................    33,585     30,087
                                                                                   -------    -------
Gross deferred tax assets.......................................................    36,558     42,765
Valuation allowance.............................................................        --         --
                                                                                   -------    -------
Net deferred tax assets.........................................................    36,558     42,765
                                                                                   -------    -------
Deferred tax liabilities relating to:
  FHLB stock dividends..........................................................    26,842     26,842
  Unrealized gains on investment securities available for sale..................       913      5,313
                                                                                   -------    -------
Total deferred tax liabilities..................................................    27,755     32,155
                                                                                   -------    -------
Net deferred tax assets.........................................................   $ 8,803    $10,610
                                                                                   -------    -------
                                                                                   -------    -------

     Retained earnings at December 31, 1996 includes approximately $748,443 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

     During 1996, Congress enacted certain tax legislation that exempted thrift institutions from being taxed on these pre-1987 bad debt reserves. Further, the use of the reserve method is now required for all thrifts.

NOTE K -- REGULATORY RESTRICTIONS

  CAPITAL REQUIREMENTS

     The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the Administrator, Savings Institutions Division, North Carolina Department of Commerce (the "Administrator").

     The Bank is subject to the capital requirements of the FDIC and the Administrator. The FDIC requires the Bank to maintain minimum ratios of Tier 1 capital to risk-weighted assets and total capital to risk-weighted assets of 4% and 8%, respectively. Tier 1 capital consists of total retained earnings calculated in accordance with generally accepted accounting principles less intangible assets, and total capital is comprised of Tier 1 capital plus certain adjustments, the only one of which applies to the Bank is the allowance for possible loan losses. Risk-weighted assets refer to the on- and off-balance sheet exposures of the Bank adjusted for their relative risk levels using formulas set forth in FDIC regulations. The Bank is also subject to an FDIC leverage capital requirement, which calls for a minimum ratio of Tier 1 capital (as defined above) to quarterly average total assets of 3% to 5%, depending on the institution's composite ratings as determined by its regulators. The Administrator requires a net worth equal to at least 5% of total assets.

                            LANDIS SAVINGS BANK, SSB

     At December 31, 1996, the Bank was in compliance with all of the aforementioned capital requirements as shown below:

                                                                          LEVERAGE       TIER 1 RISK
                                                                           RATIO          ADJUSTED      RISK BASED    N.C. SAVINGS
                                                                       TIER 1 CAPITAL      CAPITAL       CAPITAL      BANK CAPITAL
                                                                       --------------    -----------    ----------    ------------
Retained earnings...................................................     $4,312,498      $ 4,312,498    $4,312,498     $ 4,312,498
Unrealized loss on securities.......................................             --               --            --              --
Loan loss allowance.................................................             --               --         7,600           7,600
                                                                       --------------    -----------    ----------    ------------
Regulatory capital..................................................      4,312,498        4,312,498     4,320,098       4,320,098
Minimum capital requirement.........................................        642,000          401,000       802,000       1,133,000
                                                                       --------------    -----------    ----------    ------------
Excess regulatory capital...........................................     $3,670,498      $ 3,911,498    $3,518,098     $ 3,187,098
                                                                       --------------    -----------    ----------    ------------
                                                                       --------------    -----------    ----------    ------------

NOTE L -- CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

     The Bank generally originates single-family residential loans within its primary lending area of Landis, North Carolina. The Bank's underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit on mortgage loans and equity lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of December 31, 1996 is as follows:

Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit, mortgage loans..........................................   $  196,800
  Undisbursed construction loans........................................................      289,000
  Undisbursed lines of credit...........................................................    1,091,000

NOTE M -- DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Bank has implemented Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS ("SFAS 107"), which requires disclosure of the estimated fair values of the Bank's financial instruments whether or not recognized in the balance sheet, where it is practical to estimate that value. Such instruments include cash, interest-earning balances, federal funds sold, investment securities, loans, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                            LANDIS SAVINGS BANK, SSB

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     CASH ON HAND AND IN BANKS, INTEREST BEARING BALANCES IN OTHER BANKS, AND FEDERAL FUNDS SOLD

          The carrying amounts for these approximate fair value because of the short maturities of those instruments.

     INVESTMENT SECURITIES

          Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     LOANS

          For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     STOCK IN FEDERAL HOME LOAN BANK OF ATLANTA

          The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Bank is required to maintain a minimum balance based on the unpaid principal of home mortgage loans.

     DEPOSIT LIABILITIES

          The fair value of savings deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

          With regard to financial instruments with off-balance sheet risk discussed in Note L, it is not practicable to estimate the fair value of future financing commitments.

     The carrying amounts and estimated fair values of the Bank's financial instruments, none of which are held for trading purposes, are as follows at December 31, 1996:

                                                                           CARRYING       ESTIMATED
                                                                            AMOUNT       FAIR VALUE
                                                                          -----------    -----------
Financial assets:
  Cash, interest bearing balances, federal funds sold..................   $ 1,015,664    $ 1,015,664
  Investment securities................................................     2,148,475      2,148,364
  Loans................................................................    18,916,960     19,109,960
  Stock in Federal Home Loan Bank of Atlanta...........................       170,200        170,200
Financial liabilities -- Deposits......................................    18,322,484     18,097,595

NOTE N -- PLAN OF CONVERSION

     On September 29, 1997, the Board of Directors of the Bank unanimously adopted a Plan of Holding Company Conversion whereby the Bank will convert from a North Carolina-charted mutual savings bank to a North Carolina-chartered stock commercial bank and will become a wholly-owned subsidiary of a holding company formed in connection with the Conversion. The holding company will issue common stock to be sold in the Conversion and will use that portion of the net proceeds thereof which it does not retain to purchase the capital stock of the Bank. The Plan is subject to approval by regulatory authorities and the members of the Bank at a special meeting.

                            LANDIS SAVINGS BANK, SSB

     The stockholders of the holding company will be asked to approve a proposed stock option plan and a proposed management recognition plan at a meeting of the stockholders after the Conversion. Shares issued to directors and employees under these plans may be from authorized but unissued shares of common stock or they may be purchased in the open market. In the event that options or shares are issued under these plans, such issuances will be included in the earnings per share calculation; thus, the interests of existing stockholders will be diluted.

     At the time of Conversion, the Bank will establish a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final conversion prospectus. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after conversion. Only in the event of a complete liquidation will each eligible deposit account holder be entitled to receive a subaccount balance for deposit accounts then held before any liquidation distribution may be made with respect to common stock. Dividends paid by the Bank subsequent to the Conversion cannot be paid from this liquidation account.

     The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations.

     No Conversion costs had been incurred as of December 31, 1996. If the Conversion is ultimately successful, Conversion costs will be accounted for as a reduction of the stock proceeds. If the Conversion is unsuccessful, Conversion costs will be charged to the Bank's operations.

                            LANDIS SAVINGS BANK, SSB

                 STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

                          SEPTEMBER 30, 1997 AND 1996

                                                                                                     1997           1996
                                                                                                  -----------    -----------
ASSETS
Cash on hand and in banks......................................................................   $    91,360    $ 1,057,774
Interest-bearing balances in other banks.......................................................        26,167         29,679
Federal funds sold.............................................................................     2,325,000        525,000
Investment securities available for sale, at fair value........................................     2,559,251      1,813,830
Loans receivable, net..........................................................................    18,640,913     18,457,667
Accrued interest receivable....................................................................        43,706         25,499
Premises and equipment, net....................................................................       291,714        279,070
Stock in the Federal Home Loan Bank, at cost...................................................       187,200        170,200
Other assets...................................................................................        68,839        110,889
                                                                                                  -----------    -----------
  TOTAL ASSETS.................................................................................   $24,234,150    $22,469,608
                                                                                                  -----------    -----------
                                                                                                  -----------    -----------

LIABILITIES AND NET RETAINED EARNINGS
Deposit accounts...............................................................................   $19,700,661    $18,077,350
Advance payments from borrowers for property taxes and insurance...............................         2,749          4,275
Accrued expenses and other liabilities.........................................................       135,359        126,266
                                                                                                  -----------    -----------
  TOTAL LIABILITIES............................................................................    19,838,769     18,207,891
                                                                                                  -----------    -----------
Retained earnings, substantially restricted....................................................     4,395,381      4,261,717
                                                                                                  -----------    -----------
  TOTAL LIABILITIES AND NET RETAINED EARNINGS..................................................   $24,234,150    $22,469,608
                                                                                                  -----------    -----------
                                                                                                  -----------    -----------

                            See accompanying notes.

                            LANDIS SAVINGS BANK, SSB

                      STATEMENTS OF OPERATIONS (UNAUDITED)

                 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                                                        1997          1996
                                                                                                     ----------    ----------
INTEREST INCOME
  Loans...........................................................................................   $1,126,467    $1,080,909
  Investments.....................................................................................      135,903        97,848
  Deposits in other banks and federal funds sold..................................................       49,151        14,679
                                                                                                     ----------    ----------
TOTAL INTEREST INCOME.............................................................................    1,311,521     1,193,436
                                                                                                     ----------    ----------
INTEREST EXPENSE
  Deposit accounts................................................................................      731,541       609,217
                                                                                                     ----------    ----------
NET INTEREST INCOME...............................................................................      579,980       584,219
PROVISION FOR LOAN LOSSES.........................................................................       21,900         3,700
                                                                                                     ----------    ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES...............................................      558,080       580,519
                                                                                                     ----------    ----------
OTHER INCOME
  Transaction and other service fee income........................................................        1,855         3,366
  Gain on sale of investment securities...........................................................        2,423         2,033
                                                                                                     ----------    ----------
TOTAL OTHER INCOME................................................................................        4,278         5,399
                                                                                                     ----------    ----------
OTHER EXPENSES
  Personnel costs.................................................................................      273,940       186,323
  Occupancy.......................................................................................       32,980        33,324
  Data processing and outside service fees........................................................       45,875        57,873
  Deposit insurance premiums......................................................................        8,785        25,261
  SAIF special assessment.........................................................................           --       101,142
  Other...........................................................................................       91,617        85,091
                                                                                                     ----------    ----------
TOTAL OTHER EXPENSES..............................................................................      453,197       489,014
                                                                                                     ----------    ----------
INCOME BEFORE INCOME TAXES........................................................................      109,161        96,904
INCOME TAX EXPENSE................................................................................       31,000        30,000
                                                                                                     ----------    ----------
NET INCOME........................................................................................   $   78,161    $   66,904
                                                                                                     ----------    ----------
                                                                                                     ----------    ----------

                            See accompanying notes.

                            LANDIS SAVINGS BANK, SSB

                  STATEMENTS OF RETAINED EARNINGS (UNAUDITED)

                 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                                                       UNREALIZED        TOTAL
                                                                                        RETAINED        HOLDING         RETAINED
                                                                                        EARNINGS     GAINS (LOSSES)     EARNINGS
                                                                                       ----------    --------------    ----------
Balance at December 31, 1995........................................................   $4,199,477      $      6,836    $4,206,313
Net income..........................................................................       66,904                --        66,904
Unrealized holding gains (losses), net of income taxes of $7,560....................           --           (11,500)      (11,500)
                                                                                       ----------    --------------    ----------
Balance at September 30, 1996.......................................................   $4,266,381      $     (4,664)   $4,261,717
                                                                                       ----------    --------------    ----------
                                                                                       ----------    --------------    ----------
Balance at December 31, 1996........................................................   $4,311,324      $      1,174    $4,312,498
Net income..........................................................................       78,161                --        78,161
Unrealized holding gains (losses), net of income taxes of $3,670....................           --             4,722         4,722
                                                                                       ----------    --------------    ----------
Balance at September 30, 1997.......................................................   $4,389,485      $      5,896    $4,395,381
                                                                                       ----------    --------------    ----------
                                                                                       ----------    --------------    ----------

                            See accompanying notes.

                            LANDIS SAVINGS BANK, SSB

                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                                                      1997           1996
                                                                                                   -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income....................................................................................   $    78,161    $    66,904
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation...............................................................................        21,375         17,868
     Amortization, net..........................................................................       (24,708)       (27,658)
     Gain on sale of assets, net................................................................        (2,423)        (2,033)
     Provision for loan losses..................................................................        21,900          3,700
     Deferred compensation......................................................................        80,900             --
     Deferred income taxes......................................................................       (39,000)        (7,560)
     Changes in assets and liabilities:
       (Increase) decrease in accrued interest receivable.......................................        (3,266)         8,978
       (Increase) decrease in other assets......................................................        45,080        (20,096)
       Increase in accrued expenses and other liabilities.......................................        36,807         90,982
                                                                                                   -----------    -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES.......................................................       214,826        131,085
                                                                                                   -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease in interest-earning balances in other banks......................................         7,023          2,779
  Net increase in federal funds sold............................................................    (1,650,000)      (425,000)
  Purchases of available for sale investment securities.........................................    (1,746,638)    (1,394,387)
  Proceeds from maturities of:
     Available for sale investment securities...................................................       500,000      1,150,000
     Held to maturity investment securities.....................................................            --         23,151
  Proceeds from sales of available for sale investment securities...............................       848,218        400,243
  Purchase of Federal Home Loan Bank stock......................................................       (17,000)       (12,700)
  Net (increase) decrease in loans..............................................................       277,314     (1,124,995)
  Purchase of premises and equipment............................................................       (21,989)       (21,418)
                                                                                                   -----------    -----------
NET CASH USED BY INVESTING ACTIVITIES...........................................................    (1,803,072)    (1,402,327)
                                                                                                   -----------    -----------
                                                                                                   -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in savings accounts..............................................................   $ 1,498,198    $ 1,401,843
  Net increase (decrease) in certificates of deposit............................................      (120,021)       829,961
  Net decrease in advance payments from borrowers for taxes and insurance.......................        (6,045)        (2,811)
                                                                                                   -----------    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES.......................................................     1,372,132      2,228,993
                                                                                                   -----------    -----------
NET INCREASE (DECREASE) IN CASH ON HAND AND IN BANKS............................................      (216,114)       957,751
CASH ON HAND AND IN BANKS, BEGINNING............................................................       307,474        100,023
                                                                                                   -----------    -----------
CASH ON HAND AND IN BANKS, ENDING...............................................................   $    91,360    $ 1,057,774
                                                                                                   -----------    -----------
                                                                                                   -----------    -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the period for:
     Interest...................................................................................   $   731,541    $   609,217
                                                                                                   -----------    -----------
                                                                                                   -----------    -----------
     Income taxes...............................................................................   $    21,820    $    65,933
                                                                                                   -----------    -----------
                                                                                                   -----------    -----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
     Unrealized holding gains (losses) on available for sale investment securities,
       net of deferred income taxes.............................................................   $    (4,722)   $    11,500
                                                                                                   -----------    -----------
                                                                                                   -----------    -----------

                            See accompanying notes.

                            LANDIS SAVINGS BANK, SSB

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

                          SEPTEMBER 30, 1997 AND 1996

NOTE A -- BASIS OF PRESENTATION

     All adjustments considered necessary for a fair presentation of the results for the interim periods presented have been included (such adjustments are normal and recurring in nature). Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

NOTE B -- PLAN OF CONVERSION

     On September 29, 1997, the Board of Directors of the Bank approved a proposed plan to convert the Bank from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock commercial bank. The proposed Plan of Conversion contemplates the organization of a holding company which will acquire and own all the shares of the Bank issued in the Conversion. The Plan of Conversion is subject to the approval of various regulatory agencies.

     At the time of the Conversion, the Bank will establish a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final conversion offering circular. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after conversion. Only in the event of a complete liquidation will each eligible deposit account holder be entitled to receive a liquidation account in the amount of the then current adjusted subaccount balance for the deposit accounts then held before any liquidation distribution may be made with respect to common stock. Dividends paid by the Bank subsequent to the Conversion cannot be paid from this liquidation account.

     The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations.

     If the Conversion is ultimately successful, Conversion costs will be accounted for as a reduction of the stock sale proceeds. If the Conversion is unsuccessful, Conversion costs will be charged to the Bank's operations.

NOTE C -- SPECIAL SAIF ASSESSMENT

     On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to its statutory goal of 1.25% of insured deposits. The assessment required the Bank to pay an amount equal to 65.7 basis points of its SAIF-assessable deposit base as of March 31, 1995, which resulted in a charge to income during the nine months ended September 30, 1996 of $101,142.

NOTE D -- DIRECTORS' RETIREMENT PLAN

     On June 1, 1997, a directors' retirement plan was implemented. The plan provides that, as directors become qualified to earn benefits, such benefits will be earned over periods of service, ranging from five years to ten years, but that full benefits will be provided in the event of death or permanent disability. In early November 1997, one of the participating directors died unexpectedly, resulting in an acceleration of recognition of the costs of benefits to be provided to his beneficiary. The total cost of director retirement benefits provided during the nine months ended September 30, 1997 was approximately $81,000.

------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERINGS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                        ----
Prospectus Summary...................................     1
Selected Financial Information and Other Data of the
  Savings Bank.......................................     6
Risk Factors.........................................     7
Use of Proceeds......................................    12
Dividend Policy......................................    12
Market for the Common Stock..........................    13
Capitalization.......................................    14
Historical and Pro Forma Regulatory Capital
  Compliance.........................................    16
Pro Forma Data.......................................    18
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................    23
Business of the Company..............................    35
Business of the Savings Bank.........................    35
Regulation...........................................    46
Taxation.............................................    54
Management of the Company............................    55
Management of the Savings Bank.......................    56
The Conversion.......................................    61
Certain Restrictions on Acquisition..................    75
Certain Anti-takeover Provisions.....................    75
Description of Capital Stock.........................    79
Registration Requirements............................    80
Legal Opinion........................................    80
Tax Opinion..........................................    80
Experts..............................................    80
Additional Information...............................    80
Financial Statements.................................   F-1

                              UP TO 925,750 SHARES
                              BOC FINANCIAL CORP.
                                  COMMON STOCK
                                ----------------
                                   PROSPECTUS
                                ----------------
                               FEBRUARY 18, 1998
UNTIL MAY 19, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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